SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13D-A

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 8)*

                              E-Z Serve Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   269-329-108
                              ------------------------
                                 (CUSIP Number)

      Tami E. Nason, Esq.             COPY TO:        Christopher A. Klem, Esq.
      Harvard Private Capital, Inc.                   Ropes & Gray
      600 Atlantic Avenue                             One International Place
      Boston, MA  02210                               Boston, MA  02110
      (617) 523-4400                                  (617) 951-7410
--------------------------------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                       January 27, 1997 - January 31, 1997
               -------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ]

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                              Page 1 of 170 Pages

                                  SCHEDULE 13D

------------------------                          -----------------------------
CUSIP No. 269-329-108  |                          |  Page 2 of 170 Pages       |
-----------------------                           ------------------------------


-------------------------------------------------------------------------------|
| 1. |      NAME OF REPORTING PERSONS                                          |
|    |      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS                 |
|    |                                                                         |
|    |              Phemus Corporation                                         |
|----|-------------------------------------------------------------------------|
|    |                                                           (a)     [X]   |
| 2. |       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 |
|    |                                                           (b)     [ ]   |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 3. |       SEC USE ONLY                                                      |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 4. |       SOURCE OF FUNDS*                                                  |
|    |               WC                                                        |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 5. |       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED    [ ]   |
|    |       PURSUANT TO ITEM 2(d) or 2(e)                                     |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 6. |       CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|    |                                                                         |
|    |               Massachusetts                                             |
|----|-------------------------------------------------------------------------|
|                   |     |                                                    |
|                   |  7. |   SOLE VOTING POWER                                |
|     NUMBER OF     |     |                                                    |
|      SHARES       |     |    17,164,006 Shares of Common Stock (see Item 5)  |
|   BENEFICIALLY    |----------------------------------------------------------|
|     OWNED BY      |     |                                                    |
|       EACH        |  8. |   SHARED VOTING POWER                              |
|     REPORTING     |     |                                                    |
|      PERSON       |     |    ---                                             |
|       WITH        |----------------------------------------------------------|
|                   |     |   SOLE DISPOSITIVE POWER                           |
|                   |  9. |                                                    |
|                   |     |    17,164,006 Shares of Common Stock (see Item 5)  |
|                   |----------------------------------------------------------|
|                   |     |                                                    |
|                   | 10. |   SHARED DISPOSITIVE POWER                         |
|                   |     |                                                    |
|                   |     |    ---                                             |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 11.|       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
|    |                                                                         |
|    |               17,164,006 Shares of Common Stock (see Item 5)            |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 12.|       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES      [ ]   |
|    |       CERTAIN SHARES*                                                   |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 13.|       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                |
|    |                                                                         |
|    |              24.8%                                                      |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 14.|       TYPE OF REPORTING PERSON*                                         |
|    |                                                                         |
|    |               CO                                                        |
|----|-------------------------------------------------------------------------|

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 2 of 170 Pages

                                  SCHEDULE 13D

------------------------                          -----------------------------
CUSIP No. 269-329-108  |                          |  Page 3 of 170 Pages       |
-----------------------                           ------------------------------


-------------------------------------------------------------------------------|
| 1. |      NAME OF REPORTING PERSONS                                          |
|    |      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS                 |
|    |                                                                         |
|    |              Harvard Yenching Institute                                 |
|----|-------------------------------------------------------------------------|
|    |                                                           (a)     [X]   |
| 2. |       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 |
|    |                                                           (b)     [ ]   |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 3. |       SEC USE ONLY                                                      |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 4. |       SOURCE OF FUNDS*                                                  |
|    |               WC                                                        |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 5. |       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED    [ ]   |
|    |       PURSUANT TO ITEM 2(d) or 2(e)                                     |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 6. |       CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|    |                                                                         |
|    |               Massachusetts                                             |
|----|-------------------------------------------------------------------------|
|                   |     |                                                    |
|                   |  7. |   SOLE VOTING POWER                                |
|     NUMBER OF     |     |                                                    |
|      SHARES       |     |    62,000 Shares of Common Stock (see Item 5)      |
|   BENEFICIALLY    |----------------------------------------------------------|
|     OWNED BY      |     |                                                    |
|       EACH        |  8. |   SHARED VOTING POWER                              |
|     REPORTING     |     |                                                    |
|      PERSON       |     |    ---                                             |
|       WITH        |----------------------------------------------------------|
|                   |     |   SOLE DISPOSITIVE POWER                           |
|                   |  9. |                                                    |
|                   |     |    62,000 Shares of Common Stock (see Item 5)      |
|                   |----------------------------------------------------------|
|                   |     |                                                    |
|                   | 10. |   SHARED DISPOSITIVE POWER                         |
|                   |     |                                                    |
|                   |     |    ---                                             |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 11.|       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
|    |                                                                         |
|    |               62,000 Shares of Common Stock (see Item 5)                |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 12.|       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES      [ ]   |
|    |       CERTAIN SHARES*                                                   |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 13.|       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                |
|    |                                                                         |
|    |              0.1%                                                       |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 14.|       TYPE OF REPORTING PERSON*                                         |
|    |                                                                         |
|    |               EP                                                        |
|----|-------------------------------------------------------------------------|

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 3 of 170 Pages

                                  SCHEDULE 13D

------------------------                          -----------------------------
CUSIP No. 269-329-108  |                          |  Page 4 of 170 Pages       |
-----------------------                           ------------------------------


-------------------------------------------------------------------------------|
| 1. |      NAME OF REPORTING PERSONS                                          |
|    |      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS                 |
|    |                                                                         |
|    |              President and Fellows of Harvard College                   |
|----|-------------------------------------------------------------------------|
|    |                                                           (a)     [X]   |
| 2. |       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 |
|    |                                                           (b)     [ ]   |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 3. |       SEC USE ONLY                                                      |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 4. |       SOURCE OF FUNDS*                                                  |
|    |               WC                                                        |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 5. |       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED    [ ]   |
|    |       PURSUANT TO ITEM 2(d) or 2(e)                                     |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 6. |       CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|    |                                                                         |
|    |               Massachusetts                                             |
|----|-------------------------------------------------------------------------|
|                   |     |                                                    |
|                   |  7. |   SOLE VOTING POWER                                |
|     NUMBER OF     |     |                                                    |
|      SHARES       |     |    124,000 Shares of Common Stock (see Item 5)     |
|   BENEFICIALLY    |----------------------------------------------------------|
|     OWNED BY      |     |                                                    |
|       EACH        |  8. |   SHARED VOTING POWER                              |
|     REPORTING     |     |                                                    |
|      PERSON       |     |    ---                                             |
|       WITH        |----------------------------------------------------------|
|                   |     |   SOLE DISPOSITIVE POWER                           |
|                   |  9. |                                                    |
|                   |     |    124,000 Shares of Common Stock (see Item 5)     |
|                   |----------------------------------------------------------|
|                   |     |                                                    |
|                   | 10. |   SHARED DISPOSITIVE POWER                         |
|                   |     |                                                    |
|                   |     |    ---                                             |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 11.|       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
|    |                                                                         |
|    |               124,000 Shares of Common Stock (see Item 5)               |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 12.|       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES      [ ]   |
|    |       CERTAIN SHARES*                                                   |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 13.|       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                |
|    |                                                                         |
|    |              0.2%                                                       |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 14.|       TYPE OF REPORTING PERSON*                                         |
|    |                                                                         |
|    |               EP                                                        |
|----|-------------------------------------------------------------------------|

                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 4 of 170 Pages

                                  SCHEDULE 13D

                              E-Z Serve Corporation

                                 Amendment No. 8

     This Amendment No. 8 hereby amends the initial Schedule 13D filed on September 19, 1991, and all amendments thereto.

Item 2.  Identity and Background.

     Item 2 is amended by adding thereto the following:

     Aeneas Venture Corporation does not own any shares of the common stock, $0.01 par value (the "Common Stock") of E-Z Serve Corporation, a Delaware corporation (the "Issuer"), and the same withdraws its filing as a reporting person of this Schedule 13D.

Item 3.  Source and Amount of Funds or Other Consideration.

     Item 3 is amended by adding thereto the following:

     The source of funds used to purchase the securities of the Issuer to which this Statement relates held by each of Phemus Corporation, a Massachusetts corporation ("Phemus"), President and Fellows of Harvard College, a Massachusetts educational corporation ("Harvard"), and Harvard Yenching Institute, a Massachusetts corporation ("HYI"), have been general funds (and income received therefrom), of Phemus, Harvard and HYI, respectively.

     The Issuer and Phemus entered into a Securities Purchase Agreement, dated as of January 27, 1997 (a copy of which is attached hereto as Exhibit O) (the "Securities Purchase Agreement") and the Issuer, Phemus, and The John R. Schoemer Trust for the benefit of John R. Schoemer (the "Schoemer Trust") entered into a Stock Redemption Agreement, dated as of January 27, 1997 (a copy of which is attached hereto as Exhibit P) (the "Stock Redemption Agreement").

     Subject to certain conditions set forth in the Securities Purchase Agreement, Phemus agreed to purchase 140,000 shares of the Issuer's Series H Preferred Stock, $0.01 par value (the "Preferred H Stock") and warrants for the purchase of an aggregate of 960,000 shares of the Issuer's Common Stock at a per share exercise price of $0.01, for an aggregate purchase price of $13,440,000. In connection with the execution of the Securities Purchase Agreement, the Issuer, Phemus, Intercontinental Mining & Resources Incorporated, a British Virgin Islands corporation ("IMR"), Quadrant Capital Corp., a Delaware corporation, formerly named Intercontinental Mining & Resources Limited ("Quadrant Capital Corp."), DLJ Capital Corporation, a Delaware corporation ("DLJ Capital Corp."), and Tenacqco Bridge Partnership, a New York partnership ("Tenacqco Bridge Partnership") (Phemus, IMR, Quadrant Capital Corp., DLJ Capital Corp., and Tenacqco Bridge Partnership are referred to herein together as the "Holders") entered into Amendment No. 1 to Stockholders Agreement, dated as of January 27, 1997 (a copy of which is



                              Page 5 of 170 Pages
attached hereto as Exhibit Q) (the "Amended Stockholders Agreement"), whereby the Holders, among other things, agreed to certain provisions to ensure the ability of Phemus to exercise in full any warrants issued in connection with the Securities Purchase Agreement. In connection with the execution of the Securities Purchase Agreement, the Issuer, Phemus, IMR, and Quadrant Capital Corp. entered into the Third Amendment to the Registration Rights Agreement, dated as of January 27, 1997, whereby the Common Stock issued upon the exercise of warrants issued or issuable under the Securities Purchase Agreement would be subject to the registration rights of such Registration Rights Agreement.

     Subject to certain conditions set forth in the Stock Redemption Agreement, the Issuer used a portion of the proceeds of the sale of the securities pursuant to the Securities Purchase Agreement to redeem 74,702 shares of $6.00 Convertible Preferred Stock, Series C (the "Preferred C Stock"), held by Phemus for an aggregate purchase price of $8,253,650, and 954 shares of Preferred C Stock held by the Schoemer Trust for an aggregate purchase price of $105,405.

     Phemus and IMR entered into a Securities Sale Agreement, dated as of January 31, 1997 (a copy of which is attached hereto as Exhibit R) (the "Securities Sale Agreement"). Subject to certain conditions set forth in the Securities Sale Agreement, Phemus agreed to sell to IMR 33,600 shares of Preferred H Stock and warrants to purchase 230,400 shares of Common Stock for an aggregate purchase price of $2,144,724.

     The foregoing summaries of certain agreements and instruments relating to the transactions described herein are qualified in their entirety by reference to the complete texts thereof, set forth in applicable exhibits hereto.

Item 4.  Purpose of the Transaction.

     Item 4 is amended in its entirety to read as follows:

     Each of Phemus, Harvard and HYI has purchased the shares of Common Stock it beneficially owns as of the date of this statement for investment purposes. Each of Phemus, Harvard and HYI disclaims any intention to influence control of management.

     As part of its overall portfolio management as an institutional investor, each of Phemus, Harvard and HYI may from time to time otherwise acquire additional shares of the Issuer and may dispose of shares in the open market, in private transactions, pursuant to underwritings under registration rights granted by the Issuer and otherwise, depending upon various factors including the price level of the Common Stock, conditions in the securities markets, general economic and industry conditions, and the availability of other investment opportunities.

     Other than as described above in this Item 4, neither Phemus, Harvard nor HYI has any plans or proposals which relate to or would result in any of the actions set forth in parts (b) through (j) of Item 4.



                              Page 6 of 170 Pages

Item 5.  Interest in Securities of the Issuer.

     Item 5, paragraphs (a), (b) and (c) are amended in their entirety to read as follows:

     (a), (b).
     --------------

     Aeneas is the beneficial owner of no shares of Common Stock of the Issuer.

     HYI is the beneficial owner of 62,000 shares of Common Stock (approximately 0.1% of the shares of Common Stock based upon the most recently available filing by the Issuer with the Securities and Exchange Commission (the "SEC") and including shares of Common Stock which HYI has the right to acquire beneficial ownership of within 60 days).

     Harvard is the beneficial owner of 124,000 shares of Common Stock (approximately 0.2% of the shares of Common Stock based upon the most recently available filing by the Issuer with the SEC and including shares of Common Stock which Harvard has the right to acquire beneficial ownership of within 60 days).

     Phemus is the beneficial owner of 16,434,406 shares of Common Stock and, solely for the purpose of Rule 13d-3(d)(1)(i), may be deemed to be the beneficial owner of an additional 729,600 shares of Common Stock for a total beneficial ownership of 17,164,006 shares of Common Stock (approximately 24.8% of the shares of Common Stock based on the most recent filing of the Issuer with the SEC and including shares of Common Stock of the Issuer which Phemus has the right to acquire beneficial ownership of within 60 days). The foregoing amounts and percentages do not include the 124,000 shares of Common Stock of the Issuer beneficially owned by Harvard and 62,000 shares of Common Stock of the Issuer beneficially owned by HYI, nor do they give effect to the exercise of any options, warrants and conversion rights held by other holders of the Issuer's securities.

     Tenacqco Bridge Partnership and DLJ Capital Corp. which, for purposes of this Item 5 will be referred to jointly as "Tenacqco Bridge Partnership," unless otherwise indicated, in the aggregate own or have the right to acquire and, solely for the purpose of Rule 13d-3(d)(1)(i), may be deemed to beneficially own 29,715,364 shares of Common Stock, representing approximately 43.0% of the outstanding shares of Common Stock. The foregoing amounts and percentages do not give effect to the exercise of any options, warrants and conversion rights held by other holders of the Issuer's securities.

     IMR and Quadrant Capital Corp. which, for purposes of this Item 5 will be referred to jointly as "IMR," unless otherwise indicated, in the aggregate own or have the right to acquire and, solely for the purpose of Rule 13d-3(d)(1)(i), may be deemed to own beneficially 14,961,480 shares of Common Stock, representing approximately 21.6% of the outstanding Common Stock. The foregoing amounts and percentages do not give effect to the exercise of any options, warrants and conversion rights held by other holders of the Issuer's securities.



                              Page 7 of 170 Pages

     Pursuant to Rule 13d-5(b)(1), to the extent a "group" is deemed to exist by virtue of the Amended Stockholders Agreement, such group would be deemed to have beneficial ownership of all equity securities of the Issuer beneficially owned by the other parties to the Amended Stockholders Agreement. The aggregate number of shares of Common Stock beneficially owned by Phemus, Tenacqco Bridge Partnership and IMR as a "group" is 61,840,850, representing approximately 88.2% of the outstanding Common Stock.

     Each of Phemus, Harvard and HYI is the beneficial owner of all of the shares of Common Stock to which this statement relates held in its name, and each has sole power to vote and dispose of all of such shares.

     To the best of Phemus's, HYI's and Harvard's knowledge and belief, none of the executive officers or directors of Phemus or HYI, nor the President, Fellows or any other executive officers of Harvard beneficially owns any shares of the Common Stock of the Issuer.

     (c).
     ------------------

     Other than the transactions described in the immediately preceding paragraph, neither Phemus, Harvard nor HYI has engaged in any transactions in the Common Stock of the Issuer during the past 60 days. To the best of Phemus's, HYI's and Harvard's knowledge and belief, none of the directors or executive officers of Phemus or HYI, nor the President, Fellows or any other executive officers of Harvard has engaged in any transactions in the Common Stock of the Issuer during the past 60 days.


Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of Issuer.

     Item 6 is amended by adding thereto the following:

     Pursuant to the Amended Stockholders Agreement, the Holders have agreed, among other things, to certain provisions to ensure the ability of Phemus to exercise in full any warrants in connection with the Securities Purchase Agreement.

Item 7.  Materials to be Filed as Exhibits.

     Item 7 is amended in its entirety to read as follows:


     *Exhibit A: Information concerning Reporting Persons.

     Exhibit B: Information concerning Reporting Persons' officers, directors and others.



                              Page 8 of 170 Pages

     *Exhibit C: Registration Statement (Registration No. 33-37141) on Form S-1 under the Securities Act of 1933 dated March 22, 1991 (the "Registration Statement") filed by the Issuer and Tejas Power Corporation with the Securities and Exchange Commission (incorporated by reference to such filing).

     *Exhibit D: Standby Purchase Agreement dated September 18, 1990 and subsequently amended, among, inter alia, the Issuer and Phemus (incorporated by reference to Exhibit 10.2 to the Registration Statement).

     *Exhibit E: Credit Agreement dated May 25, 1990 and subsequently amended, among, inter alia, the Issuer and Phemus (incorporated by reference to Exhibit 10.1 to the Registration Statement).

     *Exhibit F: Stockholders Agreement dated July 31, 1992 among, inter alia, the Issuer and Phemus.

     *Exhibit G: Warrant Purchase Agreement dated July 15, 1992 among, inter alia, the Issuer and Phemus, and form of Warrant.

     *Exhibit H: Restructuring Agreement dated July 189, 1992 and subsequently amended, among, inter alia, the Issuer and Phemus, and form of Warrant.

     *Exhibit I: Option Agreement dated July 18, 1992 and subsequently amended, among Phemus, DLJ Capital Corp. Bridge Finance, L.P. and IMR.

     *Exhibit J: New Proxy dated July 31, 1992 executed by Phemus in favor of Tenacqco Bridge Partnership replacing Proxy dated July 18, 1992 executed by Phemus in favor of DLJ Capital Corp. Bridge Finance, L.P.

     *Exhibit K: Amendment to Stockholders Agreement dated April 20, 1993 among DLJ Capital Corp., Tenacqco Bridge Partnership, Phemus, IMR, Quadrant and the Issuer.

     *Exhibit L: Amended and Restated Stockholders Agreement dated as of June 1, 1994 among DLJ Capital Corp., Tenacqco Bridge Partnership, Phemus, IMR, Quadrant Capital Corp., the Issuer and certain key employees of the Issuer.

     *Exhibit M: Subscription Agreement dated June 13, 1995 by and among the Issuer, Phemus and IMR.

     *Exhibit N: Consent of Holders dated June 13, 1995 executed by Phemus, Quadrant Capital Corp., IMR, Tenacqco Bridge Partnership and DLJ Capital Corp.

----------
*Previously filed as exhibits to this Schedule 13D.



                              Page 9 of 170 Pages

     Exhibit O: Securities Purchase Agreement dated January 27, 1997 by and between the Issuer and Phemus.

     Exhibit P: Stock Redemption Agreement dated January 27, 1997 by and among the Issuer, Phemus and the Schoemer Trust.

     Exhibit Q: Amendment No. 1 to Stockholders Agreement dated January 27, 1997 by and among Phemus, IMR, Quadrant Capital Corp., DLJ Capital Corp., and Tenacqco Bridge Partnership.

     Exhibit R: Securities Sale Agreement dated as of January 31, 1997 by and between Phemus and IMR.



                              Page 10 of 170 Pages

Exhibit B is amended to read in its entirety as follows:

                                    EXHIBIT B

                        Directors and Executive Officers

      The names of the directors and executive officers and their business addresses and present principal occupation or employment are set forth below. If no business address is given, the director's or officer's business address is c/o Harvard Management Company, Inc., 600 Atlantic Avenue, Boston, Massachusetts 02210.


1.   Trustees of HYI

                                                         Present Principal
     Name                                                   Occupation
   -------                                               -----------------
Professor Henry Rosovsky, Chairman               Professor, Harvard University

Linda Chisolm                                    Associate of Episcopal Colleges

T. Jefferson Coolidge, Jr.                       Private Investor

Professor Daniel Ingalls                         Retired Professor, Harvard University

Ms. Phyllis D. Collins                           Trustee, Dillon Fund and the Clarence and
                                                   Anne Dillon Dunwalke Trust

Jeremy Knowles                                   Dean of Arts and Sciences,
                                                   Harvard University

Dr. David W. Vikner                              President, United Board for Christian
                                                   Higher Education in Asia

Dr. Nathan M. Pusey                              Retired President, Harvard University

Mr. Galen L. Stone                               Private Investor


2.   Executive Officers of HYI (in addition to those listed under (I.))

                                                  Office/Position
     Name                                            with HYI
  --------                                        ---------------
Tu Weiming                                        Director



                              Page 11 of 170 Pages


Edward J. Baker                               Assistant Director

3.   Directors of Phemus

                                                      Present Principal
     Name                                                Occupation
   --------                                           -----------------
Jack R. Meyer                                President, Harvard Management Company, Inc.

Verne O. Sedlacek                            Chief Financial Officer, Harvard Management
                                               Company, Inc.

Michael R. Eisenson                          President and Chief Executive Officer,
                                               Harvard Private Capital Group, Inc.


4.   Executive Officers of Phemus

                                            Office/Position
     Name                                    with Harvard
   -------                                  ---------------
Michael R. Eisenson                          President

Verne O. Sedlacek                            Treasurer

Tim R. Palmer                                Vice President

Michael Thonis                               Vice President

Tami E. Nason                                Clerk

Kevin J. Tunick                              Assistant Clerk


5.   President and Fellows of Harvard and Other Executive Officers of Harvard

                                            Office/Position
   Name                                      with Harvard
  --------                                  ---------------
Neil Rudenstine                              President

Michael Roberts                              Secretary

D. Ronald Daniel                             Treasurer

Albert Carnesale                             Fellow



                              Page 12 of 170 Pages

James R. Houghton                            Fellow

Robert G. Stone, Jr.                         Fellow

Judith Richards Hope                         Fellow

Richard A. Smith                             Fellow

Henry Rosovsky                               Fellow

Anne Taylor                                   Acting Vice President and General
                                                  Counsel

Sally Zeckhauser                              Vice President for Administration

Thomas M. Reardon                             Vice President of Alumni Affairs
                                                  and Development

Elizabeth C. Huidekoper                       Vice President for Finance

James H. Rowe                                 Vice President of Government,
                                                  Community and Public Affairs



                              Page 13 of 170 Pages

                                    Signature

   After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  February 25, 1997

PHEMUS CORPORATION


By: /s/ Tami E. Nason
   -----------------------------------
   Name:  Tami E. Nason
   Title: Authorized Signatory


PRESIDENT AND FELLOWS OF HARVARD COLLEGE


By: /s/ Verne O. Sedlacek
    ------------------------------
   Name:  Verne O. Sedlacek
   Title: Authorized Signatory


HARVARD YENCHING INSTITUTE


By: /s/ Verne O. Sedlacek
    ------------------------------
   Name:  Verne O. Sedlacek
   Title: Authorized Signatory


   Pursuant to Rule 101(a)(2)(ii) of Regulation S-T, attached hereto as Schedules I-VIII to this Amendment No. 8 to Schedule 13-D are copies of the initial 13-D and all amendments thereto.



                              Page 14 of 170 Pages

                                                                       EXHIBIT O
================================================================================

                          -----------------------------

                          SECURITIES PURCHASE AGREEMENT

                          -----------------------------



                                     between



                              E-Z SERVE CORPORATION


                                       and


                               PHEMUS CORPORATION





                                      Dated

                             As of January 27, 1997


================================================================================



                              Page 15 of 170 Pages

                                TABLE OF CONTENTS


                                                                        Page

1.   TRANSACTIONS AND DEFINITIONS........................................1

2.   THE SECURITIES......................................................1
     2.1.    Series H Preferred Stock....................................1
     2.2.    Warrants....................................................1
     2.4.    Investor Securities Defined.................................2

3.   SALE AND PURCHASE OF SECURITIES.....................................2
     3.1.    Agreement to Sell and Purchase..............................2
     3.2.    Closing.....................................................2
     3.3.    Use of Proceeds.............................................2
     3.4.    Specifically Prohibited Applications of Proceeds............3

4.   REPRESENTATIONS AND WARRANTIES......................................3
     4.1.    Organization, Standing, Subsidiaries, etc...................3
     4.2.    Capitalization..............................................3
     4.3.    Reservation of Common Stock.................................4
     4.4.    No Legal Obstacle to Agreement..............................4
     4.5.    Foreign Trade Regulations; Government Regulations...........4
     4.6.    Availability for Resale.....................................5
     4.7.    Disclosure..................................................5

5.   INVESTMENT REPRESENTATIONS..........................................5
     5.1.    Accredited Investor.........................................5
     5.2.    Experience..................................................5
     5.3.    Investment..................................................5
     5.4.    Authorization, etc..........................................6

6.   CONDITIONS TO PURCHASE..............................................6
     6.1.    Credit Agreement............................................6
     6.2.    Legal Opinions..............................................6
     6.3.    Representations and Warranties; Officers' Certificate.......6
     6.4.    Commitment Fees.............................................6
     6.5.    Payment of Transaction Costs................................6
     6.6.    Proper Proceedings..........................................6
     6.7.    Legality; Governmental Authorization........................7
     6.8.    Due Diligence...............................................7
     6.9.    Amendment to Registration Rights Agreement..................7
     6.10.            Amendment to Stockholders Agreement................7
     6.11.            General............................................7

7.   COVENANTS APPLICABLE WHILE ANY INVESTOR SECURITIES ARE OUTSTANDING..7




                              Page 16 of 170 Pages

     7.2.    Resale under Rule 144.......................................8
     7.3.    Use of Proceeds.............................................8

8.   COVENANTS APPLICABLE WHILE ANY SHARES OF SERIES H PREFERRED STOCK
     CONSTITUTING INVESTOR SECURITIES ARE OUTSTANDING....................8
     8.1.    Issuance of Additional Warrants.............................8
     8.2.    Distributions...............................................9
     8.3.    Resale Under Rule 144A......................................9

9.   COVENANTS APPLICABLE WHILE ANY WARRANTS OR ADDITIONAL WARRANTS
     CONSTITUTING INVESTOR SECURITIES ARE OUTSTANDING....................9
     9.1.    Reservation of Common Stock.................................9

10.  PAYMENT ON INVESTOR SECURITIES; TRANSFER; REPLACEMENT...............9
     10.1.   Payment.....................................................9
     10.2.   Transfer and Exchange of  Senior Preferred..................9
     10.3.   Transfer, Exchange, Exercise and Conversion of Warrants....10
     10.4.   Replacement of Lost Securities.............................10

11.  RESTRICTIONS ON TRANSFER...........................................10
     11.1.   Restrictive Legend.........................................10
     11.2.   Notice of Proposed Transfer; Opinions of Counsel...........11
     11.3.   Termination of Restrictions................................11

12.  DEFINITIONS........................................................11
     12.1.   Terms Defined Elsewhere....................................11
     12.2.   Action.....................................................12
     12.3.   Affiliate..................................................12
     12.4.   Business Day...............................................13
     12.5.   By-laws....................................................13
     12.6.   Charter....................................................13
     12.7.   Commission.................................................13
     12.8.   Consolidated...............................................13
     12.9.   Contractual Obligation.....................................13
     12.10.  Credit Agreement...........................................13
     12.11.  Distribution...............................................13
     12.12.  Exchange Act...............................................14
     12.13.  Equity Securities..........................................14
     12.14.  Foreign Trade Regulations..................................14
     12.15.  Governmental Authority.....................................14
     12.16.  Indebtedness...............................................14
     12.17.  Investment.................................................14
     12.18.  Legal Requirement..........................................15
     12.19.  Lien.......................................................15
     12.20.  Major Holder...............................................15
     12.21.  Material Adverse Change; Material Adverse Effect...........15
     12.22.  Members of the Immediate Family............................15



                              Page 17 of 170 Pages

     12.23.  Person.....................................................15
     12.24.  Public Sale................................................15
     12.25.  Related Agreements.........................................15
     12.26.  Required Holders...........................................16
     12.27.  Rule 144...................................................16
     12.29.  Securities Act.............................................16
     12.30.  Stockholder................................................16
     12.31.  Subject Entity.............................................16
     12.32.  Subsidiary.................................................16

13.  EXPENSES, INDEMNITY................................................16
     13.1.   Expenses...................................................16
     13.2.   Indemnity..................................................17

14.  NOTICES............................................................17

15.  SURVIVAL...........................................................18

16.  AMENDMENTS AND WAIVERS.............................................18

17.  WAIVER OF JURY TRIAL...............................................18

18.  SERVICE OF PROCESS.................................................19

19.  APPLICABLE REMEDIES................................................19

20.  MISCELLANEOUS......................................................19



                              Page 18 of 170 Pages

                             SCHEDULES AND EXHIBITS


Schedule I     Home Office Payments

Exhibit 2.1    Charter of Company
Exhibit 2.2    Warrant
Exhibit 6.9    Amendment No. 3 to Registration Rights Agreement
Exhibit 6.10   Amendment No. 1 to Amended and Restated Stockholders Agreement




                              Page 19 of 170 Pages

                              E-Z SERVE CORPORATION
                              2550 North Loop West
                              Houston, Texas 77092
                        Telephone Number: (713) 684-4300



                                                          As of January 27, 1997



PHEMUS CORPORATION
c/o Harvard Management Company
600 Atlantic Avenue
Boston, Massachusetts  02210

Ladies and Gentlemen:

     In connection with the purchase and sale of securities provided for herein, the undersigned E-Z Serve Corporation, a corporation duly incorporated and validly existing under the laws of the State of Delaware (the "Company"), hereby agrees with you as follows:

1. TRANSACTIONS AND DEFINITIONS. Subject to all of the terms and conditions of this Agreement and in reliance on the representations and warranties set forth or incorporated by reference herein, the Company proposes to issue and sell to you the Investor Securities described herein, and to apply the proceeds therefrom solely as specified in Section 3.3 hereof. Certain terms are used in this Agreement as specifically defined herein. These definitions are set forth or referred to in Section 12 hereof.

2. THE SECURITIES.

     2.1. Series H Preferred Stock. The Company has authorized the issuance and sale to you of 140,000 shares of its Series H Preferred Stock, $0.01 par value (the "Series H Preferred Stock") with the terms specified in the Company's Charter (the "Certificate") attached hereto as Exhibit 2.1. You consent to the issuance of Series H Preferred Stock in your capacity as a holder of the $6.00 Convertible Preferred Stock, Series C (the "Series C Preferred Stock") of the Company.

     2.2. Warrants. The Company has authorized the issuance and sale to you of warrants, each in substantially the form of Exhibit 2.2 hereto, for the purchase of an aggregate of 960,000 shares of the Company's common stock, par value $0.01 per share ("Common Stock"), at a per share exercise price of $0.01 (each such warrant, together with any warrant or warrants issued in exchange therefor, being referred to herein as a "Warrant" and collectively as the "Warrants"). In addition, the Company shall issue you additional warrants (the "Additional Warrants") pursuant to and in accordance with Section 8.1 hereof.

     2.3. Aggregate Purchase Price. The aggregate purchase price for the Series H Preferred Stock and the Warrants shall be 13,440,000.




                              Page 20 of 170 Pages

     2.4. Investor Securities Defined. The Series H Preferred Stock and the Warrants being issued to you hereunder, together with (i) any securities issued with respect thereto (whether as a stock dividend or otherwise), upon exercise, conversion or transfer thereof or in exchange therefor, including without limitation the Additional Warrants and the Common Stock issued or issuable upon exercise or conversion of the Warrants and the Additional Warrants (the "Warrant Shares") and (ii) any securities issued with respect to, upon exercise, conversion or transfer of or in exchange for the securities described in the immediately preceding clause (i) or this clause (ii), are collectively referred to herein as "Investor Securities"; provided, however, that any such securities sold in a Public Sale shall cease to be Investor Securities for all purposes hereof.

3. SALE AND PURCHASE OF SECURITIES.

     3.1. Agreement to Sell and Purchase. Based on your representations and warranties contained in Section 4 hereof, the Company hereby agrees to issue and sell to you, and, subject to all of the terms and conditions hereof and in reliance on the representations and warranties of the Company set forth or otherwise referred to herein, you hereby agree to purchase from the Company, at the Closing, the Series H Preferred Stock and the Warrants, at the purchase price specified in Section 2.3.

     3.2. Closing. The closing of the purchase and sale of the Investor Securities (the "Closing") shall take place at 10:00 a.m., Boston time, at the offices of Ropes & Gray, on or before January 27, 1997 or at such other place as the Company and you may agree upon (the date on which the Closing occurs being herein referred to as the "Closing Date"). At the Closing, the Company will, unless otherwise requested, deliver to you a single certificate for the Series H Preferred Stock evidencing the aggregate number of shares of Series H Preferred Stock being issued to you by the Company hereunder, and a single warrant evidencing the aggregate number of Warrants being issued to you by the Company hereunder, each registered in your name, against payment of the purchase price therefor by wire transfer of immediately available funds to a single account of the Company specified by notice from the Company to you not less than two Business Days prior to the Closing Date.

     3.3. Use of Proceeds. The Company covenants that it will apply the proceeds of the Investor Securities to be issued and sold by it to you at the Closing (a) to the payment of $3,550,000 principal due under a term loan from certain senior lenders, (b) to the redemption of all of its outstanding shares of Series C Preferred Stock for $100 per share, plus all accrued and unpaid dividends thereon, and (c) any remaining proceeds shall be used for general corporate purposes.

     3.4. Specifically Prohibited Applications of Proceeds. In no event shall the Company, directly or indirectly, apply any part of the proceeds from the issuance and sale hereunder of the Investor Securities to any transaction prohibited by the Foreign Trade Regulations.

4. REPRESENTATIONS AND WARRANTIES. In order to induce you to enter into this Agreement and to purchase the Investor Securities to be purchased by you hereunder, the Company hereby represents and warrants as follows with respect to the Company and its Subsidiaries:

     4.1. Organization, Standing, Subsidiaries, etc.





                              Page 21 of 170 Pages

          4.1.1. The Company. The Company is a duly incorporated and validly existing corporation under the laws of the State of Delaware, with all necessary power and authority, corporate and otherwise, to execute, deliver and perform this Agreement and each other Related Agreement to which it is or will be a party, to issue, sell and perform the Investor Securities, and to carry on the business now conducted or currently proposed to be conducted by it. The Company has taken all action, corporate and otherwise, necessary to authorize this Agreement, the other Related Agreements to which it is or will be a party and the issuance of the Investor Securities and to make each such document the legal, valid, binding and enforceable obligation it purports to be, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by general principles of equity. This Agreement, each other Related Agreement to which the Company is or will be a party and the Investor Securities have been (or, as applicable, will have been at or prior to the Closing, to the extent deliverable at Closing) duly executed and delivered by the Company.

          4.1.2. Charter. Attached hereto as Exhibit 2.1 is a correct and complete copy of the Charter of the Company (including the Certificate of Designation for the Series H Preferred Stock (the "Certificate")) as in effect at the execution hereof and as it will be in effect at the Closing.

          4.1.3. Qualification. The Company is duly qualified to do business as a foreign corporation and is in good standing as such in each jurisdiction in which it is required to be so qualified and is duly authorized, qualified and licensed under all laws, regulations, ordinances or orders of public authorities, or otherwise, to carry on its business in the places and in the manner presently conducted and proposed to be conducted, except for such failures to be so qualified or authorized, qualified and licensed that have not had and are not reasonably expected to have a Material Adverse Effect.

     4.2. Capitalization.

          4.2.1. Capital Stock of the Company. The authorized capital stock of the Company immediately after the Closing will consist of 100,000,000 shares of Common Stock, and 3,000,000 shares of preferred stock, with 200,000 shares designated as Series C Preferred Stock, and 750,000 shares designated as Series H Preferred Stock. Immediately after the Closing and the application of the proceeds therefrom, the Company will have outstanding 69,119,532 shares of Common Stock and 140,000 shares of Series H Preferred Stock, all of which have been validly issued and are fully paid and non-assessable. Immediately after the Closing and the application of the proceeds therefrom, no shares of Series C Preferred Stock will be outstanding. When issued and paid for as provided for in this Agreement, the Investor Securities will be subject to no Lien, except restrictions on transfer imposed by this Agreement and applicable securities laws and Liens, if any, created by you.

     4.3. Reservation of Common Stock. The shares of Common Stock issuable upon exercise or conversion of the Warrants have been duly authorized and reserved for issuance by all necessary corporate action on the part of the Company, and such shares, when issued upon such exercise or conversion (as applicable), will be duly and validly issued, fully paid and nonassessable.




                              Page 22 of 170 Pages

     4.4. No Legal Obstacle to Agreement. Neither the execution and delivery of this Agreement or any other Related Agreement, nor the consummation of any transaction referred to herein or therein or contemplated hereby or thereby, nor the fulfillment of the terms hereof or thereof or of any agreement or instrument referred to in this Agreement or any other Related Agreement, has constituted or resulted in or will constitute or result in (i) a breach of the provisions of any Contractual Obligation to which any the Company is party or by which it is bound or of its Charter or By-laws, or (ii) assuming the accuracy of your representations and warranties in Section 5 hereof, a violation of any Legal Requirement applicable to any Subject Entity, or (iii) the creation under any Contractual Obligation of any Lien (other than liens required by the Credit Agreement) upon any of the assets of the Company. No approval, authorization or other action by any Governmental Authority or any other Person is required to be obtained by the Company in connection with the execution, delivery and performance of this Agreement or any other Related Agreement or the Investor Securities or the transactions contemplated hereby or thereby, except for such approvals as will have been obtained and shall be in full force and effect as of the Closing Date, and copies of which shall have been furnished to you at or prior to the Closing.

     4.5. Foreign Trade Regulations; Government Regulations.

          4.5.1. Foreign Trade Regulations. Neither the execution and delivery of this Agreement or any other Related Agreement, nor the issuance and sale of the Investor Securities by the Company hereunder and the application of the proceeds thereof, has constituted or resulted in or will constitute or result in the violation of any Foreign Trade Regulation.

          4.5.2. Governmental Regulation. Neither the Company nor any corporation controlling the Company or under common control with the Company is subject to regulation under the Public Utility Holding Company Act of 1935, the Investment Company Act of 1940, the Interstate Commerce Act or the Federal Power Act, or is subject to any Legal Requirement (other than Legal Requirements applicable to borrowers or issuers of securities generally) which regulates the incurring of Indebtedness by the Company, or any of its Subsidiaries, for money borrowed or the issuing by any of them of any equity security. No approval or authorization of any governmental authority is required to permit the execution, delivery or performance by the Company of this Agreement or the consummation of any of the transactions contemplated hereby.

     4.6. Availability for Resale. The Series H Preferred Stock is eligible for resale pursuant to the provisions of Rule 144A.

     4.7. Disclosure. Neither this Agreement nor any agreement, certificate, statement or document furnished by or on behalf of the Company in connection herewith, contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained herein in light of the circumstances in which made not misleading. There is no fact known to the Company which has had, or in the future is reasonably likely to have (so far as the Company can now foresee), a Material Adverse Effect.

5. INVESTMENT REPRESENTATIONS. You hereby represent and warrant to the Company with respect to the purchase by you of the Investor Securities as follows; provided, however, that nothing contained in this Section 5 shall prevent you from transferring such Investor Securities in compliance



                              Page 23 of 170 Pages
with the provisions of Section 11 hereof; and provided, further, that the disposition of your property shall at all times be and remain in your control.

     5.1. Accredited Investor. You are an "accredited investor" as such term is defined in Rule 501(a) of Regulation D of the Securities Act.

     5.2. Experience. You have substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so you are capable of evaluating the merits and risks of your investment in the Company and have the capacity to protect your own interests in making your investment in the Company. You have had access to and an opportunity to inspect all relevant information relating to the Company, including financial statements of the Company, sufficient to enable you to evaluate the merits and risks of the purchase of the Investor Securities hereunder. You also have had the opportunity to ask questions of officers of the Company and have received satisfactory answers respecting, and have obtained such additional information as you have desired regarding, the business, financial condition and affairs of the Company.

     5.3. Investment. You are acquiring the Investor Securities for investment and not with the view to, or for resale in connection with, any distribution thereof. You understand that the Investor Securities to be purchased have not been, and will not be registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of your investment intent and the accuracy of your representations as expressed herein.

     5.4. Authorization, etc. You are a duly incorporated and validly existing corporation under the laws of The Commonwealth of Massachusetts, with all necessary power and authority, corporate and otherwise, to execute, deliver and perform this Agreement and each other Related Agreement to which you are or will be a party, and to carry on the business now conducted or currently proposed to be conducted by you. You have the necessary power and authority to enter into this Agreement and the Related Agreements, to perform your obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by you of this Agreement and the Related Agreements and the performance by you of your obligations hereunder and thereunder have been duly authorized by all requisite corporate action, and this Agreement and the Related Agreements constitute your legal, valid and binding obligations, enforceable in accordance with its and their terms, subject to (a) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors rights generally and (b) to general principles of equity. This Agreement and each other Related Agreement to which you are or will be a party have been (or, as applicable, will have been at or prior to the Closing) duly executed and delivered by you.

6. CONDITIONS TO PURCHASE. Your obligation to purchase any of the Investor Securities pursuant to this Agreement is subject to compliance by the Company with its agreements herein contained, and to the satisfaction, simultaneously with or prior to the Closing, of the following conditions, which may be waived by you in the exercise of your sole discretion:

     6.1. Credit Agreement. Certain of the lenders under the Credit Agreement shall have entered into a letter agreement with you.




                              Page 24 of 170 Pages

     6.2. Legal Opinions. You shall have received from Bracewell & Patterson, L.L.P., counsel to the Company, its opinions in form and substance reasonably satisfactory to you.

     6.3. Representations and Warranties. The representations and warranties contained in Section 4 hereof shall be true and correct on and as of the Closing with the same force and effect as though made on and as of the Closing; between September 30, 1996 and the Closing there shall have been no Material Adverse Effect as the result of any fire, flood, explosion, accident, drought, strike, lockout, riot, sabotage, confiscation, condemnation or purchase of any property by governmental authority, activities of armed forces or acts of God or the public enemy, legislative or regulatory order or change, judicial decision or any other event or development whether or not related to those enumerated above.

     6.4. General. All instruments and legal and corporate proceedings in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to you, and you shall have received copies of all documents, including without limitation records of corporate proceedings and opinions of counsel, which you may have reasonably requested in connection therewith, such documents where appropriate to be certified by proper corporate or governmental authorities.

     6.5. Payment of Transaction Costs. At the time of the Closing, the Company shall have paid all reasonable fees, expenses, and disbursements incurred by you at or prior to the time of the Closing in connection with the transactions contemplated by this Agreement and of the Related Agreements, including, without limitation, the reasonable fees, expenses, and disbursements of your counsel.

     6.6. Proper Proceedings. All proper corporate proceedings shall have been taken by the Company to authorize this Agreement and the transactions contemplated hereby.

     6.7. Legality; Governmental Authorization. Neither the purchase of the Investor Securities nor the consummation of any of the transactions contemplated hereunder shall be prohibited by any Legal Requirement, or shall subject you to any penalty, special tax, or other onerous condition. All necessary consents, approvals, licenses, permits, orders and authorizations of, and registrations, declarations and filings with, any governmental or administrative agency or any other Person with respect to any of the transactions contemplated by this Agreement or the other Related Agreements shall have been duly obtained or made and shall be in full force and effect.

     6.8. Due Diligence. You shall have completed your due diligence with respect to the Company to your complete satisfaction.

     6.9. Amendment to Registration Rights Agreement. Amendment No. 3 (the "Registration Rights Amendment") to the Registration Rights Agreement dated March 25, 1992 shall have been duly authorized, executed and delivered and shall be in full force and effect in substantially the form of Exhibit 6.9 hereto with no term or condition thereof having been amended, modified or waived without your prior written consent.

     6.10. Amendment to Stockholders Agreement. Amendment No. 1 (the "Stockholders Agreement Amendment") to the Amended and Restated Stockholders Agreement dated June 1, 1994 shall have been duly authorized, executed and delivered and shall be in full force and effect in



                              Page 25 of 170 Pages
substantially the form of Exhibit 6.10 hereto with no term or condition thereof having been amended, modified or waived without your prior written consent.

     The Company's obligation to sell the Investor Securities pursuant to this Agreement is subject to compliance by you with your agreements herein contained, and to the continued accuracy in all material respects on the Closing Date as though made on and as of the Closing Date, your representations contained in this Agreement.

7. COVENANTS APPLICABLE WHILE ANY INVESTOR SECURITIES ARE OUTSTANDING. The Company covenants that so long as any of the Investor Securities remains outstanding it will comply with the following provisions:

     7.1. Notice of Defaults. Promptly upon any senior officer of the Company obtaining knowledge of any covenant hereunder having been breached or of any Event of Noncompliance under the Certificate, the Company will furnish to each Major Holder a notice specifying the nature and period of existence thereof and what action the Company has taken, is taking or proposes to take with respect thereto.

     7.2. Resale under Rule 144. For so long as the Common Stock is registered under the Securities Act, the Company, for as long as necessary for you to comply with Rule 144 under the Securities Act in order to sell Common Stock to the public without registration thereunder, will make available to you the benefit of certain rules and regulations of the Commission which may permit you to sell Common Stock to the public without registration under the Securities Act by (1) making and keeping "current public information" "available" (as both such terms are defined in Rule 144 at all times, (2) timely filing with the Commission, in accordance with all rules and regulations applicable thereto, all reports and other documents (x) required of the Company for Rule 144, as it may be amended from time to time (or any rule, regulation or statute replacing Rule
144), to be available and (y) required to be filed under Section 15(d) of the Exchange Act, notwithstanding that the Company's duty to file such reports or documents may be suspended or otherwise terminated under the express terms of such provision, and (3) upon request by you, furnishing you a written statement by the Company that it has complied with the reporting requirements of the Exchange Act and Rule 144, together with a copy of the most recent annual or quarterly report of the Company and such reports and documents filed by the Company with the Commission as may reasonably be requested by you in order that you may avail yourself of any rule or regulation of the Commission allowing sales of Common Stock without registration under the Securities Act.

     7.3. Use of Proceeds. Contemporaneously with or immediately after the Closing, the Company shall use the proceeds of the sale of Investor Securities for the purposes described in Section 3.3(a) and (b), and shall file a Certificate of Elimination with respect to the Series C Preferred Stock.

8. COVENANTS APPLICABLE WHILE ANY SHARES OF SERIES H PREFERRED STOCK CONSTITUTING INVESTOR SECURITIES ARE OUTSTANDING.

     8.1. Issuance of Additional Warrants. On each anniversary of the Closing Date on which shares of Series H Preferred Stock are outstanding, the Company shall issue within ten Business Days of such anniversary date without consideration to each holder of each share of Series H Preferred Stock outstanding on such anniversary date (including without limitation shares of Series H Preferred Stock


                              Page 26 of 170 Pages
issued as dividends in kind) an Additional Warrant substantially in the form of
Exhibit 2.2 hereto to purchase the number of shares of Common Stock indicated in the table below:

       Anniversary                         Shares of Common Stock
       -----------                         ----------------------
           1st                                      16
           2nd                                      24
           3rd and thereafter                       32

The shares of Common Stock in the table above shall be adjusted in accordance with the rules contained in Section 2 of Exhibit 2.2 attached hereto.

     The Company shall mail (by registered mail) the Additional Warrants to each registered holder of Series H Preferred Stock at its address as listed in the register maintained by the Company with respect to the Series H Preferred Stock.

     8.2. Distributions. Neither the Company nor any of its Subsidiaries shall make any Distribution with respect to the Common Stock.

     8.3. Resale Under Rule 144A. The Company, at all times during which it is neither subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, nor exempt from reporting pursuant to Rule 12g3-2(b) under the Exchange Act, will provide in written form, upon the written request of any holder of Investor Securities, or a prospective purchaser of securities of the Company from such holder, all information required by Rule 144A(d)(4)(i) of the General Regulations promulgated by the Commission under the Securities Act ("144A Information"). With respect to the holder of Investor Securities, the obligations of the Company under this Section 8.3 shall at all times be contingent upon such holder's obtaining from a prospective purchaser an agreement to take all reasonable precautions to safeguard the 144A Information from disclosure to anyone other than employees, advisors or agents of the prospective purchaser who required access to the 144A Information for the sole purpose of evaluating its purchase of the Securities.

     8.4. Financial Reporting. The Company shall provide each Major Holder of Series H Preferred Stock with the same financial information as it provides to its lenders under Section 7.1.1 of the Credit Agreement.

9. COVENANTS APPLICABLE WHILE ANY WARRANTS OR ADDITIONAL WARRANTS CONSTITUTING INVESTOR SECURITIES ARE OUTSTANDING.

     9.1. Reservation of Common Stock. Upon each issuance of Additional Warrants, the Company will use its best efforts to cause its Charter to be amended if necessary to ensure that there is sufficient authorized Common Stock to permit the exercise or conversion (as applicable) of such Additional Warrants. The Company will not issue additional shares of Common Stock or options exercisable or convertible into Common Stock (other than Additional Warrants) if there is insufficient authorized Common Stock to permit the exercise or conversion ( as applicable) of such Additional Warrants.

10. PAYMENT ON INVESTOR SECURITIES; TRANSFER; REPLACEMENT.


                              Page 27 of 170 Pages

     10.1. Payment. All payments made in respect of the Investor Securities held by you shall be made in federal or other immediately available funds in lawful money of the United States for credit, not later than 2:00 p.m., Eastern Standard Time, to you at your account set forth on Schedule I hereto accompanied by sufficient information to identify the source and application thereof or by such other method or at such other address as a holder of Investor Securities shall have from time to time given timely notice of to the Company.

     10.2. Transfer and Exchange of Series H Preferred Stock. The Company shall keep at its principal office a register in which shall be entered the names and addresses of the registered holders of shares of Series H Preferred Stock issued by it and particulars of the respective shares of Series H Preferred Stock held by them and of all transfers of such shares. Upon surrender at such office of any certificate representing shares of Series H Preferred Stock for registration of exchange or (subject to compliance with the applicable provisions of Section
11), transfer, the Company shall issue, at its expense, one or more new certificates, in such denomination or denominations as may be requested, for shares of such Series H Preferred Stock and registered as such holder may request. Any certificate representing shares of Series H Preferred Stock surrendered for registration of transfer shall be duly endorsed, or accompanied by a written instrument of transfer duly executed by the holder of such certificate or his attorney duly authorized in writing.

     10.3. Transfer, Exchange, Exercise and Conversion of Warrants. The Company shall keep at its principal office a register in which shall be entered the names and addresses of the holders of the Warrants and particulars of the Warrants held by them and of all transfers, exchanges, conversions and redemptions of Warrants. Upon surrender at such office or such other place as shall be duly specified by the Company of any Warrant for redemption, conversion, exercise, exchange or (subject to compliance with the applicable provisions of this Agreement, including without limitation the conditions set forth in Section 11 hereof) transfer, the Company shall issue at its expense one or more new Warrants in such denomination or denominations as may be requested, and registered as such holder may request. Any Warrant surrendered for registration of transfer shall be duly endorsed, or accompanied by a written instrument of transfer duly executed by the holder of such certificate or his attorney duly authorized in writing. The Company will pay shipping and insurance charges, from and to each holder's principal office, upon any transfer, exchange, conversion or redemption provided for in this Section 10.3.

     10.4. Replacement of Lost Securities. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of a security and, in the case of any such loss, theft or destruction, upon delivery of an indemnity bond in such reasonable amount as the Company may determine (or, in the case of a security held by you or another institutional holder or by the nominee of you or such other institutional holder, of an unsecured indemnity agreement from you or such other holder reasonably satisfactory to the Company) or, in the case of any such mutilation, upon the surrender of the security for cancellation to the Company at its principal office, the Company at its expense will execute and deliver or will cause to be executed and delivered in lieu thereof a new security of like tenor. Any security in lieu of which any such new security has been so executed and delivered or caused to be executed and delivered by the Company shall not be deemed to be an outstanding security for any purpose.


                              Page 28 of 170 Pages

11. RESTRICTIONS ON TRANSFER. The Investor Securities shall be transferable only upon satisfaction of the applicable conditions specified in this Section 11

     11.1. Restrictive Legend. Except as otherwise permitted by Section 11.3 hereof, each Warrant shall bear a legend in substantially the form of the legend set forth at the beginning of Exhibit 2.2 hereto, and each certificate representing Warrant Shares or shares of Series H Preferred Stock shall bear a legend in substantially the following form:

     "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, or under the securities laws of any state, and may not be sold, or otherwise transferred, in the absence of such registration or an exemption therefrom under such Act and under any such applicable state laws. Furthermore, such shares may be sold or otherwise transferred only in compliance with the conditions specified in the Securities Purchase Agreement dated as of January 27, 1997 among the issuer hereof and the other parties thereto. Complete and correct copies of such Agreement (including the Exhibits thereto) are available for inspection at the principal office of the issuer hereof and will be furnished without charge to the holder of such shares upon written request."

     11.2. Notice of Proposed Transfer; Opinions of Counsel. Prior to any transfer of any Investor Securities other than pursuant to an effective registration statement under the Securities Act, the holder thereof will give not less than three Business Days' prior written notice to the Company of such holder's intention to effect such transfer, describing in reasonable detail the manner of the proposed transfer. No holder of Investor Securities shall transfer any Investor Securities other than pursuant to an effective registration statement under the Securities Act until (i) such holder delivers to the Company an opinion of Ropes & Gray or other counsel reasonably acceptable to the Company addressed to the Company to the effect that the proposed transfer may be effected without registration of such Investor Securities under the Securities Act or applicable state securities laws, and (ii) the transferee agrees in writing to be bound by all of the terms of this Agreement and the Investor Securities to be transferred, and thereupon such holder shall be entitled, within 30 days thereafter, to transfer such Investor Securities in accordance with the terms of this Agreement and the notice delivered by such holder to the Company.

     11.3. Termination of Restrictions. The restrictions imposed by this Section 11 upon the transferability of Investor Securities shall cease and terminate as to any particular Investor Securities and any securities issued in exchange therefor or upon transfer thereof (i) when, (in the case of Sections 11.1 and 11.2 hereof) in the written opinion (addressed to the Company) of Ropes & Gray or other counsel reasonably acceptable to the Company, such restrictions are no longer required in order to assure compliance with the Securities Act, or (ii) when such Investor Securities are being or have been sold pursuant to a Public Sale. Whenever any of such restrictions shall cease and terminate as to any Investor Securities, the holder thereof shall be entitled to receive, without expense, from the Company, new certificates not bearing that part of the legend specified in Section 11.1 hereof that is no longer applicable.

12. DEFINITIONS. For purposes of this Agreement:

     12.1. Terms Defined Elsewhere. The following terms defined elsewhere in this Agreement in the Sections set forth below shall have the respective meanings therein defined:


                              Page 29 of 170 Pages

               Term                                       Definition
               ----                                       ----------

   "Additional Warrants"                                 Section 2.2
   "Certificate"                                         Section 4.1.2
   "Closing"                                             Section 3.2
   "Closing Date"                                        Section 3.2
   "Common Stock"                                        Section 2.2
   "Company"                                             Preamble
   "Investor Securities"                                 Section 2.4
   "Registration Rights Amendment"                       Section 6.9
   "Series C Preferred Stock"                            Section 2.1
   "Series F Preferred Stock"                            Section 4.2
   "Series G Preferred Stock"                            Section 4.2
   "Series H Preferred Stock"                            Section 2.1
   "Stockholders Agreement Amendment"                    Section 6.10
   "Warrants"                                            Section 2.2
   "Warrant Shares"                                      Section 2.4
   "144A Information"                                    Section 8.3

Certain other terms are defined in the Exhibits hereto and are used therein with the meanings so defined.

     12.2. Action. The term "Action" shall mean any claim, action, cause of action or suit (in contract or tort or otherwise), arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

     12.3. Business Day. The term "Business Day" shall mean any day on which banking institutions in Boston, Massachusetts and New York, New York are customarily open for the purpose of transacting business.

     12.4. By-laws. The term "By-laws" shall include all written rules, regulations, procedures and by-laws and all other documents relating to the management, governance or internal regulation of a Person other than an individual, or interpretive of the Charter of such Person, each as from time to time amended or modified.

     12.5. Charter. The term "Charter" shall include the articles or certificate of incorporation (including any certificate of designation), statute, constitution, joint venture or partnership agreement or articles or other charter of any Person other than an individual, each as from time to time amended or modified.

     12.6. Commission. The term "Commission" shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act, the Exchange Act or both.

     12.7. Consolidated. The term "consolidated" shall mean, when used with reference to any term, that term as applied to the accounts of the Company (or other indicated Person) and each of its


                              Page 30 of 170 Pages

Subsidiaries, consolidated in accordance with generally accepted accounting principles after eliminating all inter-company items and with appropriate deductions for minority interests in Subsidiaries.

     12.8. Credit Agreement. The term "Credit Agreement" shall mean the Amended and Restated Credit and Guaranty Agreement dated as of October 2, 1995 among E-Z Serve Convenience Stores, Inc., E-Z Serve Corporation, and Societe Generale, as Agent for certain lenders.

     12.9. Distribution. The term "Distribution" shall mean (i) the declaration or payment of any dividend or other distribution on or in respect of any Equity Security of any Subject Entity, other than dividends payable on Common Stock solely in shares of Common Stock and (ii) the purchase, redemption or other retirement of any Equity Security of any Subject Entity, whether directly or indirectly through a Subsidiary or otherwise.

     12.10. Exchange Act. The term "Exchange Act" shall mean the Securities Exchange Act of 1934, or any successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time.

     12.11. Equity Securities. The term "Equity Securities" shall mean, with respect to any Person which is not a natural person, all shares of capital stock or other equity or beneficial interests issued by or created in or by such Person, all stock appreciation or similar rights or grants of, or other Contractual Obligation for, any right to share in the equity, income, revenues or cash flow of such Person, and all securities or other rights, warrants or other Contractual Obligations to acquire any of the foregoing, whether by conversion, exchange, exercise, preemptive right or otherwise.

     12.12. Foreign Trade Regulations. The term "Foreign Trade Regulations" means (a) any act that prohibits or restricts, or empowers the President or any executive agency of the United States of America to prohibit or restrict, exports to or financial transactions with any foreign country or foreign national, (b) the regulations with respect to certain prohibited foreign trade transactions set forth at 15 C.F.R. Parts 730 et seq., 22 C.F.R. Parts 120-130 and 31 C.F.R. Parts 500 et seq. and (c) any order, regulation, ruling, interpretation, direction, instruction or notice relating to any of the foregoing, all as from time to time in effect.

     12.13. Governmental Authority. The term "Governmental Authority" shall mean any U.S. federal, state or local or any foreign government, governmental authority, regulatory or administrative agency, governmental commission, court or tribunal (or any department, bureau or division thereof) or any arbitral body.

     12.14. Indebtedness. The term "Indebtedness" shall have the same meaning as under the Credit Agreement.

     12.15. Legal Requirement. The term "Legal Requirement" shall mean any federal, state, local or foreign law, statute, standard, ordinance, code, order, rule, regulation, resolution, promulgation, or any order, judgment or decree of any court, arbitrator, tribunal or governmental authority, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force and effect of law.



                              Page 31 of 170 Pages

     12.16. Lien. The term "Lien" shall mean (a) any mortgage, pledge, lien, charge, security interest or other similar encumbrance or restriction of any kind upon any property or assets of any character, or upon the income or profits therefrom or upon the transfer thereof; (b) any acquisition of or agreement to have an option to acquire any property or assets upon conditional sale or other title retention agreement, device or arrangement (including a capitalized lease); or (c) any sale, assignment, pledge or other transfer for security of any accounts, general intangibles or chattel paper, with or without recourse.

     12.17. Major Holder. The term "Major Holder" with respect to any class of Investor Securities shall mean (i) you, so long as you hold that class of Investor Securities, or (ii) any holder of 25% or more of the securities constituting Investor Securities of that class of Investor Securities then outstanding

     12.18. Material Adverse Change; Material Adverse Effect. The terms "Material Adverse Change" and "Material Adverse Effect" shall mean, respectively, any adverse change in or effect on the business, operations, assets, prospects or condition, financial or otherwise, of any Subject Entity which, when considered either singly or together with all other adverse changes and effects with respect to which either such phrase is used in this Agreement, is material to the Subject Entities considered as one enterprise.

     12.19. Person. The term "Person" shall mean an individual, partnership, limited liability company, corporation, association, trust, joint venture or unincorporated organization, and any government, governmental department or agency or political subdivision thereof.

     12.20. Public Sale. The term "Public Sale" shall mean a distribution pursuant to a registration statement under the Securities Act.

     12.21. Related Agreements. The term "Related Agreements" shall mean the Registration Rights Amendment and the Stockholders Agreement Amendment.

     12.22. Required Holders. The term "Required Holders" shall mean, with respect to any class or type of Investor Securities, the holder or holders at the relevant time (excluding the Subject Entities) of more than 50% of the number of outstanding shares, as the case may be, of the specified class or type of Investor Securities.

     12.23. Rule 144. The term "Rule 144" shall mean Rule 144 of the Commission's rules and regulations promulgated under the Securities Act, and any successor rule or regulation thereto, and in the case of any referenced section of such Rule, any successor section thereto, collectively and as from time to time amended and in effect.

     12.24. Rule 144A. The term "Rule 144A" shall mean Rule 144A of the Commission's rules and regulations promulgated under the Securities Act, and any successor rule or regulation thereto, and in the case of any referenced section of such Rule, any successor section thereto, collectively and as from time to time amended and in effect.



                              Page 32 of 170 Pages

     12.25. Securities Act. The term "Securities Act" shall mean the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect from time to time.

     12.26. Stockholder. The term "Stockholder" shall mean each Person who holds any Equity Security of the Company.

     12.27. Subject Entity. The term "Subject Entity" shall mean the Company and each of its Subsidiaries.

     12.28. Subsidiary. The term "Subsidiary" shall mean any Person of which the Company or any other specified Person now or hereafter shall at the time own directly or indirectly through a Subsidiary at least a majority of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally.

13. EXPENSES, INDEMNITY.

     13.1. Expenses. Whether or not the transactions contemplated by this Agreement shall be consummated, the Company hereby agrees to pay on demand all reasonable out-of-pocket expenses incurred by you in connection with such transactions and operations hereunder (other than expenses incurred in the normal course of investment monitoring) and in connection with any amendments or waivers (whether or not the same become effective) hereof and of the other Related Agreements and all expenses incurred by any of you or any holder of any Investor Securities issued hereunder in connection with the enforcement in good faith of any rights hereunder, under any other Related Agreement or under the Charter of the Company, including without limitation: (a) the reasonable cost and expenses of preparing and duplicating this Agreement; (b) the reasonable cost of delivering to your principal office, insured to your reasonable satisfaction, the Investor Securities sold to you hereunder and any Investor Securities delivered to you in exchange therefor or upon any conversion or substitution thereof, in any such case insured to your satisfaction; (c) the reasonable fees, expenses and disbursements of Ropes & Gray in connection with the transactions contemplated by this Agreement; (d) all taxes (other than taxes determined with respect to income and transfer taxes that may be payable upon a transfer), including any recording fees and filing fees and documentary stamp and similar taxes at any time payable in respect of this Agreement, any other Related Agreement, or the issuance of any of the Investor Securities; provided, however, that you and each holder of Investor Securities shall bear the fees and disbursements of counsel for such of you or such holder in connection with all opinions rendered by such counsel pursuant to Section 11 hereof.

     13.2. Indemnity.

          13.2.1. The Company hereby further agrees to indemnify, exonerate and hold you and each of your stockholders, officers, directors, employees and agents free and harmless from and against any and all Actions, losses, liabilities and damages, and any investigation or proceeding instituted by any Governmental Authority or any other Person, and reasonable expenses in connection therewith, including without limitation reasonable attorneys' fees and disbursements, incurred in any capacity by the indemnitee or any of them as a result of, or arising out of, or relating to any transaction financed or to be financed in whole or in part directly or indirectly with proceeds from the sale by the Company of any of the Investor Securities, except for any


                              Page 33 of 170 Pages
     of such indemnified liabilities arising on account of any indemnitee's gross negligence, willful misconduct or bad faith.

          13.2.2. Each of the Company and you hereby agree to indemnify each other against and hold each other harmless from any claim, demand or liability for any broker's, finder's or placement fees or lender's incentive fees alleged to have been incurred by the Company or you, as the case may be, in connection with the transactions contemplated by this Agreement, including without limitation reasonable legal fees arising in connection with any such claim, demand or liability; provided, however, that the Company shall bear the fees and expenses referred to in Section 13.1.

     13.3. The obligations of the Company to you under this Section 13 shall survive the redemption, repurchase or transfer of any or all of the Investor Securities.

14. NOTICES. Any notice or other communication in connection with this Agreement or the Investor Securities shall be deemed to be delivered if in writing (or in the form of a telex or telecopy to be given only during the recipient's normal business hours unless arrangements have otherwise been made to receive such notice by telex or telecopy outside of normal business hours) addressed as provided below and if either (a) actually delivered at said address or (b) in the case of a letter, seven business days shall have elapsed after the same shall have been deposited in the United States mails, postage prepaid and registered or certified:

     If to the Company, to it at the address set forth on page 1, with a courtesy copy (not necessary to constitute notice hereunder) to Bracewell & Patterson, L.L.P., South Tower, Pennzoil Place, 711 Louisiana Street, Suite 2900, Houston, Texas 77002 (Attention: John L. Keffer), or at such other address as such Person shall have specified by notice actually received by you.

     If to you, to your address set forth on page 1 hereof, or at such other address as you shall have specified by notice actually received by the Company, with a copy (not necessary to constitute notice hereunder) to Ropes & Gray, One International Place, Boston, Massachusetts 02110-2624, Attention: Larry J. Rowe, Esq.

         If to any other holder of record of any Investor Security, to it at its address set forth in the relevant registers of the Company.

15. SURVIVAL. All covenants, agreements, representations and warranties made herein or in any other document referred to herein or delivered to you pursuant hereto or in connection herewith shall be deemed to have been material and relied on by you, notwithstanding any investigation made by you or on your behalf, and shall survive the execution and delivery to you of this Agreement and of the Investor Securities.

16. AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and Required Holders. Any amendment or waiver effected in accordance with this Section 16 shall be binding upon each holder of any Investor Securities and the Company.


                              Page 34 of 170 Pages

17. WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, THE COMPANY AND YOU HEREBY WAIVE, AND COVENANT THAT EACH OF THEM WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION, OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR ANY OTHER RELATED AGREEMENT OR THE SUBJECT MATTER HEREOF OR THEREOF OR ANY OBLIGATION HEREUNDER OR THEREUNDER OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE HOLDERS OF INVESTOR SECURITIES OR THE COMPANY OR ANY OF THEM IN CONNECTION WITH ANY OF THE ABOVE, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER THAT THE PROVISIONS OF THIS
SECTION 17 CONSTITUTE A MATERIAL INDUCEMENT UPON WHICH IT HAS RELIED, IS RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT, AND SUCH OF THE RELATED AGREEMENTS TO WHICH IT IS A PARTY. You or the Company may file an original counterpart or a copy of this Section 17 with any court as written evidence of the consent of the other party to the waiver of its right to trial by jury.

18. SERVICE OF PROCESS. The Company, by its execution hereof, (a) hereby irrevocably submits to the non-exclusive jurisdiction of the state courts of the Commonwealth of Massachusetts and to the non-exclusive jurisdiction of the United States District Court for the District of Massachusetts for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement or any other Related Agreement or the subject matter hereof or thereof brought by you or any of your successors or assigns, and (b) hereby waives to the extent not prohibited by law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is improper or that this Agreement or the subject matter hereof or thereof, may not be enforced in or by such court. The Company hereby consents to service of process in any such proceeding in any manner permitted by Massachusetts law and agrees that service of process by registered or certified mail, return receipt requested, at its address referred to in or specified pursuant to Section 14 hereof, is reasonably calculated to give actual notice.

19. APPLICABLE REMEDIES. The Company hereby agrees that the holders of the Investor Securities have no adequate remedy at law, for monetary compensation or otherwise, for the damages that would be suffered if the Company were to fail to comply with its obligations hereunder, and that the Company therefore agrees that the holders of the Investor Securities shall be entitled to obtain specific performance of the obligations of the Company herein and therein contained.

20. MISCELLANEOUS. This Agreement, the other Related Agreements, and the Charter of the Company set forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby and supersede any prior written or oral understandings with respect thereto. The invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereof. The headings in this Agreement are for convenience of reference only and shall not alter or otherwise affect the meaning hereof. This Agreement is intended to take effect as a sealed instrument and may be executed in any number of



                              Page 35 of 170 Pages
counterparts which together shall constitute one instrument and shall be governed by and construed in accordance with the domestic substantive laws of The Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

     Whether or not any express assignment has been made in this Agreement, provisions of this Agreement that are for your benefit as the holder of any Investor Securities are also for the benefit of, and enforceable by, all subsequent holders of Investor Securities, except as otherwise expressly provided herein.



                              Page 36 of 170 Pages

     If the foregoing corresponds with your understanding of our agreement, kindly sign this letter and the accompanying copies thereof in the appropriate space below and return one counterpart of the same to the Company whereupon this letter shall become and be a binding agreement between you and the Company.

                                Very truly yours,

SEAL                            E-Z SERVE CORPORATION


Attest:                         By:      /s/ Neil H. McLaurin
Title:                               ------------------------------
                                Title:  Chairman, President & Chief
                                Executive Officer

Accepted and Agreed to:

PHEMUS CORPORATION


By:  /s/ Michael R. Eisenson
     ----------------------------
     Title:  Authorized Signatory


By:  /s/ Michael Thonis
     ----------------------------
     Title:  Authorized Signatory



                              Page 37 of 170 Pages

                                                                      Schedule I


                              Home Office Payments


Federal Reserve Wire Transfer Instructions
------------------------------------------

Bank:                               State Street Bank & Trust Company
                                    Boston, MA 02110
ABA Routing No.:                    011-000-028
Attn:                               Harvard College/Private Capital Group
Credit DDA:                         3082-068-2
Prior Advisement to:                Tami E. Nason at 617-720-4833


                              Page 38 of 170 Pages

                                                                       EXHIBIT P


                           STOCK REDEMPTION AGREEMENT


         This Agreement is made this 27th day of January, 1997 by and between E-Z SERVE CORPORATION, a Delaware corporation (the "Company,"), Phemus Corporation, a Massachusetts corporation ("Phemus"), and The John R. Schoemer Trust for the benefit of John R. Schoemer ("Schoemer"). Phemus and Schoemer are referred to herein collectively as the "Stockholders" and singularly as a "Stockholder."

                              W I T N E S S E T H:

         WHEREAS, the Company has authorized 200,000 shares of $6.00 Convertible Preferred Stock, Series C, of which 75,656 shares are issued and outstanding ("Preferred C Stock");

         WHEREAS, the Stockholders are the owners of all such issued and outstanding Preferred C Stock as follows:

                           NAME                NUMBER OF SHARES
                           ----                ----------------
                  Phemus                           74,702
                  John R. Schoemer                    954


     WHEREAS, the Company desires to redeem all of the outstanding shares of Preferred C Stock in accordance with the terms of the Company's Certificate of Designation, Preferences and Rights of Preferred C Stock, as amended ("Preferred C Designation");

     NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and value consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

     21. Redemption of Shares.

                  (a) Phemus hereby assigns, transfers and conveys unto the Company all of its respective right, title and interest in 74,702 shares of the Preferred C Stock it owns represented by Certificates 005 and 008 (hereinafter referred to as the "Phemus Shares"). Phemus represents and warrants that (i) it is the legal and equitable owner of the Phemus Shares transferred by this Agreement, (ii) it has the right, power and authority to transfer the Phemus Shares to the Company, and (iii) the Phemus Shares are free and clear of all liens, charges, security interests, pledges, mortgages or other encumbrances.



                              Page 39 of 170 Pages

                  (b) As consideration for the assignment, transfer and conveyance of the Phemus Shares to the Company, the Company shall pay to Phemus in cash as of the date hereof an aggregate amount equal to $8,253,650.02 consisting of a payment of $7,470,200 for the Phemus Shares and $783,450.02 for all accrued and unpaid dividends on the Phemus Shares.

                  (c) Schoemer hereby assigns, transfers and conveys unto the Company all of his respective right, title and interest in 954 shares of the Preferred C Stock he owns represented by Certificates 009 and 010 (hereinafter referred to as the "Schoemer Shares"). Schoemer represents and warrants that (i) he is the legal and equitable owner of the Schoemer Shares transferred by this Agreement, (ii) he has the right, power and authority to transfer the Schoemer Shares to the Company, and (iii) the Schoemer Shares are free and clear of all liens, charges, security interests, pledges, mortgages or other encumbrances.

                  (d) As consideration for the assignment, transfer and conveyance of the Schoemer Shares to the Company, Company shall pay to Schoemer in cash as of the date hereof an aggregate amount equal to $105,405.23 consisting of a payment of $95,400 for the Schoemer Shares and $10,005.23 for all accrued and unpaid dividends on the Schoemer Shares.

                  (e) The Stockholders hereby waive the required notice period for redemption set forth in the Preferred C Designation.

                  (f) The Stockholders have delivered to the Company the certificates representing the Phemus Shares and the Schoemer Shares, as applicable, endorsed for transfer or together with stock powers executed in blank.

         22.      Miscellaneous.

                  (a) This Agreement shall be binding and inure to the benefit of the successor and assigns of each party to this Agreement.

                  (b) This Agreement sets forth the entire agreement and understanding between the parties hereto, and supersedes all prior terms and agreements by and among the parties.

                  (c) This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

                  (d) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

           [The rest of this page has been intentionally left blank.]


                              Page 40 of 170 Pages

     IN WITNESS WHEREOF, the Company and the Stockholders have executed this Agreement on this 27th day of January, 1997.

                              E-Z SERVE CORPORATION


                              By:  /s/ Neil H. McLaurin
                                   ------------------------
                                       Neil H. McLaurin
                                       President



                               PHEMUS CORPORATION


                               By:   /s/ Michael R. Eisenson
                                   ------------------------
                               Name:     Michael R. Eisenson



                               By:  /s/ Michael Thonis
                                   ------------------------
                               Name:    Michael Thonis




                               THE JOHN R. SCHOEMER TRUST
                               FOR THE BENEFIT OF JOHN R. SCHOEMER


                               By:   /s/ John R. Schoemer
                                   ------------------------
                                        John R. Schoemer
                                        Trustee




                              Page 41 of 170 Pages

                                                                       EXHIBIT Q


                    AMENDMENT NO. 1 TO STOCKHOLDERS AGREEMENT


     This Amendment No. 1 to Stockholders Rights Agreement ("Amendment") is made as of January 27, 1997, by and among E-Z Serve Corporation, a Delaware Corporation (the "Company"), Phemus Corporation, a Massachusetts corporation ("Phemus"), Intercontinental Mining & Resources Incorporated, a British Virgin Islands corporation ("IMR"), Quadrant Capital Corp., a Delaware corporation, formerly named Intercontinental Mining & Resources Limited ("QCC"), DLJ Capital Corporation, a Delaware corporation ("DLJ"), and Tenacqco Bridge Partnership, a New York partnership ("Tenacqco"). Phemus, IMR, QCC, DLJ and Tenacqco are referred to herein together as the "Holders."

     WHEREAS, the Company, the Holders and certain employees of the Company entered into that certain Amended and Restated Stockholders Agreement dated as of June 1, 1994 (the "Agreement"); and

     WHEREAS, as of the date hereof, the Company has issued warrants to purchase common stock of the Company to Phemus in conjunction with the issuance by the Company of shares of its Series H Preferred Stock, par value $0.01 per share ("Series H Preferred Stock"); and

     WHEREAS, simultaneously with the issuance of the Series H Preferred Stock, the Company shall use a portion of the proceeds from such issuance to redeem all of the outstanding shares of the Company's $6.00 Convertible Preferred Stock, Series C ("Series C Preferred Stock"); and

     WHEREAS, the parties desire to amend the Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

     1. As required by Section 3.2 of the Agreement, the parties hereto consent to the issuance of the Series H Preferred Stock to Phemus and the redemption of all of the outstanding shares of the Series C Preferred Stock.



                              Page 42 of 170 Pages

     2. Section 3.1(a) of the Agreement is hereby amended in its entirety to be as follows:

          (a) The Board of Directors shall be composed of seven members, except to the extent required to be increased pursuant to the terms of the Certificate of Designation of the Series H Preferred Stock.

     3.   A new Section 3.1(d) is hereby added to the Agreement as follows:

          (d) Each Holder agrees that it will vote all of its shares of Common Stock and Options, at any regular or special meeting of the stockholders of the Issuer called for the purpose of filling positions of the Directors or to increase the number of authorized shares of Common Stock, or in any written consent executed in lieu of such a meeting of stockholders, and shall take all actions necessary, to ensure the election of a director nominated by the holders of the Series H Preferred Stock pursuant to the terms of the Certificate of Designation of Series H Preferred Stock or to increase the number of authorized shares of Common Stock, if necessary, to ensure the ability of Phemus to exercise in full any warrants issued or issuable pursuant to the Securities Purchase Agreement dated January 27, 1997, between Phemus and the Company, as applicable. If the holders of Series H Preferred Stock are entitled to a special directorship pursuant to
     Section 7B(iv) of the Certificate of Designation for the Series H Preferred Stock, Section 3.2(a) of this Agreement shall no longer be applicable during the period in which the holders of Series H Preferred Stock are so entitled. During such period, if the Issuer proposed to take any action, but such action is not approved by the requisite percentage (under applicable law) of the Issuer's outstanding shares of Common Stock, if such approval is required by applicable law, then: (i) Phemus shall have the right to invoke as a Triggering Holder the Buy-Sell described in Section 3.2(b) and (c) of this Agreement in accordance with such provisions, and
     (ii) the other Holders shall respond in accordance with Section 3.2(c) of this Agreement to the Trigger Price set by Phemus.

     4. Section 4.2(a) of the Agreement is hereby amended in its entirety to be as follows:

          (a) Any term of this Agreement may be amended or waived only with the written consent of each of the Holders; provided, however, that the Company, without the consent of the Holders, may amend Schedule 1 to this Agreement to reflect changes to the number of fully-diluted shares of Common Stock held by the Holders. The Company shall promptly distribute to the Holders any amended Schedule 1.

     5. Schedule 1 to the Agreement is amended in its entirety to be as set forth in Schedule 1 attached hereto.

Except as expressly amended herein, the Agreement shall remain in full force and effect.



                              Page 43 of 170 Pages

           [The rest of this page has been intentionally left blank.]





                              Page 44 of 170 Pages

     IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the date first above written.

                       E-Z SERVE CORPORATION


                       By:      /s/ John T. Miller
                          ----------------------------
                       Name: John T. Miller
                       Title: Senior Vice President


                       PHEMUS CORPORATION


                       By:   /s/ Michael R. Eisenson
                          ----------------------------
                       Name:   Michael R. Eisenson

                       By:   /s/ Michael Thonis
                          ----------------------------
                       Name:   Michael Thonis

                       QUADRANT CAPITAL CORP.


                       By:
                          ----------------------------
                       Name:
                       Title:


                       INTERCONTINENTAL MINING & RESOURCES INCORPORATED

                       By:  /s/ Thomas A. Huser
                          ----------------------------
                       Name:   Thomas A. Huser
                       Title:



                              Page 45 of 170 Pages

                             DLJ CAPITAL CORPORATION


                             By:  /s/ Paul Thompson III
                                 ----------------------------
                                 Name:  Paul Thompson III
                                 Title:    Vice President



                             TENACQCO BRIDGE PARTNERSHIP

                             By DLJ Capital Corporation, its General Partner


                             By:   /s/ Paul Thompson III
                                 ----------------------------
                                 Name:   Paul Thompson III
                                 Title:     Vice President







                              Page 46 of 170 Pages

                                   SCHEDULE 1



                                           Number of Shares of Common Stock
         Holder                                on a Fully Diluted Basis
         ------                           --------------------------------
DLJ Capital / Tenacqco                                 29,715,364
Phemus                                                 17,660,457
IMR / Quadrant                                         14,802,325











                              Page 47 of 170 Pages

                                                                       EXHIBIT R


                            SECURITIES SALE AGREEMENT


     This SECURITIES SALE AGREEMENT (the "Agreement") is made as of the 31st day of January, 1997 between Phemus Corporation, a Massachusetts corporation (the "Seller") and Intercontinental Mining & Resources Incorporated, a British Virgin Islands corporation (the "Purchaser").

     The Seller owns 140,000 shares of Series H Preferred Stock, $0.01 par value (the "Series H Preferred Stock") and warrants to purchase 960,000 shares of the common stock, $0.01 par value (the "Common Stock") of E-Z Serve Corporation (the "Company"). The Series H Preferred Stock and the warrants are not registered under the Securities Act of 1933 or under the securities laws of any state. The Seller desires to sell, and the Purchaser desires to buy 33,600 shares of the Series H Preferred Stock and warrants to purchase 230,400 shares of Common Stock on the terms and conditions set forth in this Agreement.

     1. Sale of Shares. Subject to and in reliance on the representations, warranties, terms and conditions of this Agreement, the Seller agrees to sell, transfer and assign to the Purchaser and, subject to and in reliance upon the representations, warranties, terms and conditions of this Agreement, the Purchaser agrees to purchase from the Seller 33,600 shares of Series H Preferred Stock and warrants to purchase 230,400 shares of Common Stock (the "Purchase Securities") for an aggregate price of $2,144,724 (the "Purchase Price"). Nothing in this Agreement shall affect Seller's ownership and other rights in securities of the Company other than the Purchase Securities.

     2. Closing. The Closing of the purchase and sale of the Purchase Securities under this Agreement (the "Closing") shall be held at the offices of Ropes & Gray, One International Place, Boston, Massachusetts on January 31, 1997 or any other earlier time, date and place as to which the Seller and the Purchaser may agree. At the Closing, the Seller will cause to be delivered to the Purchaser
(a) a certificate or certificates in good form for transfer, representing the 33,600 shares of Series H Preferred Stock to be purchased by the Purchaser from the Seller together with a stock power executed in blank, and (b) a warrant to purchase 230,400 shares of Common Stock together with an Assignment of Warrant, (substantially in the form of Exhibit 1 hereto) against payment therefor by wire transfer by the Purchaser to the Seller in the amount of $2,144,724.

     3. Representations of the Seller. The Seller represents and warrants to the Purchaser and agrees as follows:



                              Page 48 of 170 Pages

     (a) Ownership of Stock. The Seller is the sole record and beneficial owner of at least the number of Purchase Securities proposed to be sold hereunder, the Seller has valid and unencumbered title to the Purchase Securities, free and clear of any liens and encumbrances, and free and clear of any rights and restrictions of any nature other than those imposed by applicable federal and state laws and by the Amended and Restated Stockholders Agreement dated June 1, 1994, as last amended on January 27, 1997, among E-Z Serve Corporation, Phemus Corporation, Intercontinental Mining & Resources Incorporated, Quadrant Capital Corp., DLJ Capital Corporation, and Tenacqco Bridge Partnership (the "Stockholders Agreement"). The performance by the Seller of his obligations hereunder will be effective to transfer valid and unencumbered title to the Purchaser of the Purchase Securities free and clear of any liens and encumbrances, and free and clear of rights and restrictions of any nature other than those imposed by applicable federal and state laws and by the Stockholders Agreement.

     (b) Authority. This Agreement has been duly executed and delivered by the Seller and constitutes the valid and binding obligation of the Seller, enforceable in accordance with its terms. The execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of the Seller.

     (c) Effect of Transactions. The execution, delivery and performance of this Agreement and compliance with the provisions hereof by the Seller, do not and will not, with or without the passage of time or the giving of notice or both, (a) violate any provision of law, statute, rule or regulation or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body, or (b) conflict with or result in any breach of any of the terms, conditions or provision of, or constitute a default under any agreement or other instrument or document to which the Seller is a party or by which the Purchase Securities are bound or affected, or result in the creation of any lien, security interest, charge or encumbrance upon any of the Purchase Securities.

     (d) No Rights of First Refusal. The execution, delivery and performance of this Agreement and the transfer of the Purchase Securities shall not be subject to any rights to purchase the Purchase Securities except as to any rights to purchase the Purchase Securities that have been duly waived in writing prior to Closing.

     (e) Sufficiency. The execution, delivery and performance of this Agreement is sufficient to transfer all right, title and interest in the Purchase Securities from the Seller to the Purchaser, and to cause a transfer of title to the Purchase Securities to be made on the stock transfer books of the Company.



                              Page 49 of 170 Pages

     (f) Instruments and Agreements. There are no contracts, instruments or agreements that govern or affect the Purchase Securities.

     (g) Experience and Knowledge. The Seller has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company and is capable of evaluating the merits and risks of selling the Purchase Securities. The Seller has had access to and an opportunity to inspect all relevant information relating to the Company, including financial statements of the Company, sufficient to enable it to evaluate the merits and risks of the sale of the Purchase Securities hereunder. The Seller has had an opportunity to ask questions of officers of the Company and has received satisfactory answers respecting, and has obtained such additional information as it desired regarding, the business, financial condition and affairs of the Company. The Seller has conducted its own investigation of the Company and the Seller is satisfied with the results thereof. The Seller is not relying on any information provided by the Purchaser and has not asked for nor has it received any advice from the Purchaser as to its determination to sell the Purchase Securities.

     (h) No Brokers or Finders. No person has or will have, as a result of the transaction contemplated by this Agreement, any right, interest or valid claim against or upon the Purchaser for any commission, fee, or other compensation as a finder or broker because of any act or omission by the Seller; and the Seller agrees to indemnify and hold the Purchaser harmless against any such commissions, fees or other compensation.

     4. Representations of the Purchaser. The Purchaser represents, warrants and agrees as follows:

     (a) Authority. This Agreement has been duly executed and delivered by the Purchaser and constitutes the valid and binding obligation of the Purchaser, enforceable in accordance with its terms. The execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of the Purchaser.

     (b) No Brokers or Finders. No person has or will have, as a result of the transactions contemplated by this Agreement, any right, interest or valid claim against or upon the Seller for any commission, fee or other compensation as a finder or broker because of any act or omission by the Purchaser, and the Purchaser agrees to indemnify and hold the Seller harmless against any such commissions, fees or other compensation.



                              Page 50 of 170 Pages

     (c) Effect of Transactions. The execution, delivery and performance of this Agreement in compliance with the provisions hereof by the Purchaser, do not and will not with or without the passage of time or the giving of notice or both, violate any provision of law, statute, rule or regulation or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency, or other governmental body.

     (d) Experience and Knowledge. The Purchaser has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company and is capable of evaluating the merits and risks of the purchase of the Purchase Securities. The Purchaser has had access to and an opportunity to inspect all relevant information relating to the Company, including financial statements of the Company, sufficient to enable it to evaluate the merits and risks of the purchase of the Purchase Securities hereunder. The Purchaser has had an opportunity to ask questions of officers of the Company and has received satisfactory answers respecting, and has obtained such additional information as it has desired regarding, the business, financial condition and affairs of the Company. The Purchaser is not relying on any information provided by the Seller and has not asked for nor has it received any advice from the Seller as to its determination to purchase the Purchase Securities.

     (e) Investment Intent. The Purchaser is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D of the Securities Act of 1933, as amended. The purchaser is purchasing the Purchase Securities for investment and not with a view to distribution. The purchaser acknowledges that the Purchase Securities have not been registered under the Securities Act of 1933, as amended, or under applicable state securities laws, and that the Purchase Securities may only be disposed of pursuant to an effective registration statement under the Securities Act of 1933, as amended, and under applicable state securities laws, or pursuant to exemptions therefrom, and in accordance with the stockholders agreement.

     5. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which will be deemed one instrument.

     6. Survival of Representations and Warranties. All representations and warranties made by the Seller or the Purchaser in this Agreement, or any other instrument or document delivered in connection herewith, shall survive the Closing.

     7. Notices. All notices made under this Agreement shall be in writing and shall be mailed, postage prepaid, to the Seller at:




                              Page 51 of 170 Pages

                        Phemus Corporation
                        600 Atlantic Avenue, 26th Floor
                        Boston, Massachusetts  02210
                        Attention: Mr. John M. Sallay

with a copy to:         Larry Jordan Rowe, Esq.
                        Ropes & Gray
                        One International Place
                        Boston, Massachusetts  02110

and to the Seller at:   Intercontinental Mining & Resources Incorporated
                        c/o P. M. M. Services (B.V.I.) Limited
                        P. O. Box 438
                        Tropic Isle Building
                        Wickhams Cay
                        Road Town, Tortola
                        British Virgin Islands
                        Attention:  Mr. Alan Quasha

with a copy to:         Thomas A. Huser, Esq.
                        Quadrant Management, Inc.
                        127 East 73rd Street
                        New York, New York 10021

or to such other address as may be furnished in writing to the other parties hereto.

     8. Prior Agreements; Amendments. There are no representations or warranties relating to the Purchase Securities or the transaction contemplated hereby except as set forth in this Agreement. This Agreement constitutes the entire agreement between the parties and supersedes any prior representations, warranties, understandings or agreements concerning the subject matter hereof. This Agreement shall not be modified or amended except by a writing signed by both parties.

     9. Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

     10. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of The Commonwealth of Massachusetts.


                              Page 52 of 170 Pages

     11. Headings. Article, Section and Subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of the Agreement for any other purpose.

         IN WITNESS WHEREOF, the parties have executed this Securities Purchase Agreement on the date first above written.

                                           SELLER
                                           ------

                                           PHEMUS CORPORATION


                                           By:  /s/ John M. Sallay
                                              ----------------------------
                                           Title:  Authorized Signatory


                                           By:  /s/ Michael Thonis
                                              ----------------------------
                                           Title:  Authorized Signatory


                                           PURCHASER
                                           ---------

                                           INTERCONTINENTAL MINING &
                                           RESOURCES INCORPORATED


                                           By:  /s/ Thomas A. Huser
                                              ----------------------------
                                           Title:




                              Page 53 of 170 Pages

                                                                       Exhibit 1

                              ASSIGNMENT OF WARRANT


         For value received, the undersigned registered holder of the within Warrant hereby sells, assigns and transfers unto Intercontinental Mining & Resources Incorporated the right represented by such Warrant to purchase 230,400 shares of Common Stock of E-Z SERVE CORPORATION to which such Warrant relates, and appoints John Miller Attorney to make such transfer on the books of E-Z SERVE CORPORATION maintained for such purpose, with full power of substitution in the premises.


Dated:    1/31/97

                                     PHEMUS CORPORATION
                                     c/o Harvard Management Company, Inc.
                                     600 Atlantic Avenue
                                     Boston, Massachusetts 02210

                                     By:  /s/ Michael Thonis
                                        ----------------------
                                     By:  /s/ Tami E. Nason
                                        ----------------------




Signed in the presence of:



  /s/ Kelly A. Standel
-----------------------------


                              Page 54 of 170 Pages

                                                                     Schedule I

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D


                    Under the Securities Exchange Act of 1934
                              (Amendment No. ___)*


                              E-Z SERVE CORPORATION
        ----------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $.01 par value
        ----------------------------------------------------------------
                         (Title of Class of Securities)


                                   269-329-108
                          -----------------------------
                                 (CUSIP Number)

Verne O. Sedlacek               COPY TO:              Christopher A. Klem, Esq.
Harvard Management                                         Ropes & Gray
    Company, Inc.                                    One International Place
600 Atlantic Avenue                                     Boston, MA 02110
Boston, MA  02110                                        (617) 951-7410
(617) 523-4400
 -------------------------------------------------------------------------------
 (Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)

                                 March 22, 1991
             ------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this
schedule because of Rule 13d-1(b)(3) or (4), check the following box         [ ]

Check the following box if a fee is being paid with the statement [ ] (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                              Page 55 of 170 Pages

------------------------           13D            -----------------------------
CUSIP No. 269-329-108  |                          |                            |
-----------------------                           ------------------------------


-------------------------------------------------------------------------------|
| 1. |      NAME OF REPORTING PERSONS                                          |
|    |      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS                 |
|    |                                                                         |
|    |               Aeneas Venture Corporation                                |
|----|-------------------------------------------------------------------------|
|    |                                                           (a)     [X]   |
| 2. |       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 |
|    |                                                           (b)     [ ]   |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 3. |       SEC USE ONLY                                                      |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 4. |       SOURCE OF FUNDS*                                                  |
|    |               WC                                                        |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 5. |       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED    [ ]   |
|    |       PURSUANT TO ITEM 2(d) or 2(e)                                     |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 6. |       CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|    |                                                                         |
|    |               Delaware                                                  |
|----|-------------------------------------------------------------------------|
|                   |     |                                                    |
|                   |  7. |      SOLE VOTING POWER                             |
|     NUMBER OF     |     |                                                    |
|      SHARES       |     |       1,158,708 shares                             |
|   BENEFICIALLY    |----------------------------------------------------------|
|     OWNED BY      |     |                                                    |
|       EACH        |  8. |      SHARED VOTING POWER                           |
|     REPORTING     |     |                                                    |
|      PERSON       |     |       None                                         |
|       WITH        |----------------------------------------------------------|
|                   |     |      SOLE DISPOSITIVE POWER                        |
|                   |  9. |                                                    |
|                   |     |       1,158,708 shares                             |
|                   |----------------------------------------------------------|
|                   |     |                                                    |
|                   | 10. |      SHARED DISPOSITIVE POWER                      |
|                   |     |                                                    |
|                   |     |       None                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 11.|       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
|    |                                                                         |
|    |               1,158,708 shares                                          |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 12.|       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES      [ ]   |
|    |       CERTAIN SHARES*                                                   |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 13.|       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                |
|    |                                                                         |
|    |               14.5%                                                     |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 14.|       TYPE OF REPORTING PERSON*                                         |
|    |                                                                         |
|    |               CO                                                        |
|----|-------------------------------------------------------------------------|



                              Page 56 of 170 Pages

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D


                    Under the Securities Exchange Act of 1934
                               (Amendment No. __)*


                              E-Z SERVE CORPORATION
        ----------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $0.1 par value
        ----------------------------------------------------------------
                         (Title of Class of Securities)


                                   269-329-108
                          -----------------------------
                                 (CUSIP Number)

         Verne O. Sedlacek          COPY TO:         Christopher A. Klem, Esq.
         Harvard Management                          Ropes & Gray
             Company, Inc.                           One International Place
         600 Atlantic Avenue                         Boston, MA 02110
         Boston, MA  02110                           (617) 951-7410
         (617) 523-4400
 -------------------------------------------------------------------------------
 (Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)

                                 March 22, 1991
             ------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this
schedule because of Rule 13d-1(b)(3) or (4), check the following box        [ ]

Check the following box if a fee is being paid with the statement [ ] (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                              Page 57 of 170 Pages

------------------------           13D            -----------------------------
CUSIP No. 269-329-108  |                          |                            |
-----------------------                           ------------------------------


-------------------------------------------------------------------------------|
| 1. |      NAME OF REPORTING PERSONS                                          |
|    |      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS                 |
|    |                                                                         |
|    |              Phemus Corporation                                         |
|----|-------------------------------------------------------------------------|
|    |                                                           (a)     [X]   |
| 2. |       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 |
|    |                                                           (b)     [ ]   |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 3. |       SEC USE ONLY                                                      |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 4. |       SOURCE OF FUNDS*                                                  |
|    |               WC                                                        |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 5. |       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED    [ ]   |
|    |       PURSUANT TO ITEM 2(d) or 2(e)                                     |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 6. |       CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|                   |     |                                                    |
|                   |  7. |      SOLE VOTING POWER                             |
|     NUMBER OF     |     |                                                    |
|      SHARES       |     |       1,778,608 shares                             |
|   BENEFICIALLY    |----------------------------------------------------------|
|     OWNED BY      |     |                                                    |
|       EACH        |  8. |      SHARED VOTING POWER                           |
|     REPORTING     |     |                                                    |
|      PERSON       |     |       None                                         |
|       WITH        |----------------------------------------------------------|
|                   |     |      SOLE DISPOSITIVE POWER                        |
|                   |  9. |                                                    |
|                   |     |       1,778,608 shares                             |
|                   |----------------------------------------------------------|
|                   |     |                                                    |
|                   | 10. |      SHARED DISPOSITIVE POWER                      |
|                   |     |                                                    |
|                   |     |       None                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 11.|       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
|    |                                                                         |
|    |               1,778,608                                                 |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 12.|       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES      [ ]   |
|    |       CERTAIN SHARES*                                                   |
|    |               None                                                      |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 13.|       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                |
|    |                                                                         |
|    |               22.2%                                                     |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 14.|       TYPE OF REPORTING PERSON*                                         |
|    |                                                                         |
|    |               CO                                                        |
|----|-------------------------------------------------------------------------|



                              Page 58 of 170 Pages

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D


                    Under the Securities Exchange Act of 1934
                               (Amendment No. __)*


                              E-Z SERVE CORPORATION
        ----------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $0.1 par value
        ----------------------------------------------------------------
                         (Title of Class of Securities)


                                   269-329-108
                          -----------------------------
                                 (CUSIP Number)

    Verne O. Sedlacek           COPY TO:           Christopher A. Klem, Esq.
    Harvard Management                             Ropes & Gray
        Company, Inc.                              One International Place
    600 Atlantic Avenue                            Boston, MA 02110
    Boston, MA  02110                              (617) 951-7410
    (617) 523-4400
 -------------------------------------------------------------------------------
 (Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)

                                 March 22, 1991
             ------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this
schedule because of Rule 13d-1(b)(3) or (4), check the following box        [ ]

Check the following box if a fee is being paid with the statement [ ] (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                              Page 59 of 170 Pages

------------------------           13D            -----------------------------
CUSIP No. 269-329-108  |                          |                            |
-----------------------                           ------------------------------


-------------------------------------------------------------------------------|
| 1. |      NAME OF REPORTING PERSONS                                          |
|    |      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS                 |
|    |                                                                         |
|    |        The President and Fellows of Harvard College                     |
|----|-------------------------------------------------------------------------|
|    |                                                           (a)     [X]   |
| 2. |       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 |
|    |                                                           (b)     [ ]   |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 3. |       SEC USE ONLY                                                      |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 4. |       SOURCE OF FUNDS*                                                  |
|    |               WC                                                        |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 5. |       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED    [ ]   |
|    |       PURSUANT TO ITEM 2(d) or 2(e)                                     |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 6. |       CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|    |                                                                         |
|    |               Massachusetts                                             |
|----|-------------------------------------------------------------------------|
|                   |     |                                                    |
|                   |  7. |      SOLE VOTING POWER                             |
|     NUMBER OF     |     |                                                    |
|      SHARES       |     |       124,000 shares                               |
|   BENEFICIALLY    |----------------------------------------------------------|
|     OWNED BY      |     |                                                    |
|       EACH        |  8. |      SHARED VOTING POWER                           |
|     REPORTING     |     |                                                    |
|      PERSON       |     |       None                                         |
|       WITH        |----------------------------------------------------------|
|                   |     |      SOLE DISPOSITIVE POWER                        |
|                   |  9. |                                                    |
|                   |     |       124,000 shares                               |
|                   |----------------------------------------------------------|
|                   |     |                                                    |
|                   | 10. |      SHARED DISPOSITIVE POWER                      |
|                   |     |                                                    |
|                   |     |       None                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 11.|       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
|    |                                                                         |
|    |               124,000 shares                                            |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 12.|       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES      [ ]   |
|    |       CERTAIN SHARES*                                                   |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 13.|       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                |
|    |                                                                         |
|    |               1.5%                                                      |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 14.|       TYPE OF REPORTING PERSON*                                         |
|    |                                                                         |
|    |               EP                                                        |
|----|-------------------------------------------------------------------------|



                              Page 60 of 170 Pages

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D


                    Under the Securities Exchange Act of 1934
                               (Amendment No. __)*


                              E-Z SERVE CORPORATION
        ----------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $.01 par value
        ----------------------------------------------------------------
                         (Title of Class of Securities)


                                   269-329-108
                          -----------------------------
                                 (CUSIP Number)

  Verne O. Sedlacek                COPY TO:        Christopher A. Klem, Esq.
  Harvard Management                               Ropes & Gray
      Company, Inc.                                One International Place
  600 Atlantic Avenue                              Boston, MA 02110
  Boston, MA  02110                                (617) 951-7410
  (617) 523-4400
 -------------------------------------------------------------------------------
 (Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)

                                 March 22, 1991
             ------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this
schedule because of Rule 13d-1(b)(3) or (4), check the following box        [ ]

Check the following box if a fee is being paid with the statement [ ] (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                              Page 61 of 170 Pages

------------------------           13D            -----------------------------
CUSIP No. 269-329-108  |                          |                            |
-----------------------                           ------------------------------


-------------------------------------------------------------------------------|
| 1. |      NAME OF REPORTING PERSONS                                          |
|    |      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS                 |
|    |                                                                         |
|    |              Harvard-Yenching Institute                                 |
|----|-------------------------------------------------------------------------|
|    |                                                           (a)     [X]   |
| 2. |       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 |
|    |                                                           (b)     [ ]   |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 3. |       SEC USE ONLY                                                      |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 4. |       SOURCE OF FUNDS*                                                  |
|    |               WC                                                        |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 5. |       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED    [ ]   |
|    |       PURSUANT TO ITEM 2(d) or 2(e)                                     |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 6. |       CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|    |                                                                         |
|    |               Massachusetts                                             |
|----|-------------------------------------------------------------------------|
|                   |     |                                                    |
|                   |  7. |      SOLE VOTING POWER                             |
|     NUMBER OF     |     |                                                    |
|      SHARES       |     |       62,000 shares                                |
|   BENEFICIALLY    |----------------------------------------------------------|
|     OWNED BY      |     |                                                    |
|       EACH        |  8. |      SHARED VOTING POWER                           |
|     REPORTING     |     |                                                    |
|      PERSON       |     |       None                                         |
|       WITH        |----------------------------------------------------------|
|                   |     |      SOLE DISPOSITIVE POWER                        |
|                   |  9. |                                                    |
|                   |     |       62,000 shares                                |
|                   |----------------------------------------------------------|
|                   |     |                                                    |
|                   | 10. |      SHARED DISPOSITIVE POWER                      |
|                   |     |                                                    |
|                   |     |       None                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 11.|       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
|    |                                                                         |
|    |               62,000 shares                                             |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 12.|       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES      [ ]   |
|    |       CERTAIN SHARES*                                                   |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 13.|       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                |
|    |                                                                         |
|    |               0.8%                                                      |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 14.|       TYPE OF REPORTING PERSON*                                         |
|    |                                                                         |
|    |               EP                                                        |
|----|-------------------------------------------------------------------------|



                              Page 62 of 170 Pages

                                  SCHEDULE 13D

Item 1.           Security and Issuer.

         This statement relates to the Common Stock, $0.01 par value (the "Common Stock"), of E-Z Serve Corporation, a Delaware corporation (the "Issuer"), which has its principal executive offices at 10700 North Freeway, Suite 500, Houston, Texas 77037. The statement is filed with regard to events that occurred on March 22, 1991 (the "Reporting Date").

Item 2.           Identity and Background.

         This statement is filed by The President and Fellows of Harvard College, a Massachusetts educational corporation ("Harvard"), Aeneas Venture Corporation ("Aeneas"), a Delaware corporation that is a subsidiary solely and directly controlled by Harvard and title-holding company for the endowment fund of Harvard University, Phemus Corporation ("Phemus"), a Massachusetts corporation that is a wholly-owned subsidiary of Harvard and title-holding company for the endowment fund of Harvard University and the Harvard-Yenching Institute ("HYI"), a Massachusetts nonprofit corporation. The principal executive offices of Aeneas and Phemus are located at 600 Atlantic Avenue, 15th Floor, Boston, Massachusetts 02210. The principal executive offices of Harvard are located at Massachusetts Hall, Cambridge, Massachusetts 02138. The principal executive offices of HYI are located at 2 Divinity Avenue, Cambridge, Massachusetts 02138.

         Aeneas and Phemus are charitable title-holding companies for a portion of the endowment fund of Harvard University. Harvard is a Massachusetts educational corporation that administers the endowment fund of Harvard University. HYI is a Massachusetts nonprofit corporation.

         Aeneas' and Phemus' activities are carried on from their offices located at 600 Atlantic Avenue, Boston, Massachusetts. Harvard's activities are carried on from its office located at Massachusetts Hall, Cambridge, Massachusetts. HYI's activities are carried on from its office located at 2 Divinity Avenue, Cambridge, Massachusetts.

         Information relating to the directors and executive officers of Aeneas, Phemus and HYI as well as the individual President and Fellows of Harvard College and other executive officers of Harvard are contained in Exhibit B attached hereto and incorporated herein by reference. All of the executive officers and directors of Aeneas, Phemus, HYI and Harvard are citizens of the United States of America.

         None of Aeneas, Phemus, Harvard or HYI or, to the best of Aeneas', Phemus', Harvard's or HYI's knowledge or belief, any of the persons listed in Exhibit A has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors). Neither Aeneas, Phemus, Harvard nor HYI nor, to the best of Aeneas', Phemus', Harvard's or HYI's knowledge and belief, any of the persons listed in Exhibit B has, during the past five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment,



                              Page 63 of 170 Pages
decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Item 3.           Source and Amount of Funds or Other Consideration.

         The source of funds used to purchase the securities of the Issuer to which this Statement relates held by each of Aeneas, Phemus, Harvard and HYI have been general funds (and income received therefrom) respectively, of Aeneas, Phemus, Harvard and HYI.

         Pursuant to the terms of a Stock Purchase Agreement dated March 30, 1990 and subsequently amended on December 4, 1990 and March 14, 1991 among, inter alia, the Issuer, Aeneas, Harvard and HYI, Aeneas, Harvard and HYI received rights to acquire 77,500 shares, 124,000 shares and 31,000 shares respectively, of Common Stock. All shares issued in this exchange transaction were issued on or before the closing of the Rights Offering.

         As a result of the distribution by the Issuer's parent corporation, Harken Energy Corporation, a Delaware corporation ("HEC"), to all of HEC's stockholders on the Reporting Date of rights to purchase shares of common stock of the Issuer and common stock of Tejas Power Corporation ("Tejas"), Aeneas, Phemus, Harvard and HYI received rights to acquire 1,081,208 shares, 108,556 shares, 124,000 shares and 31,000 shares respectively, of Common Stock. All shares issued in the Rights Offering were issued on or before the closing of the Rights Offering. The exercise price of the rights was $8.00 per unit, each unit consisting of one share of Common Stock of the Issuer and one share of the Class A Common Stock of Tejas (a "Unit"). The terms and conditions of the issuance and exercise of the rights (the "Rights Offering") are more particularly set forth under the caption "The Rights Offering" in the Registration Statement on Form S-1 under the Securities Act of 1933 filed by the Issuer and Tejas relating to the Rights Offering, which Registration Statement is referenced as Exhibit C attached hereto (the "Registration Statement").

         Pursuant to the terms of a Standby Purchase Agreement dated September 18, 1990 and amended on December 6, 1990 and March 14, 1991, among, inter alia, the Issuer and Phemus, which is referenced as Exhibit D hereto (the "Standby Agreement"), Phemus received, at the conclusion of the Rights Offering 1,288,953 Units (including 1,288,953 shares of the Issuer's Common Stock and 1,288,953 shares of Class A Common Stock of Tejas). In addition, Phemus received, at the conclusion of the Rights Offering 40,382 Units (including 40,382 shares of the Issuer's Common Stock and 40,382 shares of Class A Common Stock of Tejas) in lieu of a cash discount on the purchase price of the Units purchased by it in the Rights Offering. Such discount was granted to Phemus by the Issuer and Tejas in consideration of Phemus' commitment under the Standby Agreement to purchase certain shares of the Issuer and Tejas not purchased by other stockholders of HEC pursuant to the Rights Offering.

         Pursuant to a Credit Agreement dated May 25, 1990 and subsequently amended on September 28, 1990, October 2, 1990, December 6, 1990 and March 14, 1991, among, inter alia, the Issuer and Phemus, which is referenced as Exhibit E hereto, Phemus received at the conclusion of the Rights Offering 216,717 shares of Common Stock as partial payment for original issue discount owed to Phemus by HEC, the Issuer and Tejas in respect of certain loans made by



                              Page 64 of 170 Pages

Phemus to HEC, the Issuer and Tejas under the Credit Agreement. The price per share for these shares was $2.175.

         The foregoing summaries of certain agreements and instruments relating to the transactions described herein are qualified in their entirety by reference to the complete texts thereof, set forth in applicable exhibits hereto.

         On each of May 3, 1991 and June 13, 1991 Phemus acquired 62,000 shares of Common Stock from Harvard. The ownership of Common Stock reflected in this
Schedule 13D takes into account the effect of these transactions.

Item 4.           Purpose of the Transaction.

         Each of Aeneas, Phemus, Harvard and HYI has purchased the shares of Common Stock it beneficially owns as of the date of this statement for investment purposes. Phemus entered into the Standby Agreement and the Credit Agreement for the purpose of assisting HEC, the Issuer and Tejas in consummating the Rights Offering.

         Neither Aeneas, Phemus, Harvard nor HYI has any plans or proposals which relate to or would result in any of the actions set forth in parts (b) through (j) of Item 4. Aeneas, Phemus, Harvard and HYI are at this time filing this Schedule 13D insofar as the size of their aggregate ownership is 39.0% of the Issuer. Each of Aeneas, Phemus, Harvard and HYI disclaims any intention to influence control of management of the Issuer.

Item 5.           Interest in Securities of the Issuer.

         (a), (b). Aeneas is the beneficial owner of 1,158,708 shares of the Common Stock (approximately 14.5% of the shares of Common Stock based upon the most recently available filing by the Issuer with the Securities and Exchange Commission and including shares of Common Stock which Aeneas has the right to acquire beneficial ownership of within 60 days). Phemus is the beneficial owner of 1,778,608 shares of Common Stock (approximately 22.2% of the shares of Common Stock based upon the most recent filing of the Issuer with the Securities and Exchange Commission and including shares of Common Stock which Phemus has the right to acquire beneficial ownership of within 60 days). Harvard is the beneficial owner of 124,000 shares of the Common Stock (approximately 1.5% of the shares of Common Stock based upon the most recently available filing by the Issuer with the Securities and Exchange Commission and including shares of Common Stock which Harvard has the right to acquire the beneficial ownership of within 60 days). HYI is the beneficial owner of 62,000 shares of Common Stock (approximately 0.8% of the shares of the Common Stock based upon the most recently available filing by the Issuer with the Securities and Exchange Commission and including shares of Common Stock which HYI has the right to acquire beneficial ownership of within 60 days).

         Each of Aeneas, Phemus, Harvard and HYI is the beneficial owner of all of the shares of Common Stock to which this statement relates held in its name, and each has sole power to vote and dispose of all of such shares.


                              Page 65 of 170 Pages

         To the best of Aeneas', Phemus', Harvard's and HYI's knowledge and belief, none of the other officers or directors of Aeneas, Phemus, HYI or The President and Fellows of Harvard beneficially owns any shares of the Common Stock of the Issuer.

         (c). Neither Aeneas, Phemus, Harvard nor HYI has engaged in any transactions in the Common stock of the Issuer during the past 60 days. To the best of Aeneas', Phemus', Harvard's and HYI's knowledge and belief, none of the directors or executive officers of Aeneas, Phemus or HYI nor any of the President or Fellows or other executive officers of Harvard has engaged in any transactions in the Common Stock of the Issuer during the past 60 days.

         (d).     None.

         (e).     Not applicable.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of Issuer

         Harvard Management Company, Inc. ("HMC") has full discretion to direct the receipt of dividends from and vote the shares of the Issuer held by Aeneas and Phemus. HMC is a charitable membership corporation operated for the benefit of Harvard.

Item 7.           Material to be Filed as Exhibits.
                                                                        Page
         Exhibit A:  Information concerning Reporting Persons.           15

         Exhibit B:  Information concerning Reporting Persons'           16
         officers, directors and others.

         Exhibit C: Registration Statement (Registration No. 33-37141) on Form S-1 under the Securities Act of 1933 dated March 22, 1991 (the "Registration Statement") filed by E-Z Serve Corporation and Tejas Power Corporation with the Securities and Exchange Commission (all information set forth under the captions "The Rights Offering" and "Related Exchange Transactions") (incorporated by reference to such filing).

         Exhibit D: Standby Purchase Agreement dated September 18, 1990 and subsequently amended, among, inter alia, E-Z Serve Corporation and Phemus Corporation (incorporated by reference to Exhibit 10.2 to the Registration Statement).

         Exhibit E: Credit Agreement dated May 25, 1990 and subsequently amended, among, inter alia, E-Z Serve Corporation and Phemus Corporation (incorporated by reference to Exhibit 10.1 to the Registration Statement).



                              Page 66 of 170 Pages

                                    Signature

         After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:       September 19, 1991

AENEAS VENTURE CORPORATION


By:  /s/ Verne O. Sedlacek
     ------------------------------
     Name:   Verne O. Sedlacek
     Title:  Vice President/Treasurer

PHEMUS CORPORATION


By:  /s/ Verne O. Sedlacek
     ------------------------------
     Name:   Verne O. Sedlacek
     Title:  Treasurer

PRESIDENT AND FELLOWS OF HARVARD COLLEGE


By:  /s/ Verne O. Sedlacek
     ------------------------------
     Name:   Verne O. Sedlacek
     Title:  Authorized Signatory

HARVARD-YENCHING INSTITUTE


By:  /s/ Verne O. Sedlacek
     ------------------------------
     Name:   Verne O. Sedlacek
     Title:  Authorized Signatory



                              Page 67 of 170 Pages

                                    EXHIBIT A

Member of Group                Classification of Member

Aeneas Venture Corporation                CO

Phemus Corporation                        CO

The President and Fellows of
     Harvard College                      EP

Harvard-Yenching Institute                EP




                              Page 68 of 170 Pages

                                    EXHIBIT B

                        Directors and Executive Officers

         The names of the directors and executive officers and their business addresses and present principal occupation or employment are set forth below. If no business address is given, the director's or officer's business address is c/o Harvard Management Company, Inc., 600 Atlantic Avenue, Boston, Massachusetts 02210.

         I.       Directors of Aeneas

                                Present Principal
             Name                 Occupation
             ----                 ----------

Jack R. Meyer                   President, Harvard Management
                                  Company, Inc.

Michael Eisensen                Managing Partner, Aeneas
                                   Group, Inc.

Scott Sperling                  Managing Partner, Aeneas
                                   Group, Inc.

         II. Executive Officers of Aeneas (in addition to those listed above under (I))

                                 Office/Position
          Name                     with Aeneas

Vacancy                            Chairman of the Board of Directors

Jack Meyer, President

Henry J. Ameral                    Vice President

Verne O. Sedlacek                  Vice President and Treasurer

Michael G. Thonis                  Vice President

Scott M. Sperling                  Vice President

Michael R. Eisenson                Vice President

Maureen Streeter                   Secretary
Tami Nason                         Assistant Secretary

         III.     Trustees of HYI


                              Page 69 of 170 Pages

                                Present Principal
            Name                  Occupation
            ----                  ----------

Professor Henry Rosovsky,          Professor, Harvard University
   Chairman

T. Jefferson Coolidge, Jr.         Private Investor

Professor Daniel Ingalls           Retired Professor, Harvard University

Ms. Phyllis D. Collins             Trustee, Dillon Fund and the
                                     Clarence and Anne Dillon
                                     Dunwalke Trust

Dr. James T. Lavey                 President, Emory University

Dr. David V. Vikner                President, United Board for
                                     Christian Higher Education in Asia

Dr. Nathan M. Pusey                Retired President, Harvard University

Mr. Galen L. Stone                 Private Investor

         IV. Executive Officers of HYI (in addition to those listed under (III))

                                     Office/Position
        Name                           with HYI
        ----                           --------

Professor Patrick Hannan             Director

Edward J. Baker                      Assistant Director

         V. President and Fellows of Harvard and Other Executive Officers of Harvard



                              Page 70 of 170 Pages

                                    Office/Position
        Name                         with Harvard
        ----                         ------------

Neil Rudenstine                       President

Robert Shenton                        Secretary

D. Robert Daniel                      Treasurer

Charles P. Slichter                   Fellow

Robert G. Stone, Jr.                  Fellow

Judith Richards Hope                  Fellow

Vacancy(1)                            Fellow

Henry Rosovsky                        Fellow

Daniel Steiner                        Vice President and
                                         General Counsel

Sally Zeckhauser                      Vice President

Fred L. Glimp                         Vice President of
                                         Alumni Affairs

Robert Scott                          Vice President of
                                         Financial Affairs

John Shattuck                         Vice President of
                                         Government,
                                         Community and
                                         Public Affairs

         VI.      Directors of Phemus

                                       Present Principal
    Name                                  Occupation
    ----                                  ----------

Jack R. Meyer                          President, Harvard
                                          Management Company

--------
         (1) Coleman M. Mockler, Jr., a Fellow, died in January, 1991. A successor has not yet been named to fill the vacancy created by Mr. Mockler's death.



                              Page 71 of 170 Pages

Verne O. Sedlacek                      Treasurer, Harvard
                                          Management Company

Michael R. Eisenson                    Managing Partner, Aeneas
                                          Venture Group

         VII. Executive Officers of Phemus (in addition to those listed above under (VI))

                                          Office/Position
     Name                                  with Phemus
     ----                                  -----------

Jack R. Meyer                          President

Verne O. Sedlacek                      Treasurer

Maureen S. Streeter                    Clerk/Secretary



                              Page 72 of 170 Pages

                                                                     Schedule II

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                              E-Z SERVE CORPORATION
        ----------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $0.01 par value
        ----------------------------------------------------------------
                         (Title of Class of Securities)


                                   269-329-108
                          -----------------------------
                                 (CUSIP Number)

  Verne O. Sedlacek              COPY TO:       Christopher A. Klem, Esq.
  Harvard Management                            Ropes & Gray
      Company, Inc.                             One International Place
  600 Atlantic Avenue                           Boston, MA 02110
  Boston, MA  02210                             (617) 951-7410
  (617) 523-4400
 -------------------------------------------------------------------------------
 (Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)

                                 March 10, 1992
             ------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this
schedule because of Rule 13d-1(b)(3) or (4), check the following box        [ ]

Check the following box if a fee is being paid with the statement [ ] (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                              Page 73 of 170 Pages

------------------------           13D            -----------------------------
CUSIP No. 269-329-108  |                          |                            |
-----------------------                           -----------------------------


-------------------------------------------------------------------------------|
| 1. |      NAME OF REPORTING PERSONS                                          |
|    |      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS                 |
|    |                                                                         |
|    |              Aeneas Venture Corporation                                 |
|----|-------------------------------------------------------------------------|
|    |                                                           (a)     [X]   |
| 2. |       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 |
|    |                                                           (b)     [ ]   |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 3. |       SEC USE ONLY                                                      |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 4. |       SOURCE OF FUNDS*                                                  |
|    |               WC                                                        |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 5. |       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED    [ ]   |
|    |       PURSUANT TO ITEM 2(d) or 2(e)                                     |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 6. |       CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|    |           Delaware                                                      |
|----|-------------------------------------------------------------------------|
|                   |     |                                                    |
|                   |  7. |      SOLE VOTING POWER                             |
|     NUMBER OF     |     |                                                    |
|      SHARES       |     |       None                                         |
|   BENEFICIALLY    |----------------------------------------------------------|
|     OWNED BY      |     |                                                    |
|       EACH        |  8. |      SHARED VOTING POWER                           |
|     REPORTING     |     |                                                    |
|      PERSON       |     |       --                                           |
|       WITH        |----------------------------------------------------------|
|                   |     |      SOLE DISPOSITIVE POWER                        |
|                   |  9. |                                                    |
|                   |     |       None                                         |
|                   |----------------------------------------------------------|
|                   |     |                                                    |
|                   | 10. |      SHARED DISPOSITIVE POWER                      |
|                   |     |                                                    |
|                   |     |       --                                           |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 11.|       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
|    |                                                                         |
|    |               None                                                      |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 12.|       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES      [ ]   |
|    |       CERTAIN SHARES*                                                   |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 13.|       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                |
|    |                                                                         |
|    |               0%                                                        |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 14.|       TYPE OF REPORTING PERSON*                                         |
|    |                                                                         |
|    |               CO                                                        |
|----|-------------------------------------------------------------------------|



                              Page 74 of 170 Pages

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                              E-Z SERVE CORPORATION
        ----------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $0.01 par value
        ----------------------------------------------------------------
                         (Title of Class of Securities)


                                   269-329-108
                          -----------------------------
                                 (CUSIP Number)

 Verne O. Sedlacek                COPY TO:          Christopher A. Klem, Esq.
 Harvard Management                                 Ropes & Gray
     Company, Inc.                                  One International Place
 600 Atlantic Avenue                                Boston, MA 02110
 Boston, MA  02210                                  (617) 951-7410
 (617) 523-4400
 -------------------------------------------------------------------------------
 (Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)

                                 March 10, 1992
             ------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ]

Check the following box if a fee is being paid with the statement [ ] (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                              Page 75 of 170 Pages

------------------------           13D            -----------------------------
CUSIP No. 269-329-108  |                          |                            |
-----------------------                           -----------------------------


-------------------------------------------------------------------------------|
| 1. |      NAME OF REPORTING PERSONS                                          |
|    |      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS                 |
|    |                                                                         |
|    |              Phemus Corporation                                         |
|----|-------------------------------------------------------------------------|
|    |                                                           (a)     [X]   |
| 2. |       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 |
|    |                                                           (b)     [ ]   |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 3. |       SEC USE ONLY                                                      |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 4. |       SOURCE OF FUNDS*                                                  |
|    |               WC                                                        |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 5. |       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED    [ ]   |
|    |       PURSUANT TO ITEM 2(d) or 2(e)                                     |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 6. |       CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|    |           Massachusetts                                                 |
|----|-------------------------------------------------------------------------|
|                   |     |                                                    |
|                   |  7. |      SOLE VOTING POWER                             |
|     NUMBER OF     |     |                                                    |
|      SHARES       |     |       2,937,592 shares                             |
|   BENEFICIALLY    |----------------------------------------------------------|
|     OWNED BY      |     |                                                    |
|       EACH        |  8. |      SHARED VOTING POWER                           |
|     REPORTING     |     |                                                    |
|      PERSON       |     |       --                                           |
|       WITH        |----------------------------------------------------------|
|                   |     |      SOLE DISPOSITIVE POWER                        |
|                   |  9. |                                                    |
|                   |     |       2,937,592 shares                             |
|                   |----------------------------------------------------------|
|                   |     |                                                    |
|                   | 10. |      SHARED DISPOSITIVE POWER                      |
|                   |     |                                                    |
|                   |     |       --                                           |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 11.|       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
|    |                                                                         |
|    |               2,937,592 shares                                          |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 12.|       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES      [ ]   |
|    |       CERTAIN SHARES*                                                   |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 13.|       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                |
|    |                                                                         |
|    |               36.7%                                                     |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 14.|       TYPE OF REPORTING PERSON*                                         |
|    |                                                                         |
|    |               CO                                                        |
|----|-------------------------------------------------------------------------|



                              Page 76 of 170 Pages

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                              E-Z SERVE CORPORATION
        ----------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $0.01 par value
        ----------------------------------------------------------------
                         (Title of Class of Securities)


                                   269-329-108
                          -----------------------------
                                 (CUSIP Number)

  Verne O. Sedlacek               COPY TO:          Christopher A. Klem, Esq.
  Harvard Management                                Ropes & Gray
      Company, Inc.                                 One International Place
  600 Atlantic Avenue                               Boston, MA 02110
  Boston, MA  02210                                 (617) 951-7410
  (617) 523-4400
 -------------------------------------------------------------------------------
 (Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)

                                 March 10, 1992
             ------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ]

Check the following box if a fee is being paid with the statement [ ] (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                              Page 77 of 170 Pages

------------------------           13D            -----------------------------
CUSIP No. 269-329-108  |                          |                            |
-----------------------                           ------------------------------


-------------------------------------------------------------------------------|
| 1. |      NAME OF REPORTING PERSONS                                          |
|    |      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS                 |
|    |                                                                         |
|    |              The President and Fellows of Harvard College               |
|----|-------------------------------------------------------------------------|
|    |                                                           (a)     [X]   |
| 2. |       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 |
|    |                                                           (b)     [ ]   |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 3. |       SEC USE ONLY                                                      |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 4. |       SOURCE OF FUNDS*                                                  |
|    |               WC                                                        |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 5. |       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED    [ ]   |
|    |       PURSUANT TO ITEM 2(d) or 2(e)                                     |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 6. |       CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|    |           Massachusetts                                                 |
|----|-------------------------------------------------------------------------|
|                   |     |                                                    |
|                   |  7. |      SOLE VOTING POWER                             |
|     NUMBER OF     |     |                                                    |
|      SHARES       |     |       124,000 shares                               |
|   BENEFICIALLY    |----------------------------------------------------------|
|     OWNED BY      |     |                                                    |
|       EACH        |  8. |      SHARED VOTING POWER                           |
|     REPORTING     |     |                                                    |
|      PERSON       |     |       --                                           |
|       WITH        |----------------------------------------------------------|
|                   |     |      SOLE DISPOSITIVE POWER                        |
|                   |  9. |                                                    |
|                   |     |       124,000 shares                               |
|                   |----------------------------------------------------------|
|                   |     |                                                    |
|                   | 10. |      SHARED DISPOSITIVE POWER                      |
|                   |     |                                                    |
|                   |     |       --                                           |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 11.|       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
|    |                                                                         |
|    |               124,000 shares                                            |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 12.|       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES      [ ]   |
|    |       CERTAIN SHARES*                                                   |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 13.|       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                |
|    |                                                                         |
|    |               1.5%                                                      |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 14.|       TYPE OF REPORTING PERSON*                                         |
|    |                                                                         |
|    |               EP                                                        |
|----|-------------------------------------------------------------------------|




                              Page 78 of 170 Pages

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                              E-Z SERVE CORPORATION
        ----------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $0.01 par value
        ----------------------------------------------------------------
                         (Title of Class of Securities)


                                   269-329-108
                          -----------------------------
                                 (CUSIP Number)

Verne O. Sedlacek                COPY TO:              Christopher A. Klem, Esq.
Harvard Management                                     Ropes & Gray
  Company, Inc.                                        One International Place
600 Atlantic Avenue                                    Boston, MA 02110
Boston, MA  02210                                      (617) 951-7410
(617) 523-4400
-------------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                               Communications)

                               March 10, 1992
            ------------------------------------------------------
           (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ]

Check the following box if a fee is being paid with the statement [ ] (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                              Page 79 of 170 Pages

------------------------           13D            -----------------------------
CUSIP No. 269-329-108  |                          |                            |
-----------------------                           -----------------------------


-------------------------------------------------------------------------------|
| 1. |      NAME OF REPORTING PERSONS                                          |
|    |      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS                 |
|    |                                                                         |
|    |              Harvard-Yenching Institute                                 |
|----|-------------------------------------------------------------------------|
|    |                                                           (a)     [X]   |
| 2. |       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 |
|    |                                                           (b)     [ ]   |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 3. |       SEC USE ONLY                                                      |
|    |               WC                                                        |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 4. |       SOURCE OF FUNDS*                                                  |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 5. |       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED    [ ]   |
|    |       PURSUANT TO ITEM 2(d) or 2(e)                                     |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 6. |       CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|    |           Massachusetts                                                 |
|----|-------------------------------------------------------------------------|
|                   |     |                                                    |
|                   |  7. |      SOLE VOTING POWER                             |
|     NUMBER OF     |     |                                                    |
|      SHARES       |     |       62,000 shares                                |
|   BENEFICIALLY    |----------------------------------------------------------|
|     OWNED BY      |     |                                                    |
|       EACH        |  8. |      SHARED VOTING POWER                           |
|     REPORTING     |     |                                                    |
|      PERSON       |     |       --                                           |
|       WITH        |----------------------------------------------------------|
|                   |     |      SOLE DISPOSITIVE POWER                        |
|                   |  9. |                                                    |
|                   |     |       62,000 shares                                |
|                   |----------------------------------------------------------|
|                   |     |                                                    |
|                   | 10. |      SHARED DISPOSITIVE POWER                      |
|                   |     |                                                    |
|                   |     |       --                                           |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 11.|       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
|    |                                                                         |
|    |               62,000 shares                                             |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 12.|       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES      [ ]   |
|    |       CERTAIN SHARES*                                                   |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 13.|       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                |
|    |                                                                         |
|    |               0.8%                                                      |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 14.|       TYPE OF REPORTING PERSON*                                         |
|    |                                                                         |
|    |               EP                                                        |
|----|--------------------------------------------------------------------------




                             Page 80 of 170 Pages

                                  SCHEDULE 13D

                                Amendment No. 1


         This Amendment No. 1 is being filed to amend Items 3, 4, 5(a)-(c) and 6 of the Initial Schedule 13D filed on September 19, 1991 (the "Initial Filing"). As amended, Items 3, 4, 5(a)-(c) and 6 should read in full as follows:

Item 3.        Source and Amount of Funds or Other Consideration.

         The source of funds used to purchase the securities of the Issuer to which this Statement relates held by each of Aeneas, Phemus, Harvard and HYI have been general funds (and income received therefrom) respectively, of Aeneas, Phemus, Harvard and HYI.

         Pursuant to the terms of a Stock Purchase Agreement dated March 30, 1990 and subsequently amended on December 4, 1990 and March 14, 1991 among, inter alia, the Issuer, Aeneas, Harvard and HYI, Aeneas, Harvard and HYI received rights to acquire 77,500 shares, 124,000 shares and 31,000 shares respectively, of Common Stock. All shares issued in this exchange transaction were issued on or before the closing of the Rights Offering.

         As a result of the distribution by the Issuer's parent corporation, Harken Energy Corporation, a Delaware corporation ("HEC"), to all of HEC's stockholders on the Reporting Date of rights to purchase shares of Common Stock of the Issuer and Class A Common Stock of Tejas Power Corporation ("Tejas"), Aeneas, Phemus, Harvard and HYI received rights to acquire 1,081,208 shares, 108,556 shares, 124,000 shares and 31,000 shares respectively, of Common Stock. All shares issued in the Rights Offering were issued on or before the closing of the Rights Offering. The exercise price of the rights was $8.00 per unit, each unit consisting of one share of Common Stock of the Issuer and one share of the Class A Common Stock of Tejas (a "Unit"). The terms and conditions of the issuance and exercise of the rights (the "Rights Offering") are more particularly set forth under the caption "The Rights Offering" in the Registration Statement on Form S-1 under the Securities Act of 1933 filed by the Issuer and E-Z Serve relating to the Rights Offering, which Registration Statement is referenced as Exhibit C attached to the Initial Filing (the "Registration Statement").

         Pursuant to the terms of a Standby Purchase Agreement dated September 18, 1990 and amended on December 6, 1990 and March 14, 1991, among, inter alia, the Issuer and Phemus, which is referenced as Exhibit D to the Initial Filing (the "Standby Agreement"), Phemus received, at the conclusion of the Rights Offering 1,288,953 Units (including 1,288,953 shares of the Issuer's Common Stock and 1,288,953 shares of Common Stock of E-Z Serve). In addition, Phemus received, at the conclusion of the Rights Offering 40,382 Units (including 40,382 shares of the Issuer's Common Stock and 40,382 shares of Class A Common Stock of Tejas in lieu of a cash discount on the purchase price of the Units purchased by it in the Rights Offering. Such discount was granted to Phemus by the Issuer and E-Z Serve in consideration of





                             Page 81 of 170 Pages

Phemus's commitment under the Standby Agreement to purchase certain shares of the Issuer and E-Z Serve not purchased by other stockholders of HEC pursuant to the Rights Offering.

         Pursuant to a Credit Agreement dated May 25, 1990 and subsequently amended on September 28, 1990, October 2, 1990, December 6, 1990 and March 14, 1991, among, inter alia, the Issuer and Phemus, which is referenced as Exhibit E hereto, Phemus received at the conclusion of the Rights Offering 216,718 shares of Common Stock as partial payment for original issue discount owed to Phemus by HEC, the Issuer and E-Z Serve in respect of certain loans made by Phemus to HEC, the Issuer and E-Z Serve under the Credit Agreement. The price per share for these shares was $2.175.

         The foregoing summaries of certain agreements and instruments relating to the transactions described herein are qualified in their entirety by reference to the complete texts thereof, set forth in applicable exhibits to the Initial Filing.

         On each of May 3, 1991 and June 13, 1991 Phemus acquired 62,000 shares of Common Stock from Harvard. On September 9, 1991 Phemus received 276 shares of Common Stock from an escrow account established by the Issuer pursuant to the Standby Agreement. On March 10, 1992, Aeneas transferred to Phemus all shares of Common Stock it held. The ownership of Common Stock reflected in this Schedule 13D takes into account the effect of these transactions.

Item 4.        Purpose of the Transaction.

         Each of Phemus, Harvard and HYI has purchased the shares of Common Stock it beneficially owns as of the date of this statement for investment purposes. Phemus entered into the Standby Agreement and the Credit Agreement for the purpose of assisting HEC, the Issuer and Tejas in consummating the Rights Offering.

         Neither Phemus, Harvard nor HYI has any plans or proposals which relate to or would result in any of the actions set forth in parts (b) through (j) of
Item 4. Phemus, Harvard and HYI are at this time filing this Amendment No. 1 to the initial Schedule 13D to report the transfer of all shares previously held by Aeneas to Phemus. Accordingly, all future filings with respect to transactions in the Common Stock of Phemus, Harvard or HYI shall be reported by Phemus, Harvard and HYI. Each of Phemus, Harvard and HYI disclaims any intention to influence control of management of the Issuer.



                              Page 82 of 170 Pages

Item 5.        Interest in Securities of the Issuer.

         (a), (b). Aeneas is the beneficial owner of no shares of Common Stock of the Issuer. Phemus is the beneficial owner of 2,937,592 shares of Common Stock (approximately 36.7% of the shares of Common Stock based upon the most recent filing of the Issuer with the Securities and Exchange Commission and including shares of Common Stock which Phemus has the right to acquire beneficial ownership of within 60 days).

         Harvard is the beneficial owner of 124,000 shares of the Common Stock (approximately 1.5% of the shares of Common Stock based upon the most recently available filing by the Issuer with the Securities and Exchange Commission and including shares of Common Stock which Harvard has the right to acquire the beneficial ownership of within 60 days). HYI is the beneficial owner of 62,000 shares of Common Stock (approximately 0.8% of the shares of the Common Stock based upon the most recently available filing by the Issuer with the Securities and Exchange Commission and including shares of Common Stock which HYI has the right to acquire beneficial ownership of within 60 days).

         Each of Phemus, Harvard and HYI is the beneficial owner of all of the shares of Common Stock to which this statement relates held in its name, and has sole power to vote and dispose of all of such shares.

         To the best of Phemus', Harvard's and HYI's knowledge and belief, none of the other officers or directors of Phemus, HYI, or The President and Fellows of Harvard beneficially owns any shares of the Common Stock of the Issuer.

         (c). Neither Phemus, Harvard nor HYI has engaged in any transactions in the Common Stock of the Issuer during the past 60 days. To the best of Phemus', Harvard's and HYI's knowledge and belief, none of the directors or executive officers of Phemus, or HYI nor any of the President or Fellows or other executive officers of Harvard has engaged in any transactions in the Common Stock of the Issuer during the past 60 days.


Item 6.        Contracts, Arrangements, Understandings or
               Relationships with Respect to Securities of Issuer.

         Harvard Management Company, Inc. ("HMC") has full discretion to direct the receipt of dividends from and vote the shares of the Issuer held by Phemus. HMC is a charitable membership corporation operated for the benefit of Harvard.



                             Page 83 of 170 Pages

                                    Signature

         After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  March 24, 1992

AENEAS VENTURE CORPORATION


By: /s/ Verne O. Sedlacek
    ------------------------------
   Name:  Verne O. Sedlacek
   Title: Vice President/Treasurer


PHEMUS CORPORATION


By: /s/ Verne O. Sedlacek
    ------------------------------
   Name:  Verne O. Sedlacek
   Title: Treasurer


PRESIDENT AND FELLOWS OF HARVARD COLLEGE


By: /s/ Verne O. Sedlacek
    ------------------------------
   Name:  Verne O. Sedlacek
   Title: Authorized Signatory


HARVARD-YENCHING INSTITUTE


By: /s/ Verne O. Sedlacek
    ------------------------------
   Name: Verne  O. Sedlacek
   Title: Authorized Signatory




                             Page 84 of 170 Pages

                                    EXHIBIT B

                        Directors and Executive Officers

         The names of the directors and executive officers and their business addresses and present principal occupation or employment are set forth below. If no business address is given, the director's or officer's business address is c/o Harvard Management Company, Inc., 600 Atlantic Avenue, Boston, Massachusetts 02210.

         I.    Directors of Aeneas

                                       Present Principal
     Name                                 Occupation
     ----                              -----------------

Jack R. Meyer                          President, Harvard
                                         Management Company, Inc.

Michael Eisensen                       Managing Partner, Aeneas
                                         Group, Inc.

Scott Sperling                         Managing Partner, Aeneas
                                         Group, Inc.


         II. Executive Officers of Aeneas (in addition to those listed above under (I))

                                       Office/Position
     Name                                with Aeneas
     ----                              -----------------

Jack Meyer                             President

Verne O. Sedlacek                      Vice President and Treasurer

Michael G. Thonis                      Vice President

Scott M. Sperling                      Vice President

Michael R. Eisenson                    Vice President

Maureen Streeter                       Secretary

Tami Nason                             Assistant Secretary




                             Page 85 of 170 Pages

         III.    Trustees of HYI

                                       Present Principal
     Name                                 Occupation
     ----                              -----------------

Professor Henry Rosovsky,              Professor, Harvard University
  Chairman

T. Jefferson Coolidge, Jr.             Private Investor

Professor Daniel Ingalls               Retired Professor, Harvard University

Ms. Phyllis D. Collins                 Trustee, Dillon Fund and the Clarence and
                                       Anne Dillon Dunwalke Trust

Dr. James T. Lavey                     President, Emory University

Dr. David W. Vikner                   President, United Board for
                                      Christian Higher Education
                                      in Asia

Dr. Nathan M. Pusey                   Retired President, Harvard University

Mr. Galen L. Stone                    Private Investor





                              Page 86 of 170 Pages

         IV. Executive Officers of HYI (in addition to those listed under (III))

                                       Office/Position
     Name                                  with HYI
     ----                              -----------------

Professor Patrick Hannan               Director

Edward J. Baker                        Assistant Director




                              Page 87 of 170 Pages

         V.      President and Fellows of Harvard and
                 Other Executive Officers of Harvard

                                       Office/Position
     Name                                with Harvard
     ----                              -----------------

Neil Rudenstine                        President

Robert Shenton                         Secretary

D. Ronald Daniel                       Treasurer

Charles P. Slichter                    Fellow

Robert G. Stone, Jr.                   Fellow

Judith Richards Hope                   Fellow

Vacancy                                Fellow

Henry Rosovsky                         Fellow

Daniel Steiner                         Vice President and
                                         General Counsel

Sally Zeckhauser                       Vice President

Fred L. Glimp                          Vice President of
                                         Alumni Affairs

Robert Scott                           Vice President of
                                         Financial Affairs

John Shattuck                          Vice President of
                                         Government, Community
                                         and Public Affairs




                              Page 88 of 170 Pages

         I.      Directors of Phemus

                                       Present Principal
     Name                                 Occupation
     ----                              -----------------

Jack R. Meyer                          President, Harvard Management
                                         Company

Verne O. Sedlacek                      Treasurer, Harvard Management
                                         Company

Michael R. Eisenson                    Managing Partner, Aeneas
                                         Group, Inc.


         II. Executive Officers of Phemus (in addition to those listed above under (VI))

                                       Office/Position
     Name                                with Phemus
     ----                              -----------------



Jack R. Meyer                          President

Verne O. Sedlacek                      Treasurer

Maureen S. Streeter                    Clerk/Secretary

Michael R. Eisenson                    Vice President

Scott M. Sperling                      Vice President

Michael Thonis                         Vice President

Tami E. Nason                          Assistant Clerk




                              Page 89 of 170 Pages

                                  UNITED STATES                     Schedule III
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*


                              E-Z SERVE CORPORATION
        ----------------------------------------------------------------
                                (Name of Issuer)


                         Common Stock, $0.01 par value,
              Series B Convertible Preferred Stock, $0.01 par value
        ----------------------------------------------------------------
                         (Title of Class of Securities)


                                   269-329-108
                          -----------------------------
                                 (CUSIP Number)

Verne O. Sedlacek                   COPY TO:           Christopher A. Klem, Esq.
Harvard Management                                     Ropes & Gray
  Company, Inc.                                        One International Place
600 Atlantic Avenue                                    Boston, MA 02110
Boston, MA  02110                                      (617) 951-7410
(617) 523-4400
-------------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)

                                 March 25, 1992
             ------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ]

Check the following box if a fee is being paid with the statement [ ] (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)
Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                              Page 90 of 170 Pages

------------------------           13D            -----------------------------
CUSIP No. 269-329-108  |                          |                            |
-----------------------                           ------------------------------


-------------------------------------------------------------------------------|
| 1. |      NAME OF REPORTING PERSONS                                          |
|    |      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS                 |
|    |                                                                         |
|    |              Aeneas Venture Corporation                                 |
|----|-------------------------------------------------------------------------|
|    |                                                           (a)     [X]   |
| 2. |       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 |
|    |                                                           (b)     [ ]   |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 3. |       SEC USE ONLY                                                      |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 4. |       SOURCE OF FUNDS*                                                  |
|    |               WC                                                        |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 5. |       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED    [ ]   |
|    |       PURSUANT TO ITEM 2(d) or 2(e)                                     |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 6. |       CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|    |           Delaware                                                      |
|----|-------------------------------------------------------------------------|
|                   |     |                                                    |
|                   |  7. |      SOLE VOTING POWER                             |
|     NUMBER OF     |     |                                                    |
|      SHARES       |     |       None                                         |
|   BENEFICIALLY    |----------------------------------------------------------|
|     OWNED BY      |     |                                                    |
|       EACH        |  8. |      SHARED VOTING POWER                           |
|     REPORTING     |     |                                                    |
|      PERSON       |     |       --                                           |
|       WITH        |----------------------------------------------------------|
|                   |     |      SOLE DISPOSITIVE POWER                        |
|                   |  9. |                                                    |
|                   |     |       None                                         |
|                   |----------------------------------------------------------|
|                   |     |                                                    |
|                   | 10. |      SHARED DISPOSITIVE POWER                      |
|                   |     |                                                    |
|                   |     |       --                                           |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 11.|       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
|    |                                                                         |
|    |               None                                                      |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 12.|       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES      [ ]   |
|    |       CERTAIN SHARES*                                                   |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 13.|       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                |
|    |                                                                         |
|    |               0%                                                        |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 14.|       TYPE OF REPORTING PERSON*                                         |
|    |                                                                         |
|    |               CO                                                        |
|----|-------------------------------------------------------------------------|




                              Page 91 of 170 Pages

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*


                              E-Z SERVE CORPORATION
        ----------------------------------------------------------------
                                (Name of Issuer)


                         Common Stock, $0.01 par value,
              Series B Convertible Preferred Stock, $0.01 par value
        ----------------------------------------------------------------
                         (Title of Class of Securities)


                                   269-329-108
                          -----------------------------
                                 (CUSIP Number)

Verne O. Sedlacek                COPY TO:              Christopher A. Klem, Esq.
Harvard Management                                     Ropes & Gray
  Company, Inc.                                        One International Place
600 Atlantic Avenue                                    Boston, MA 02110
Boston, MA  02110                                      (617) 951-7410
(617) 523-4400
--------------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)

                                 March 25, 1992
             ------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following bo [ ]

Check the following box if a fee is being paid with the statement [ ] (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)
Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                              Page 92 of 170 Pages

------------------------           13D            -----------------------------
CUSIP No. 269-329-108  |                          |                            |
-----------------------                           -----------------------------


-------------------------------------------------------------------------------|
| 1. |      NAME OF REPORTING PERSONS                                          |
|    |      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS                 |
|    |                                                                         |
|    |              Phemus Corporation                                         |
|----|-------------------------------------------------------------------------|
|    |                                                           (a)     [X]   |
| 2. |       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 |
|    |                                                           (b)     [ ]   |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 3. |       SEC USE ONLY                                                      |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 4. |       SOURCE OF FUNDS*                                                  |
|    |               WC                                                        |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 5. |       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED    [ ]   |
|    |       PURSUANT TO ITEM 2(d) or 2(e)                                     |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 6. |       CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|    |           Massachusetts                                                 |
|----|-------------------------------------------------------------------------|
|                |     |                                                       |
|                |  7. | SOLE VOTING POWER                                     |
|    NUMBER OF   |     |                                                       |
|     SHARES     |     | 2,937,592 Shares of Common Stock                      |
| BENEFICIALLY | | 13,228 Shares of Series B Convertible Preferred Stock | | OWNED BY |-------------------------------------------------------------|
|      EACH      |     |                                                       |
|    REPORTING   |  8. | SHARED VOTING POWER                                   |
|     PERSON     |     |                                                       |
|      WITH      |     | --                                                    |
|                |-------------------------------------------------------------|
|                |     | SOLE DISPOSITIVE POWER                                |
|                |  9. |                                                       |
|                |     | 2,937,592 Shares of Common Stock                      |
|                |     | 13,228 Shares of Series B Convertible Preferred Stock |
|                |-------------------------------------------------------------|
|                |     |                                                       |
|                | 10. | SHARED DISPOSITIVE POWER                              |
|                |     |                                                       |
|                |     |  --                                                   |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 11.|       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
|    |                                                                         |
|    |           2,937,592 Shares of Common Stock                              |
|    |           13,228 Shares of Series B Common Preferred Stock              |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 12.|       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES      [ ]   |
|    |       CERTAIN SHARES*                                                   |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 13.|       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                |
|    |                                                                         |
|    |           35.3% (assuming conversion of the Preferred Stock)            |
|    |           52.9% of Series B Convertible Preferred Stock                 |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 14.|       TYPE OF REPORTING PERSON*                                         |
|    |                                                                         |
|    |               CO                                                        |
|----|-------------------------------------------------------------------------|




                              Page 93 of 170 Pages

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*


                              E-Z SERVE CORPORATION
        ----------------------------------------------------------------
                                (Name of Issuer)


                         Common Stock, $0.01 par value,
              Series B Convertible Preferred Stock, $0.01 par value
        ----------------------------------------------------------------
                         (Title of Class of Securities)


                                   269-329-108
                          -----------------------------
                                 (CUSIP Number)

Verne O. Sedlacek                COPY TO:              Christopher A. Klem, Esq.
Harvard Management                                     Ropes & Gray
  Company, Inc.                                        One International Place
600 Atlantic Avenue                                    Boston, MA 02110
Boston, MA  02110                                      (617) 951-7410
(617) 523-4400
--------------------------------------------------------------------------------
 (Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)

                                 March 25, 1992
             ------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ]

Check the following box if a fee is being paid with the statement [ ] (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)
Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                              Page 94 of 170 Pages

------------------------           13D            -----------------------------
CUSIP No. 269-329-108  |                          |                            |
-----------------------                           -----------------------------


-------------------------------------------------------------------------------|
| 1. |      NAME OF REPORTING PERSONS                                          |
|    |      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS                 |
|    |                                                                         |
|    |               The President and Fellows of Harvard College              |
|----|-------------------------------------------------------------------------|
|    |                                                           (a)     [X]   |
| 2. |       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 |
|    |                                                           (b)     [ ]   |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 3. |       SEC USE ONLY                                                      |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 4. |       SOURCE OF FUNDS*                                                  |
|    |               WC                                                        |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 5. |       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED    [ ]   |
|    |       PURSUANT TO ITEM 2(d) or 2(e)                                     |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 6. |       CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|    |                                                                         |
|    |               Massachusetts                                             |
|----|-------------------------------------------------------------------------|
|                   |     |                                                    |
|                   |  7. |      SOLE VOTING POWER                             |
|     NUMBER OF     |     |                                                    |
|      SHARES       |     |       124,000 Shares of Common Stock               |
|   BENEFICIALLY    |----------------------------------------------------------|
|     OWNED BY      |     |                                                    |
|       EACH        |  8. |      SHARED VOTING POWER                           |
|     REPORTING     |     |                                                    |
|      PERSON       |     |       --                                           |
|       WITH        |----------------------------------------------------------|
|                   |     |      SOLE DISPOSITIVE POWER                        |
|                   |  9. |                                                    |
|                   |     |       124,000 Shares of Common Stock               |
|                   |----------------------------------------------------------|
|                   |     |                                                    |
|                   | 10. |      SHARED DISPOSITIVE POWER                      |
|                   |     |                                                    |
|                   |     |       --                                           |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 11.|       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
|    |                                                                         |
|    |               124,000 Shares of Common Stock                            |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 12.|       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES      [ ]   |
|    |       CERTAIN SHARES*                                                   |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 13.|       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                |
|    |                                                                         |
|    |               1.3%                                                      |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 14.|       TYPE OF REPORTING PERSON*                                         |
|    |                                                                         |
|    |               EP                                                        |
|----|-------------------------------------------------------------------------|




                              Page 95 of 170 Pages

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*


                              E-Z SERVE CORPORATION
        ----------------------------------------------------------------
                                (Name of Issuer)


                         Common Stock, $0.01 par value,
              Series B Convertible Preferred Stock, $0.01 par value
        ----------------------------------------------------------------
                         (Title of Class of Securities)


                                   269-329-108
                          -----------------------------
                                 (CUSIP Number)

Verne O. Sedlacek                COPY TO:              Christopher A. Klem, Esq.
Harvard Management                                     Ropes & Gray
  Company, Inc.                                        One International Place
600 Atlantic Avenue                                    Boston, MA 02110
Boston, MA  02110                                      (617) 951-7410
(617) 523-4400
--------------------------------------------------------------------------------
 (Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)

                                 March 25, 1992
             ------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ]

Check the following box if a fee is being paid with the statement [ ] (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)
Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                              Page 96 of 170 Pages

------------------------           13D            -----------------------------
CUSIP No. 269-329-108  |                          |                            |
-----------------------                           -----------------------------


-------------------------------------------------------------------------------|
| 1. |      NAME OF REPORTING PERSONS                                          |
|    |      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS                 |
|    |                                                                         |
|    |               Harvard-Yenching Institute                                |
|----|-------------------------------------------------------------------------|
|    |                                                           (a)     [X]   |
| 2. |       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 |
|    |                                                           (b)     [ ]   |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 3. |       SEC USE ONLY                                                      |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 4. |       SOURCE OF FUNDS*                                                  |
|    |               WC                                                        |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 5. |       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED    [ ]   |
|    |       PURSUANT TO ITEM 2(d) or 2(e)                                     |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 6. |       CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|    |                                                                         |
|    |               Massachusetts                                             |
|----|-------------------------------------------------------------------------|
|                   |     |                                                    |
|                   |  7. |      SOLE VOTING POWER                             |
|     NUMBER OF     |     |                                                    |
|      SHARES       |     |       62,000 Shares of Common Stock                |
|   BENEFICIALLY    |----------------------------------------------------------|
|     OWNED BY      |     |                                                    |
|       EACH        |  8. |      SHARED VOTING POWER                           |
|     REPORTING     |     |                                                    |
|      PERSON       |     |       --                                           |
|       WITH        |----------------------------------------------------------|
|                   |     |      SOLE DISPOSITIVE POWER                        |
|                   |  9. |                                                    |
|                   |     |       62,000 Shares of Common Stock                |
|                   |----------------------------------------------------------|
|                   |     |                                                    |
|                   | 10. |      SHARED DISPOSITIVE POWER                      |
|                   |     |                                                    |
|                   |     |       --                                           |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 11.|       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
|    |                                                                         |
|    |               62,000 Shares of Common Stock                             |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 12.|       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES      [ ]   |
|    |       CERTAIN SHARES*                                                   |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 13.|       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                |
|    |                                                                         |
|    |               0.6%                                                      |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 14.|       TYPE OF REPORTING PERSON*                                         |
|    |                                                                         |
|    |               EP                                                        |
|----|-------------------------------------------------------------------------|





                              Page 97 of 170 Pages

                                  SCHEDULE 13D

                                 Amendment No. 2


         Items 1, 4 and 5 of the Schedule 13D (Amendment No. 1) as filed on March 25, 1992 are hereby amended to read in their entirety as follows:

Item 1.      Securities and Issuer.

         This statement relates to the Common Stock, $0.01 par value (the "Common Stock") and the Series B Convertible Preferred Stock, $0.01 par value (the "Preferred Stock"), of E-Z Serve Corporation, a Delaware corporation (the "Issuer"), which has its principal executive offices at 10700 North Freeway, Suite 500, Houston, Texas 77037.

Item 4.      Purpose of the Transaction.

         Each of Phemus, Harvard and HYI has purchased the shares of Common Stock and Preferred Stock it beneficially owns as of the date of this statement for investment purposes. Each of Aeneas, Phemus, Harvard and HYI disclaims any intention to influence control of management.

         As part of its overall portfolio management as an institutional investor, each of Harvard, Aeneas, Phemus and HYI may from time to time otherwise acquire additional shares of the Issuer and may dispose of shares in the open market, in private transactions, pursuant to underwritings under registration rights granted by the Issuer and otherwise, depending upon various factors including the price level of the Common Stock, conditions in the securities markets, general economic and industry conditions, and the availability of other investment opportunities.

         Phemus entered into the Standby Agreement and the Credit Agreement for the purpose of assisting HEC, the Issuer and Tejas in consummating the Rights Offering. On March 25, 1992, Phemus Corporation purchased for investment purposes 13,228 shares of Preferred Stock of the Issuer. Also on March 25, 1992, each of Aeneas, Phemus, Harvard and HYI experienced a decline in percentage ownership of Common Stock of the Issuer due to the issuance of 1,600,000 shares of Common Stock to other parties in connection with the Issuer's acquisition of Taylor Petroleum, Inc.

         Neither Phemus, Harvard nor HYI has any plans or proposals which relate to or would result in any of the actions set forth in parts (b) through (j) of
Item 4.

Item 5.      Interest in Securities of the Issuer.

         (a), (b). Aeneas is the beneficial owner of no shares of stock of the Issuer. Phemus is the beneficial owner of 2,937,592 shares of Common Stock and 13,228 shares of Preferred Stock (approximately 35.3% of the shares of Common Stock and 52.9% of the shares of Preferred Stock based upon the most recent filing of the Issuer with the Securities and Exchange Commission and including shares of Common Stock and Preferred Stock which Phemus has the right to acquire





                              Page 98 of 170 Pages
beneficial ownership of within 60 days). Harvard is the beneficial owner of 124,000 shares of the Common Stock (approximately 1.3% of the shares of Common Stock based upon the most recently available filing by the Issuer with the Securities and Exchange Commission and including shares of Common Stock which Harvard has the right to acquire the beneficial ownership of within 60 days). HYI is the beneficial owner of 62,000 shares of Common Stock (approximately 0.6% of the shares of the Common Stock based upon the most recently available filing by the Issuer with the Securities and Exchange Commission and including shares of Common Stock which HYI has the right to acquire beneficial ownership of within 60 days).

         Each of Phemus, Harvard and HYI is the beneficial owner of all of the shares of Common Stock and Preferred Stock to which this statement relates held in its name, and each has sole power to vote and dispose of all of such shares.

         To the best of Phemus's, Harvard's and HYI's knowledge and belief, none of the other officers or directors of Phemus, HYI, or the President or Fellows of Harvard beneficially owns any shares of the Common Stock or Preferred Stock of the Issuer.

         (c). Neither Phemus, Harvard nor HYI has engaged in any transactions in the Common Stock or Preferred Stock of the Issuer during the past 60 days. To the best of Phemus's, Harvard's and HYI's knowledge and belief, none of the directors or executive officers of Phemus, or HYI nor any of the President or Fellows or other executive officers of Harvard has engaged in any transactions in the Common Stock or Preferred Stock of the Issuer during the past 60 days.

         (d).  None.

         (e).  Not Applicable.





                              Page 99 of 170 Pages

                                    Signature

         After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:   July __, 1992

AENEAS VENTURE CORPORATION

By: /s/ Verne O. Sedlacek
    ------------------------------
     Name:  Verne O. Sedlacek
     Title:  Vice President/Treasurer


PHEMUS CORPORATION

By: /s/ Verne O. Sedlacek
    ------------------------------
     Name:  Verne O. Sedlacek
     Title:  Treasurer


PRESIDENT AND FELLOWS OF HARVARD COLLEGE

By: /s/ Verne O. Sedlacek
    ------------------------------
     Name:  Verne O. Sedlacek
     Title:  Authorized Signatory


HARVARD-YENCHING INSTITUTE

By: /s/ Verne O. Sedlacek
    ------------------------------
     Name:  Verne O. Sedlacek
     Title:  Authorized Signatory





                             Page 100 of 170 Pages

                                                                     Schedule IV
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 3)*


                              E-Z SERVE CORPORATION
        ----------------------------------------------------------------
                                (Name of Issuer)


                 Common Stock, $.01 par value, Series B, Series D
                    and Series E Convertible Preferred Stock,
                               all $0.01 par value
        ----------------------------------------------------------------
                         (Title of Class of Securities)


                                   269-329-108
                          -----------------------------
                                 (CUSIP Number)

Verne O. Sedlacek                COPY TO:              Christopher A. Klem, Esq.
Harvard Management                                     Ropes & Gray
  Company, Inc.                                        One International Place
600 Atlantic Avenue                                    Boston, MA 02110-2624
Boston, MA  02210                                     (617) 951-7410
(617) 523-4400
 -------------------------------------------------------------------------------
 (Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                Communications)

                                  July 31, 1992
             ------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ]

Check the following box if a fee is being paid with the statement [ ] (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





                             Page 101 of 170 Pages

------------------------           13D            -----------------------------
CUSIP No. 269-329-108  |                          |                            |
-----------------------                           -----------------------------


-------------------------------------------------------------------------------|
| 1. |      NAME OF REPORTING PERSONS                                          |
|    |      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS                 |
|    |                                                                         |
|    |               Aeneas Venture Corporation                                |
|----|-------------------------------------------------------------------------|
|    |                                                           (a)     [X]   |
| 2. |       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 |
|    |                                                           (b)     [ ]   |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 3. |       SEC USE ONLY                                                      |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 4. |       SOURCE OF FUNDS*                                                  |
|    |               WC                                                        |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 5. |       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED    [ ]   |
|    |       PURSUANT TO ITEM 2(d) or 2(e)                                     |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 6. |       CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|    |                                                                         |
|    |               Delaware                                                  |
|----|-------------------------------------------------------------------------|
|                   |     |                                                    |
|                   |  7. |      SOLE VOTING POWER                             |
|     NUMBER OF     |     |                                                    |
|      SHARES       |     |       None                                         |
|   BENEFICIALLY    |----------------------------------------------------------|
|     OWNED BY      |     |                                                    |
|       EACH        |  8. |      SHARED VOTING POWER                           |
|     REPORTING     |     |                                                    |
|      PERSON       |     |       --                                           |
|       WITH        |----------------------------------------------------------|
|                   |     |      SOLE DISPOSITIVE POWER                        |
|                   |  9. |                                                    |
|                   |     |       None                                         |
|                   |----------------------------------------------------------|
|                   |     |                                                    |
|                   | 10. |      SHARED DISPOSITIVE POWER                      |
|                   |     |                                                    |
|                   |     |       --                                           |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 11.|       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
|    |                                                                         |
|    |               None                                                      |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 12.|       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES      [ ]   |
|    |       CERTAIN SHARES*                                                   |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 13.|       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                |
|    |                                                                         |
|    |               0%                                                        |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 14.|       TYPE OF REPORTING PERSON*                                         |
|    |                                                                         |
|    |               CO                                                        |
|----|-------------------------------------------------------------------------|





                             Page 102 of 170 Pages

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 3)*


                              E-Z SERVE CORPORATION
        ----------------------------------------------------------------
                                (Name of Issuer)


                 CommonStock, $.01 par value, Series B, Series D
                    and Series E Convertible Preferred Stock,
                               all $0.01 par value
        ----------------------------------------------------------------
                         (Title of Class of Securities)


                                   269-329-108
                          -----------------------------
                                 (CUSIP Number)

Verne O. Sedlacek                COPY TO:              Christopher A. Klem, Esq.
Harvard Management                                     Ropes & Gray
  Company, Inc.                                        One International Place
600 Atlantic Avenue                                    Boston, MA 02110-2624
Boston, MA  02210                                      (617) 951-7410
(617) 523-4400
 -------------------------------------------------------------------------------
 (Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)

                                  July 31, 1992
             ------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ]

Check the following box if a fee is being paid with the statement [ ] (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





                             Page 103 of 170 Pages

------------------------           13D            -----------------------------
CUSIP No. 269-329-108  |                          |                            |
-----------------------                           -----------------------------


-------------------------------------------------------------------------------|
| 1. |      NAME OF REPORTING PERSONS                                          |
|    |      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS                 |
|    |                                                                         |
|    |               Phemus Corporation                                        |
|----|-------------------------------------------------------------------------|
|    |                                                           (a)     [X]   |
| 2. |       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 |
|    |                                                           (b)     [ ]   |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 3. |       SEC USE ONLY                                                      |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 4. |       SOURCE OF FUNDS*                                                  |
|    |               WC                                                        |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 5. |       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED    [ ]   |
|    |       PURSUANT TO ITEM 2(d) or 2(e)                                     |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 6. |       CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|    |                                                                         |
|    |               Massachusetts                                             |
|----|-------------------------------------------------------------------------|
|                   |     |                                                    |
|                   |  7. | SOLE VOTING POWER                                  |
|      NUMBER OF    |     |                                                    |
|       SHARES      |     |  6,161,205 Shares of Common Stock on as-converted  |
|    BENEFICIALLY   |     |  basis--See Item 5                                 |
|      OWNED BY     |----------------------------------------------------------|
|        EACH       |     |                                                    |
|      REPORTING    |  8. | SHARED VOTING POWER                                |
|       PERSON      |     |                                                    |
|        WITH       |     | --                                                 |
|                   |----------------------------------------------------------|
|                   |     | SOLE DISPOSITIVE POWER                             |
|                   |  9. |                                                    |
|                   |     |  6,161,205 Shares of Common Stock on as-converted  |
|                   |     |  basis--See Item 5                                 |
|                   |----------------------------------------------------------|
|                   |     |                                                    |
|                   | 10. | SHARED DISPOSITIVE POWER                           |
|                   |     |                                                    |
|                   |     | --                                                 |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 11.|   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON          |
|    |                                                                         |
|         23,067,492 Shares of Common Stock on as-converted basis--See Item 5  |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 12.|   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES      [ ]       |
|    |   CERTAIN SHARES*                                                       |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 13.|   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                    |
|    |                                                                         |
|    |    85% on as-converted basis--See Item 5                                |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 14.|   TYPE OF REPORTING PERSON*                                             |
|    |                                                                         |
|    |    CO                                                                   |
|----|-------------------------------------------------------------------------|





                             Page 104 of 170 Pages

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 3)*


                              E-Z SERVE CORPORATION
        ----------------------------------------------------------------
                                (Name of Issuer)

                Common Stock, $0.01 par value, Series B, Series D
                    and Series E Convertible Preferred Stock,
                               all $0.01 par value

        ----------------------------------------------------------------
                         (Title of Class of Securities)


                                   269-329-108
                          -----------------------------
                                 (CUSIP Number)

Verne O. Sedlacek                COPY TO:              Christopher A. Klem, Esq.
Harvard Management                                     Ropes & Gray
  Company, Inc.                                        One International Place
600 Atlantic Avenue                                    Boston, MA 02110-2624
Boston, MA  02210                                      (617) 951-7410
(617) 523-4400
 -------------------------------------------------------------------------------
 (Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)

                                  July 31, 1992
             ------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ]

Check the following box if a fee is being paid with the statement [ ] (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)


sent.
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                             Page 105 of 170 Pages

------------------------           13D            -----------------------------
CUSIP No. 269-329-108  |                          |                            |
-----------------------                           -----------------------------


-------------------------------------------------------------------------------|
| 1. |      NAME OF REPORTING PERSONS                                          |
|    |      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS                 |
|    |                                                                         |
|    |               The President and Fellows of Harvard College              |
|----|-------------------------------------------------------------------------|
|    |                                                           (a)     [X]   |
| 2. |       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 |
|    |                                                           (b)     [ ]   |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 3. |       SEC USE ONLY                                                      |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 4. |       SOURCE OF FUNDS*                                                  |
|    |               WC                                                        |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 5. |       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED    [ ]   |
|    |       PURSUANT TO ITEM 2(d) or 2(e)                                     |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 6. |       CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|    |                                                                         |
|    |               Massachusetts                                             |
|----|-------------------------------------------------------------------------|
|                   |     |                                                    |
|                   |  7. |      SOLE VOTING POWER                             |
|     NUMBER OF     |     |                                                    |
|      SHARES       |     |       124,000 Shares of Common Stock               |
|   BENEFICIALLY    |----------------------------------------------------------|
|     OWNED BY      |     |                                                    |
|       EACH        |  8. |      SHARED VOTING POWER                           |
|     REPORTING     |     |                                                    |
|      PERSON       |     |       --                                           |
|       WITH        |----------------------------------------------------------|
|                   |     |      SOLE DISPOSITIVE POWER                        |
|                   |  9. |                                                    |
|                   |     |       124,000 Shares of Common Stock               |
|                   |----------------------------------------------------------|
|                   |     |                                                    |
|                   | 10. |      SHARED DISPOSITIVE POWER                      |
|                   |     |                                                    |
|                   |     |       --                                           |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 11.|       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
|    |                                                                         |
|    |               124,000 Shares of Common Stock                            |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 12.|       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES      [ ]   |
|    |       CERTAIN SHARES*                                                   |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 13.|       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                |
|    |                                                                         |
|    |               1.3%                                                      |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 14.|       TYPE OF REPORTING PERSON*                                         |
|    |                                                                         |
|    |               EP                                                        |
|----|-------------------------------------------------------------------------|




                             Page 106 of 170 Pages

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 3)*


                              E-Z SERVE CORPORATION
        ----------------------------------------------------------------
                                (Name of Issuer)

                Common Stock, $0.01 par value, Series B, Series D
                    and Series E Convertible Preferred Stock,
                               all $0.01 par value

        ----------------------------------------------------------------
                         (Title of Class of Securities)


                                   269-329-108
                          -----------------------------
                                 (CUSIP Number)

Verne O. Sedlacek               COPY TO:               Christopher A. Klem, Esq.
Harvard Management                                     Ropes & Gray
  Company, Inc.                                        One International Place
600 Atlantic Avenue                                    Boston, MA 02110-2624
Boston, MA  02210                                      617) 951-7410
(617) 523-4400
 -------------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)

                                  July 31, 1992
             ------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ]

Check the following box if a fee is being paid with the statement [ ] (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                             Page 107 of 170 Pages

------------------------           13D            -----------------------------
CUSIP No. 269-329-108  |                          |                            |
-----------------------                           -----------------------------


-------------------------------------------------------------------------------|
| 1. |      NAME OF REPORTING PERSONS                                          |
|    |      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS                 |
|    |                                                                         |
|    |               Harvard-Yenching Institute                                |
|----|-------------------------------------------------------------------------|
|    |                                                           (a)     [X]   |
| 2. |       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 |
|    |                                                           (b)     [ ]   |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 3. |       SEC USE ONLY                                                      |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 4. |       SOURCE OF FUNDS*                                                  |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 5. |       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED    [ ]   |
|    |       PURSUANT TO ITEM 2(d) or 2(e)                                     |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 6. |       CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|    |                                                                         |
|    |               Massachusetts                                             |
|----|-------------------------------------------------------------------------|
|                   |     |                                                    |
|                   |  7. |      SOLE VOTING POWER                             |
|     NUMBER OF     |     |                                                    |
|      SHARES       |     |       62,000 Shares of Common Stock                |
|   BENEFICIALLY    |----------------------------------------------------------|
|     OWNED BY      |     |                                                    |
|       EACH        |  8. |      SHARED VOTING POWER                           |
|     REPORTING     |     |                                                    |
|      PERSON       |     |       --                                           |
|       WITH        |----------------------------------------------------------|
|                   |     |      SOLE DISPOSITIVE POWER                        |
|                   |  9. |                                                    |
|                   |     |       62,000 Shares of Common Stock                |
|                   |----------------------------------------------------------|
|                   |     |                                                    |
|                   | 10. |      SHARED DISPOSITIVE POWER                      |
|                   |     |                                                    |
|                   |     |       --                                           |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 11.|       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
|    |                                                                         |
|    |               62,000 Shares of Common Stock                             |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 12.|       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES      [ ]   |
|    |       CERTAIN SHARES*                                                   |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 13.|       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                |
|    |                                                                         |
|    |               0.6%                                                      |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 14.|       TYPE OF REPORTING PERSON*                                         |
|    |                                                                         |
|    |               EP                                                        |
|----|-------------------------------------------------------------------------|



                             Page 108 of 170 Pages

                                  SCHEDULE 13D

                                 Amendment No. 3

         Items 1 through 7 of the Schedule 13 D as filed on September 19, 1991 are hereby amended to read in their entirety as follows:

Item 1.           Securities and Issuer.

         This statement relates to the Common Stock, $0.01 par value (the "Common Stock") and the Series B Convertible Preferred Stock, $0.01 par value (the "Series B Preferred Stock"), the Series D Convertible Preferred Stock, $0.01 par value (the "Series D Preferred Stock"), and the Series E Convertible Preferred Stock, $0.01 par value (the "Series E Preferred Stock") (collectively, the "Preferred Stock"), of E-Z Serve Corporation, a Delaware corporation (the "Issuer"), which has its principal executive offices at 10700 North Freeway, Suite 500, Houston, Texas 77037.

Item 2.           Identity and Background.

         This statement is filed by The President and Fellows of Harvard College, a Massachusetts educational corporation ("Harvard"), Aeneas Venture Corporation ("Aeneas"), a Delaware corporation that is a wholly-owned subsidiary of Harvard and title-holding company for the endowment fund of Harvard University, Phemus Corporation ("Phemus"), a Massachusetts corporation that is a subsidiary solely and directly controlled by Harvard and title-holding company for the endowment fund of Harvard University and the Harvard-Yenching Institute ("HYI"), a Massachusetts nonprofit corporation. The principal executive offices of Aeneas and Phemus are located at 600 Atlantic Avenue, 26th Floor, Boston, Massachusetts 02210. The principal executive offices of Harvard are located at Massachusetts Hall, Cambridge, Massachusetts 02138. The principal executive offices of HYI are located at 2 Divinity Avenue, Cambridge, Massachusetts 02138.

         Aeneas and Phemus are charitable title-holding companies for a portion of the endowment fund of Harvard University. Harvard is a Massachusetts educational corporation that administers the endowment fund of Harvard University. HYI is a Massachusetts nonprofit corporation.

         Aeneas's and Phemus's activities are carried on from their offices located at 600 Atlantic Avenue, Boston, Massachusetts. Harvard's activities are carried on from its office located at Massachusetts Hall, Cambridge, Massachusetts.

         Phemus entered into a Stockholders Agreement dated July 31, 1992 among Phemus, Tenacqco Bridge Partnership ("Tenacqco"), Intercontinental Mining & Resources Incorporated ("IMR"), and Quadrant Capital Corp. ("Quadrant") and the Issuer pursuant to which Phemus, Tenacqco, IMR and Quadrant had certain agreements relating to the voting, holding and disposition of shares of Common Stock and other convertible securities of the Issuer. On June 1, 1994, Phemus entered into an Amended and Restated Stockholders Agreement among Phemus, Tenacqco, IMR, Quadrant, DLJ Capital Corporation ("DLJ"), the Issuer, and certain employees





                             Page 109 of 170 Pages
of the Issuer (collectively, the "Holders"). The Amended and Restated Stockholders Agreement (the "Stockholders Agreement") is referenced as Exhibit C attached to Amendment No. 7, and Amendment No. 1 to the Stockholders Agreement is attached as Exhibit ___ hereto. Because of the existence of the Stockholders Agreement, Phemus may be deemed, pursuant to Rule 13d- 5(b)(1), to be a member of a "group" whose other members are Tenacqco, IMR and Quadrant. Under Rule 13d-5(b)(1) the group is deemed to have acquired beneficial ownership of all of the equity securities of the Issuer beneficially owned by the other members of the group. However, for all other purposes, Phemus disclaims beneficial ownership of Common Stock or other convertible securities of the Issuer beneficially owned by Tenacqco, IMR and Quadrant. Information contained herein relating to Tenacqco, IMR and Quadrant is provided to the best of Phemus's knowledge. Tenacqco is a New York general partnership formed to hold securities of TOC Retail, Inc., a Delaware corporation ("TOC"). Tenacqco's principal office is located at 140 Broadway, New York, New York 10005. Quadrant is a Delaware corporation formed to operate as a holding company. Quadrant's principal office is located at 127 East 73rd Street, New York, New York 10021. IMR is a corporation organized under the laws of the British Virgin Islands and was formed to operate as a holding company. The address of IMR's principal business and principal office is CITCO Building, P.O. Box 662, Road Town, Tortola, British Virgin Islands.

Item 3.           Source and Amount of Funds or Other Consideration.

         The source of funds used to purchase the securities of the Issuer to which this Statement relates held by each of Aeneas, Phemus, Harvard and HYI have been general funds (and income received therefrom) respectively, of Aeneas, Phemus, Harvard and HYI.

         Pursuant to the terms of a Stock Purchase Agreement dated March 30, 1990 and subsequently amended on December 4, 1990 and March 14, 1991 among, inter alia, the Issuer, Aeneas, Harvard and HYI, Aeneas, Harvard and HYI received rights to acquire 77,500 shares, 124,000 shares and 31,000 shares respectively, of Common Stock. All shares issued in this exchange transaction were issued on or before the closing of the Rights Offering.

         As a result of the distribution by the Issuer's parent corporation, Harken Energy Corporation, a Delaware corporation ("HEC"), to all of HEC's stockholders on the Reporting Date of rights to purchase shares of common stock of the Issuer and common stock of Tejas Power Corporation ("Tejas"), Aeneas, Phemus, Harvard and HYI received rights to acquire 1,081,208 shares, 108,556 shares, 124,000 shares and 31,000 shares respectively, of Common Stock. All shares issued in the Rights Offering were issued on or before the closing of the Rights Offering. The exercise price of the rights was $8.00 per unit, each unit consisting of one share of Common Stock of the Issuer and one share of the Class A Common Stock of Tejas (a "Unit"). The terms and conditions of the issuance and exercise of the rights (the "Rights Offering") are more particularly set forth under the caption "The Rights Offering" in the Registration Statement on Form S-1 under the Securities Act of 1933 filed by the Issuer and Tejas relating to the Rights Offering, which Registration Statement is referenced as Exhibit C attached hereto (the "Registration Statement").

         Pursuant to the terms of a Standby Purchase Agreement dated September 18, 1990 and amended on December 6, 1990 and March 14, 1991, among, inter alia, the Issuer and Phemus,





                             Page 110 of 170 Pages
which is referenced as Exhibit D hereto (the "Standby Agreement"), Phemus received, at the conclusion of the Rights Offering 1,288,953 Units (including 1,288,953 shares of the Issuer's Common Stock and 1,288,953 shares of Class A Common Stock of Tejas). In addition, Phemus received, at the conclusion of the Rights Offering 40,382 Units (including 40,382 shares of the Issuer's Common Stock and 40,382 shares of Class A Common Stock of Tejas) in lieu of a discount on the purchase price of the Units purchased by it in the Rights Offering. Such discount was granted to Phemus by the Issuer and Tejas in consideration of Phemus's commitment under the Standby Agreement to purchase certain shares of the Issuer and Tejas not purchased by other stockholders of HEC pursuant to the Rights Offering.

         Pursuant to a Credit Agreement dated May 25, 1990 and subsequently amended on September 28, 1990, October 2, 1990, December 6, 1990 and March 14, 1991, among, inter alia, the Issuer and Phemus, which is referenced as Exhibit E hereto, Phemus received at the conclusion of the Rights Offering 216,717 shares of Common Stock as partial payment for original issue discount owed to Phemus by HEC, the Issuer and Tejas in respect of certain loans made by Phemus to HEC, the Issuer and Tejas under the Credit Agreement. The price per share for these shares was $2.175.

         On each of May 3, 1991 and June 13, 1991 Phemus acquired 62,000 shares of Common Stock from Harvard. The ownership of Common Stock reflected in this
Schedule 13D takes into account the effect of these transactions.

         Pursuant to a Warrant Purchase Agreement dated July 15, 1992 among Phemus, IMR, Intercontinental Mining & Resources, Limited and the Issuer (the "Warrant Purchase Agreement"), Phemus received warrants (the "July Warrants") to purchase 160,818 shares of Common Stock of the Issuer in consideration of Phemus's agreement to extend guarantees of the repayment obligations of E-Z Serve Petroleum Marketing Company ("EZPET"), a wholly-owned subsidiary of the Issuer, under certain letters of credit issued by The First National Bank of Boston. The exercise price of the warrants is $1.90 per share of Common Stock for which the warrants are exercised, subject to adjustment from time to time. A copy of the Warrant Purchase Agreement and the form of the July Warrants are referenced as Exhibit G attached hereto.

         Pursuant to a Restructuring Agreement dated July 18, 1992 among Phemus, DLJ Bridge Finance, L.P. ("DLJ"), IMR, Bankers Trust Company and the Issuer, as amended on July 31, 1992 to transfer the rights and obligations of DLJ to Tenacqco (the "Restructuring Agreement"), Phemus acquired 1,587 shares of TOC Series B Preferred Stock, together with 1,587 warrants (the "Warrants") issued by the Issuer permitting the exchange of each share of the TOC Series B Preferred Stock at any time at the option of the holder for ten shares of the Series D Preferred Stock of the Issuer. The aggregate consideration paid by Phemus for the TOC Series B Preferred Stock and the Warrants was $1,587,000 advanced to Bankers Trust Company pursuant to the terms of the Restructuring Agreement. A copy of the Restructuring Agreement and the form of the Warrants are referenced as Exhibit H attached hereto.

         Pursuant to an Option Agreement dated July 18, 1992, among Phemus, DLJ and IMR, as amended on July 31, 1992 to transfer the rights and obligations of DLJ to Tenacqco (the "Option Agreement"), Phemus acquired in consideration for the payment of $1, options to purchase from



                             Page 111 of 170 Pages

Tenacqco 231,772 shares of Common Stock and 129,955 shares of Series E Preferred Stock of the Issuer at an exercise price of $1. Under the Option Agreement, Tenacqco has the option to require Phemus to purchase such shares form Tenacqco at an exercise price of $1. All such options expire if not exercised on or prior to December 31, 1992. A copy of the Option Agreement is referenced as Exhibit I attached hereto.

         The foregoing summaries of certain agreements and instruments relating to the transactions described herein are qualified in their entirety by reference to the complete texts thereof, set forth in applicable exhibits hereto.

Item 4.           Purpose of the Transaction.

         Each of Phemus, Harvard and HYI has purchased the shares of Common Stock and Preferred Stock it beneficially owns as of the date of this statement for investment purposes. Each of Phemus, Harvard and HYI disclaims any intention to influence control of management.

         As part of its overall portfolio management as an institutional investor, each of Harvard, Aeneas, Phemus and HYI may from time to time otherwise acquire additional shares of the Issuer and may dispose of shares in the open market, in private transactions, pursuant to underwritings under registration rights granted by the Issuer and otherwise, depending upon various factors including the price level of the Common Stock, conditions in the securities markets, general economic and industry conditions, and the availability of other investment opportunities.

         Phemus entered into the Standby Agreement and the Credit Agreement for the purpose of assisting HEC, the Issuer and Tejas in consummating the Rights Offering.

         On March 25, 1992, Phemus Corporation purchased for investment purposes 13,228 shares of Series B Preferred Stock of the Issuer. Also on March 25, 1992, each of Phemus, Harvard and HYI experienced a decline in percentage ownership of Common Stock of the Issuer due to the issuance of 1,600,000 shares of Common Stock to other parties in connection with the Issuer's acquisition of Taylor Petroleum, Inc.

         Phemus entered into the Warrant Purchase Agreement for the purpose of assisting EZPET, a wholly-owned subsidiary of the Issuer, in obtaining certain letters of credit issued by The First National Bank of Boston.

         Phemus entered into the Restructuring Agreement and the Option Agreement for the purpose of facilitating the acquisition of TOC by the Issuer.

         Neither Phemus, Harvard nor HYI has any plans or proposals which relate to or would result in any of the actions set forth in parts (b) through (j) of
Item 4.

Item 5.           Interest in Securities of the Issuer.

         (a), (b). Aeneas is the beneficial owner of no shares of stock of the Issuer.




                             Page 112 of 170 Pages

         Harvard is the beneficial owner of 124,000 shares of Common Stock (approximately 1.3% of the shares of Common Stock based upon the most recently available filing by the Issuer with the Securities and Exchange Commission and including shares of Common Stock which Harvard has the right to acquire the beneficial ownership of within 60 days).

         HYI is the beneficial owner of 62,000 shares of Common Stock (approximately 0.6% of the shares of Common Stock based upon the most recently available filing by the Issuer with the Securities and Exchange Commission and including shares of Common Stock which HYI has the right to acquire beneficial ownership of within 60 days).

         Phemus is the beneficial owner of 2,937,592 shares of Common Stock and, solely for the purpose of Rule 13d-3(d)(1)(i), may be deemed to be the beneficial owner of an additional 3,223,613 shares of Common Stock for a total beneficial ownership of 6,161,205 shares of Common Stock (approximately 41.8% of the shares of Common Stock based on the most recent filing of the Issuer with the Securities and Exchange Commission and including shares of stocks of the Issuer which Phemus has the right to acquire beneficial ownership of within 60 days). Such number of shares of Common Stock and percentage ownership assumes full conversion of Phemus's 13,228 shares of Series B Preferred Stock, the exercise of the July Warrants, the exercise of the Warrants received pursuant to the Restructuring Agreement and full conversion of all of Phemus's shares of Series D Preferred Stock acquired upon such exercise, and the exercise of Phemus's options pursuant to the Option Agreement (the "Phemus Option") to purchase Common Stock and Series E Preferred Stock, and full conversion of all such Series E Preferred Stock (all such exercises and conversions being referred to collectively as the "Phemus Full Exercise"). Of the Common Stock Phemus may be deemed to own beneficially, (i) 696,210 shares (representing approximately 4.7% of the Common Stock outstanding assuming Phemus Full Exercise) may be issued upon conversion of 13,228 shares of the Series B Preferred Stock, (ii) 160,818 shares may be issued upon exercise of the July Warrants (representing approximately 1.0% of the Common Stock outstanding assuming Phemus Full Exercise), (iii) 835,263 shares (representing approximately 5.7% of the Common Stock outstanding assuming Phemus Full Exercise) may be issued following the exercise of the 1,587 Warrants (which accompany the 1,587 shares of TOC Series B Preferred Stock owned by Phemus) to purchase 15,870 shares of Series D Preferred Stock and conversion of such Series D Preferred Stock into Common Stock, and
(iv) 231,772 shares (representing approximately 1.6% of the Common Stock outstanding assuming Phemus Full Exercise) and 1,299,550 shares (representing approximately 8.8% of the Common Stock outstanding assuming Phemus Full Exercise) may be issued upon the exercise of the Phemus Option, permitting the acquisition from Tenacqco of 231,772 shares of the Common Stock of the Issuer and 129,955 shares of Series E Preferred Stock convertible into 1,299,550 shares of Common Stock of the Issuer. The foregoing amounts and percentages do not include the shares of Common Stock of the Issuer beneficially owned by Harvard and 62,000 shares of Common Stock of the Issuer beneficially owned by HYI, nor do they give effect to (i) conversion of Series E Preferred Stock owned by Tenacqco, (ii) conversion of Series D Preferred Stock that may be acquired by Tenacqco and IMR or (iii) the exercise of options, warrants and conversion rights held by other holders of the Issuer's securities.

         Tenacqco owns or has the right to acquire and, solely for the purpose of Rule 13d- 3(d)(1)(i), may be deemed to beneficially own 14,213,174 shares of Common Stock, representing




                             Page 113 of 170 Pages
approximately 60% of the outstanding shares of Common Stock (assuming full conversion of all of Tenacqco's shares of Series E Preferred Stock and Series D Preferred Stock ("Tenacqco Full Exercise")). Of the Common Stock Tenacqco may be deemed to own beneficially, 10,721,990 shares (representing approximately 45% of the Common Stock assuming Tenacqco Full Exercise) may be issued upon conversion of 1,072,199 shares of Series E Preferred Stock and 1,578,947 shares (representing approximately 7% of the Common Shares assuming Tenacqco Full Exercise) may be issued following the exercise of the 3,000 Warrants (which accompany the 3,000 shares of TOC Series B Preferred Stock) to purchase 30,000 shares of Series D Preferred Stock of the Issuer and conversion of such Series D Preferred Stock into Common Stock. The foregoing amounts and percentages do not give effect to (i) exercise of rights under the Option Agreement that would reduce the beneficial ownership of Common Stock by Tenacqco, (ii) conversion of Series D Preferred Stock that may be acquired by Phemus and IMR or (iii) the exercise of options, warrants and conversion rights held by other holders of the Issuer's securities.

         IMR and Quadrant, which, for purposes of this Item 5 will be referred to jointly as "IMR," unless otherwise indicated, in the aggregate own or have the right to acquire and, solely for the purpose of Rule 13d-3(d)(1)(i), may be deemed to own beneficially 5,587,865 shares of Common Stock, representing approximately 39% of the outstanding Common Stock (assuming full conversion of all of IMR's shares of Series B Preferred Stock and Series D Preferred Stock, the exercise of such July Warrants as are held by IMR and the exercise of IMR's option pursuant to the Option Agreement (the "IMR Option") to purchase Common Stock and Series E Preferred Stock, and the full conversion of all such Series E Preferred Stock, all such exercises and conversions being referred to collectively as the "IMR Full Exercise"). Of the Common Stock IMR may be deemed to own beneficially, (i) 619,578 shares (representing approximately 4% of the Common Stock outstanding assuming IMR Full Exercise) may be issued upon conversion of 11,772 shares of Series B Preferred Stock, (ii) 143,129 shares (representing approximately 1% of the Common Stock outstanding assuming IMR Full Exercise) may be issued upon exercise of the July Warrants, (iii) 743,684 shares (representing approximately 5% of the Common Stock outstanding assuming IMR Full Exercise) may be issued upon the exercise of 1,413 Warrants (which accompany the 1,413 shares of TOC Series B Preferred Stock owned by IMR) to purchase 14,130 shares of Series D Preferred Stock of the Issuer and conversion of such Series D Preferred Stock into Common Stock and (iv) 206,360 shares (representing approximately 1% of the Common Stock outstanding assuming IMR Full Exercise) and 1,157,070 shares (representing approximately 8% of the Common Stock outstanding assuming IMR Full Exercise) may be issued upon the exercise of the IMR Option, permitting the acquisition from Tenacqco of 206,360 shares of the Issuer's Common Stock and 115,707 shares of Series E Preferred Stock convertible into 1,157,070 shares of Common Stock of the Issuer. The foregoing amounts and percentages do not give effect to (i) conversion of Series E Preferred Stock owned by Tenacqco, (ii) conversion of Series D Preferred Stock that may be acquired by Phemus and Tenacqco or (iii) the exercise of options, warrants and conversion rights held by other holders of the Issuer's securities.

         The aggregate number of shares of Common Stock beneficially owned by Phemus, Tenacqco, IMR, and Quadrant as a "group", for purposes of Rule 13d-5, is 23,067,492, representing approximately 85% of the outstanding Common Stock (assuming the full exercise of Phemus's, Tenacqco's, IMR's and Quadrant's warrants and options and full conversion of




                             Page 114 of 170 Pages

Phemus's, Tenacqco's, IMR's and Quadrant's shares of Preferred Stock of the Issuer, all such exercises and conversions being referred to collectively as the "Maximum Group Exercise").

         Pursuant to Rule 13d-5(b)(1), to the extent a "group" is deemed to exist by virtue of the Stockholders Agreement, such group would be deemed to have beneficial ownership of all equity securities of the Issuer beneficially owned by the other parties to the Stockholders Agreement. On that basis, such group would be deemed to beneficially own an aggregate of 23,067,492 shares of Common Stock, assuming Maximum Group Exercise, representing approximately 85% of the outstanding Common Stock of the Issuer, and would be deemed to have the power to vote or to direct the vote and the power to dispose or to direct the disposition of 23,067,492 shares of Common Stock assuming Maximum Group Exercise.

         Each of Phemus, Harvard and HYI is the beneficial owner of all of the shares of Common Stock and Preferred Stock to which this statement relates held in its name, and each has sole power to vote and dispose of all of such shares. As described more fully in Item 6 herein, Phemus, Quadrant and IMR each executed a New Proxy (as defined in Item 6) giving Tenacqco the right to vote all the voting shares owned by Quadrant, Phemus and IMR solely for the purpose of approving the issuance of certain shares of Common Stock of the Issuer. By reason of its ownership and ability to acquire Common Stock, Phemus may be deemed to have the sole power to vote or to direct the vote, and to dispose or direct the disposition of 6,161,205 shares of Common Stock. By reason of its ownership and ability to acquire Common Stock, IMR and Quadrant may be deemed in the aggregate to have the sole power to vote or to direct the vote, and to dispose or direct the disposition of 5,587,865 shares of Common Stock. By reason of their ownership and ability to acquire Common Stock, Tenacqco may be deemed to have the sole power to vote or to direct the vote, and to dispose or direct the disposition of 14,213,174 shares of Common Stock.

         To the best of Phemus's, Harvard's and HYI's knowledge and belief, none of the other officers or directors of Phemus, HYI, or the President or Fellows of Harvard beneficially owns any shares of the Common Stock or Preferred Stock of the Issuer.

         (c). Other than the transactions described above, neither Phemus, Harvard nor HYI has engaged in any transactions in the Common Stock or Preferred Stock of the Issuer during the past 60 days. To the best of Phemus's, Harvard's and HYI's knowledge and belief, none of the directors or executive officers of Phemus, or HYI nor any of the President or Fellows or other executive officers of Harvard has engaged in any transactions in the Common Stock or Preferred Stock of the Issuer during the past 60 days.

         (d).  None.

         (e).  Not Applicable.




                             Page 115 of 170 Pages

Item 6.           Contracts, Arrangements, Understandings or
                  Relationships with Respect to Securities of Issuer.

         Pursuant to a proxy dated July 31, 1992 executed by Phemus in favor of Tenacqco (the "New Proxy"), Tenacqco has the right to vote or otherwise act with respect to all shares of voting stock of the Issuer owned by Phemus, solely to approve the issuance of Common Stock of the Issuer as contemplated by a certain Stock Purchase Agreement dated as of July 18, 1992, amended as of July 21, 1992 and amended and restated as of July 31, 1992, between the Issuer and Tenacqco. Such New Proxy replaces a prior proxy (the "Proxy") executed by Phemus in favor of DLJ Bridge Finance, L.P. covering the same number of voting shares and identical in form and purpose to the New Proxy. Copies of the Proxy and the New Proxy are referenced as Exhibit J attached hereto.

         Except as provided in the New Proxy described in this Item 6, and in the Stockholders Agreement described in Item 2 above, Harvard Management Company, Inc. ("HMC") has full discretion to direct the receipt of dividends from and vote the shares of the Issuer held by Phemus. HMC is a charitable membership corporation operated for the benefit of Harvard.

Item 7.           Material to be Filed as Exhibits.

         Exhibit A:  Information concerning Reporting Persons.

         Exhibit B: Information concerning Reporting Persons' officers, directors and others.

         Exhibit C: Registration Statement (Registration No. 33-37141) on Form S-1 under the Securities Act of 1933 dated March 22, 1991 (the "Registration Statement") filed by E-Z Serve Corporation and Tejas Power Corporation with the Securities and Exchange Commission (all information set forth under the captions "The Rights Offering" and "Related Exchange Transactions") (incorporated by reference to such filing).

         Exhibit D: Standby Purchase Agreement dated September 18, 1990 and subsequently amended, among, inter alia, E-Z Serve Corporation and Phemus Corporation (incorporated by reference to Exhibit 10.2 to the Registration Statement).

         Exhibit E: Credit Agreement dated May 25, 1990 and subsequently amended, among, inter alia, E-Z Serve Corporation and Phemus Corporation (incorporated by reference to Exhibit 10.1 to the Registration Statement).

         Exhibit F: Stockholders Agreement dated July 31, 1992 among, inter alia, E-Z Serve Corporation and Phemus Corporation.

         Exhibit G: Warrant Purchase Agreement dated July 15, 1992 among, inter alia, E-Z Serve Corporation and Phemus Corporation, and form of Warrant.



                             Page 116 of 170 Pages

         Exhibit H: Restructuring Agreement dated July 18, 1992 and subsequently amended, among, inter alia, E-Z Serve Corporation and Phemus Corporation, and form of Warrant.

         Exhibit I: Option Agreement dated July 18, 1992 and subsequently amended, among Phemus Corporation, DLJ Bridge Finance, L.P. and Intercontinental Mining & Resources Incorporated.

         Exhibit J: New Proxy dated July 31, 1992 executed by Phemus Corporation in favor of Tenacqco Bridge Partnership replacing Proxy dated July 18, 1992 executed by Phemus Corporation in favor of DLJ Bridge Finance, L.P.



                             Page 117 of 170 Pages

                                    Signature

         After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  August __, 1992

AENEAS VENTURE CORPORATION

By: /s/ Verne O. Sedlacek
    ------------------------------
    Name:  Verne O. Sedlacek
    Title:  Vice President/Treasurer


PHEMUS CORPORATION

By: /s/ Verne O. Sedlacek
    ------------------------------
    Name:  Verne O. Sedlacek
    Title:  Treasurer


PRESIDENT AND FELLOWS OF HARVARD COLLEGE

By: /s/ Verne O. Sedlacek
    ------------------------------
    Name:  Verne O. Sedlacek
    Title:  Authorized Signatory


HARVARD-YENCHING INSTITUTE

By: /s/ Verne O. Sedlacek
    ------------------------------
    Name:  Verne O. Sedlacek
    Title:  Authorized Signatory



                             Page 118 of 170 Pages

                                                                      Schedule V
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 4)*


                              E-Z SERVE CORPORATION
        ----------------------------------------------------------------
                                (Name of Issuer)


                 CommonStock, $.01 par value, Series B, Series D
                    and Series E Convertible Preferred Stock,
                               all $0.01 par value
        ----------------------------------------------------------------
                         (Title of Class of Securities)


                                   269-329-108
                          -----------------------------
                                 (CUSIP Number)

Verne O. Sedlacek               COPY TO:               Christopher A. Klem, Esq.
Harvard Management                                     Ropes & Gray
  Company, Inc.                                        One International Place
600 Atlantic Avenue                                    Boston, MA 02110
Boston, MA  02110                                      (617) 951-7410
(617) 523-4400
--------------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)

                                September 9, 1992
             ------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ]

Check the following box if a fee is being paid with the statement [ ] (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                             Page 119 of 170 Pages

------------------------           13D            -----------------------------
CUSIP No. 269-329-108  |                          |                            |
-----------------------                           ------------------------------


-------------------------------------------------------------------------------|
| 1. |      NAME OF REPORTING PERSONS                                          |
|    |      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS                 |
|    |                                                                         |
|    |               Aeneas Venture Corporation                                |
|----|-------------------------------------------------------------------------|
|    |                                                           (a)     [X]   |
| 2. |       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 |
|    |                                                           (b)     [ ]   |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 3. |       SEC USE ONLY                                                      |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 4. |       SOURCE OF FUNDS*                                                  |
|    |               WC                                                        |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 5. |       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED    [ ]   |
|    |       PURSUANT TO ITEM 2(d) or 2(e)                                     |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 6. |       CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|    |                                                                         |
|    |               Delaware                                                  |
|----|-------------------------------------------------------------------------|
|                   |     |                                                    |
|                   |  7. |      SOLE VOTING POWER                             |
|     NUMBER OF     |     |                                                    |
|      SHARES       |     |       None                                         |
|   BENEFICIALLY    |----------------------------------------------------------|
|     OWNED BY      |     |                                                    |
|       EACH        |  8. |      SHARED VOTING POWER                           |
|     REPORTING     |     |                                                    |
|      PERSON       |     |       --                                           |
|       WITH        |----------------------------------------------------------|
|                   |     |      SOLE DISPOSITIVE POWER                        |
|                   |  9. |                                                    |
|                   |     |       None                                         |
|                   |----------------------------------------------------------|
|                   |     |                                                    |
|                   | 10. |      SHARED DISPOSITIVE POWER                      |
|                   |     |                                                    |
|                   |     |       --                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 11.|       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
|    |                                                                         |
|    |               None                                                      |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 12.|       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES      [ ]   |
|    |       CERTAIN SHARES*                                                   |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 13.|       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                |
|    |                                                                         |
|    |               0%                                                        |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 14.|       TYPE OF REPORTING PERSON*                                         |
|    |                                                                         |
|    |               CO                                                        |
|----|-------------------------------------------------------------------------|



                             Page 120 of 170 Pages

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 4)*


                              E-Z SERVE CORPORATION
        ----------------------------------------------------------------
                                (Name of Issuer)


                 CommonStock, $.01 par value, Series B, Series D
                    and Series E Convertible Preferred Stock,
                               all $0.01 par value
        ----------------------------------------------------------------
                         (Title of Class of Securities)


                                   269-329-108
                          -----------------------------
                                 (CUSIP Number)

Verne O. Sedlacek               COPY TO:               Christopher A. Klem, Esq.
Harvard Management                                     Ropes & Gray
  Company, Inc.                                        One International Place
600 Atlantic Avenue                                    Boston, MA 02110
Boston, MA  02110                                     (617) 951-7410
(617) 523-4400
--------------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)

                                September 9, 1992
             ------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ]

Check the following box if a fee is being paid with the statement [ ] (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                             Page 121 of 170 Pages

------------------------           13D            -----------------------------
CUSIP No. 269-329-108  |                          |                            |
-----------------------                           -----------------------------


-------------------------------------------------------------------------------|
| 1. |      NAME OF REPORTING PERSONS                                          |
|    |      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS                 |
|    |                                                                         |
|    |               Phemus Corporation                                        |
|----|-------------------------------------------------------------------------|
|    |                                                           (a)     [X]   |
| 2. |       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 |
|    |                                                           (b)     [ ]   |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 3. |       SEC USE ONLY                                                      |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 4. |       SOURCE OF FUNDS*                                                  |
|    |               WC                                                        |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 5. |       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED    [ ]   |
|    |       PURSUANT TO ITEM 2(d) or 2(e)                                     |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 6. |       CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|    |                                                                         |
|    |               Massachusetts                                             |
|----|-------------------------------------------------------------------------|
|                   |     |                                                    |
|                   |  7. | SOLE VOTING POWER                                  |
|      NUMBER OF    |     |                                                    |
|       SHARES      |     |  6,161,205 Shares of Common Stock on as-converted  |
|    BENEFICIALLY   |     |  basis--See Item 5                                 |
|      OWNED BY     |----------------------------------------------------------|
|        EACH       |     |                                                    |
|      REPORTING    |  8. | SHARED VOTING POWER                                |
|       PERSON      |     |                                                    |
|        WITH       |     | --                                                 |
|                   |----------------------------------------------------------|
|                   |     | SOLE DISPOSITIVE POWER                             |
|                   |  9. |                                                    |
|                   |     |  6,161,205 Shares of Common Stock on as-converted  |
|                   |     |  basis--See Item 5                                 |
|                   |----------------------------------------------------------|
|                   |     |                                                    |
|                   | 10. | SHARED DISPOSITIVE POWER                           |
|                   |     |                                                    |
|                   |     | --                                                 |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 11.|   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON          |
|    |                                                                         |
|         23,067,492 Shares of Common Stock on as-converted basis--See Item 5  |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 12.|   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES      [ ]       |
|    |   CERTAIN SHARES*                                                       |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 13.|   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                    |
|    |                                                                         |
|    |    85% on as-converted basis--See Item 5                                |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 14.|   TYPE OF REPORTING PERSON*                                             |
|    |                                                                         |
|    |    CO                                                                   |
|----|-------------------------------------------------------------------------|





                             Page 122 of 170 Pages

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 4)*


                              E-Z SERVE CORPORATION
        ----------------------------------------------------------------
                                (Name of Issuer)

                Common Stock, $0.01 par value, Series B, Series D
                    and Series E Convertible Preferred Stock,
                               all $0.01 par value

        ----------------------------------------------------------------
                         (Title of Class of Securities)


                                   269-329-108
                          -----------------------------
                                 (CUSIP Number)

Verne O. Sedlacek               COPY TO:               Christopher A. Klem, Esq.
Harvard Management                                     Ropes & Gray
  Company, Inc.                                        One International Place
600 Atlantic Avenue                                    Boston, MA 02110
Boston, MA  02210                                      (617) 951-7410
(617) 523-4400
--------------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)

                                September 9, 1992
             ------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ]

Check the following box if a fee is being paid with the statement [ ] (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





                             Page 123 of 170 Pages

------------------------           13D            -----------------------------
CUSIP No. 269-329-108  |                          |                            |
-----------------------                           -----------------------------


-------------------------------------------------------------------------------|
| 1. |      NAME OF REPORTING PERSONS                                          |
|    |      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS                 |
|    |                                                                         |
|    |               The President and Fellows of Harvard College              |
|----|-------------------------------------------------------------------------|
|    |                                                           (a)     [X]   |
| 2. |       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 |
|    |                                                           (b)     [ ]   |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 3. |       SEC USE ONLY                                                      |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 4. |       SOURCE OF FUNDS*                                                  |
|    |               WC                                                        |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 5. |       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED    [ ]   |
|    |       PURSUANT TO ITEM 2(d) or 2(e)                                     |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 6. |       CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|    |                                                                         |
|    |               Massachusetts                                             |
|----|-------------------------------------------------------------------------|
|                   |     |                                                    |
|                   |  7. |      SOLE VOTING POWER                             |
|     NUMBER OF     |     |                                                    |
|      SHARES       |     |       124,000 Shares of Common Stock               |
|   BENEFICIALLY    |----------------------------------------------------------|
|     OWNED BY      |     |                                                    |
|       EACH        |  8. |      SHARED VOTING POWER                           |
|     REPORTING     |     |                                                    |
|      PERSON       |     |       --                                           |
|       WITH        |----------------------------------------------------------|
|                   |     |      SOLE DISPOSITIVE POWER                        |
|                   |  9. |                                                    |
|                   |     |       124,000 Shares of Common Stock               |
|                   |----------------------------------------------------------|
|                   |     |                                                    |
|                   | 10. |      SHARED DISPOSITIVE POWER                      |
|                   |     |                                                    |
|                   |     |       --                                           |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 11.|       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
|    |                                                                         |
|    |               124,000 Shares of Common Stock                            |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 12.|       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES      [ ]   |
|    |       CERTAIN SHARES*                                                   |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 13.|       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                |
|    |                                                                         |
|    |               1.3%                                                      |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 14.|       TYPE OF REPORTING PERSON*                                         |
|    |                                                                         |
|    |               EP                                                        |
|----|-------------------------------------------------------------------------|



                             Page 124 of 170 Pages

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 4)*


                              E-Z SERVE CORPORATION
        ----------------------------------------------------------------
                                (Name of Issuer)

                Common Stock, $0.01 par value, Series B, Series D
                    and Series E Convertible Preferred Stock,
                               all $0.01 par value

        ----------------------------------------------------------------
                         (Title of Class of Securities)


                                   269-329-108
                          -----------------------------
                                 (CUSIP Number)

Verne O. Sedlacek               COPY TO:               Christopher A. Klem, Esq.
Harvard Management                                     Ropes & Gray
  Company, Inc.                                        One International Place
600 Atlantic Avenue                                    Boston, MA 02110
Boston, MA  02110                                     (617) 951-7410
(617) 523-4400
--------------------------------------------------------------------------------
(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)

                                September 9, 1992
             ------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ]

Check the following box if a fee is being paid with the statement [ ] (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                             Page 125 of 170 Pages

------------------------           13D            -----------------------------
CUSIP No. 269-329-108  |                          |                            |
-----------------------                           -----------------------------


-------------------------------------------------------------------------------|
| 1. |      NAME OF REPORTING PERSONS                                          |
|    |      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS                 |
|    |                                                                         |
|    |               Harvard-Yenching Institute                                |
|----|-------------------------------------------------------------------------|
|    |                                                           (a)     [X]   |
| 2. |       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 |
|    |                                                           (b)     [ ]   |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 3. |       SEC USE ONLY                                                      |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 4. |       SOURCE OF FUNDS*                                                  |
|    |               WC                                                        |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 5. |       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED    [ ]   |
|    |       PURSUANT TO ITEM 2(d) or 2(e)                                     |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 6. |       CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|    |                                                                         |
|    |               Massachusetts                                             |
|----|-------------------------------------------------------------------------|
|                   |     |                                                    |
|                   |  7. |      SOLE VOTING POWER                             |
|     NUMBER OF     |     |                                                    |
|      SHARES       |     |       62,000 Shares of Common Stock                |
|   BENEFICIALLY    |----------------------------------------------------------|
|     OWNED BY      |     |                                                    |
|       EACH        |  8. |      SHARED VOTING POWER                           |
|     REPORTING     |     |                                                    |
|      PERSON       |     |       --                                           |
|       WITH        |----------------------------------------------------------|
|                   |     |      SOLE DISPOSITIVE POWER                        |
|                   |  9. |                                                    |
|                   |     |       62,000 Shares of Common Stock                |
|                   |----------------------------------------------------------|
|                   |     |                                                    |
|                   | 10. |      SHARED DISPOSITIVE POWER                      |
|                   |     |                                                    |
|                   |     |       --                                           |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 11.|       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
|    |                                                                         |
|    |               62,000 Shares of Common Stock                             |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 12.|       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES      [ ]   |
|    |       CERTAIN SHARES*                                                   |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 13.|       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                |
|    |                                                                         |
|    |               0.6%                                                      |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 14.|       TYPE OF REPORTING PERSON*                                         |
|    |                                                                         |
|    |               EP                                                        |
|----|-------------------------------------------------------------------------|




                             Page 126 of 170 Pages

                                  SCHEDULE 13D

                                 Amendment No. 4


         Items 3, 4, and 5 of the Schedule 13D as filed on September 19, 1991 are hereby amended to read in their entirety as follows:

Item 3.           Source and Amount of Funds or Other Consideration.

         The source of funds used to purchase the securities of the Issuer to which this Statement relates held by each of Aeneas, Phemus, Harvard and HYI have been general funds (and income received therefrom) respectively, of Aeneas, Phemus, Harvard and HYI.

         Pursuant to the terms of a Stock Purchase Agreement dated March 30, 1990 and subsequently amended on December 4, 1990 and March 14, 1991 among, inter alia, the Issuer, Aeneas, Harvard and HYI, Aeneas, Harvard and HYI received rights to acquire 77,500 shares, 124,000 shares and 31,000 shares respectively, of Common Stock. All shares issued in this exchange transaction were issued on or before the closing of the Rights Offering.

         As a result of the distribution by the Issuer's parent corporation, Harken Energy Corporation, a Delaware corporation ("HEC"), to all of HEC's stockholders on the Reporting Date of rights to purchase shares of common stock of the Issuer and common stock of Tejas Power Corporation ("Tejas"), Aeneas, Phemus, Harvard and HYI received rights to acquire 1,081,208 shares, 108,556 shares, 124,000 shares and 31,000 shares respectively, of Common Stock. All shares issued in the Rights Offering were issued on or before the closing of the Rights Offering. The exercise price of the rights was $8.00 per unit, each unit consisting of one share of Common Stock of the Issuer and one share of the Class A Common Stock of Tejas (a "Unit"). The terms and conditions of the issuance and exercise of the rights (the "Rights Offering") are more particularly set forth under the caption "The Rights Offering" in the Registration Statement on Form S-1 under the Securities Act of 1933 filed by the Issuer and Tejas relating to the Rights Offering, which Registration Statement is referenced as Exhibit C attached hereto (the "Registration Statement").

         Pursuant to the terms of a Standby Purchase Agreement dated September 18, 1990 and amended on December 6, 1990 and March 14, 1991, among, inter alia, the Issuer and Phemus, which is referenced as Exhibit D hereto (the "Standby Agreement"), Phemus received, at the conclusion of the Rights Offering 1,288,953 Units (including 1,288,953 shares of the Issuer's Common Stock and 1,288,953 shares of Class A Common Stock of Tejas). In addition, Phemus received, at the conclusion of the Rights Offering 40,382 Units (including 40,382 shares of the Issuer's Common Stock and 40,382 shares of Class A Common Stock of Tejas) in lieu of a discount on the purchase price of the Units purchased by it in the Rights Offering. Such discount was granted to Phemus by the Issuer and Tejas in consideration of Phemus's commitment under the Standby Agreement to purchase certain shares of the Issuer and Tejas not purchased by other stockholders of HEC pursuant to the Rights Offering.





                             Page 127 of 170 Pages

         Pursuant to a Credit Agreement dated May 25, 1990 and subsequently amended on September 28, 1990, October 2, 1990, December 6, 1990 and March 14, 1991, among, inter alia, the Issuer and Phemus, which is referenced as Exhibit E hereto, Phemus received at the conclusion of the Rights Offering 216,717 shares of Common Stock as partial payment for original issue discount owed to Phemus by HEC, the Issuer and Tejas in respect of certain loans made by Phemus to HEC, the Issuer and Tejas under the Credit Agreement. The price per share for these shares was $2.175.

         On each of May 3, 1991 and June 13, 1991 Phemus acquired 62,000 shares of Common Stock from Harvard. The ownership of Common Stock reflected in this
Schedule 13D takes into account the effect of these transactions.

         Pursuant to a Warrant Purchase Agreement dated July 15, 1992 among Phemus, IMR, Intercontinental Mining & Resources, Limited and the Issuer (the "Warrant Purchase Agreement"), Phemus received warrants (the "July Warrants") to purchase 160,818 shares of Common Stock of the Issuer in consideration of Phemus's agreement to extend guarantees of the repayment obligations of E-Z Serve Petroleum Marketing Company ("EZPET"), a wholly-owned subsidiary of the Issuer, under certain letters of credit issued by The First National Bank of Boston. The exercise price of the warrant is $1.90 per share of Common Stock for which the warrants are exercised, subject to adjustment from time to time. A copy of the Warrant Purchase Agreement and the form of the July Warrants are referenced as Exhibit G attached hereto.

         Pursuant to a Restructuring Agreement dated July 18, 1992 among Phemus, DLJ Bridge Finance, L.P. ("DLJ") IMR, Bankers Trust Company and the Issuer, as amended on July 31, 1992 to transfer the rights and obligations of DLJ to Tenacqco (the "Restructuring Agreement"), Phemus acquired 1,587 shares of TOC Series B Preferred Stock, together with 1,587 warrants (the "Warrants") issued by the Issuer permitting the exchange of each share of the TOC Series B Preferred Stock at any time at the option of the holder for ten shares of the Series D Preferred Stock of the Issuer. The aggregate consideration paid by Phemus for the TOC Series B Preferred Stock and the Warrants was $1,587,000 advanced to Bankers Trust Company pursuant to the terms of the Restructuring Agreement. A copy of the Restructuring Agreement and the form of the Warrants are referenced as Exhibit H attached hereto.

         Pursuant to an Option Agreement dated July 18, 1992, among Phemus, DLJ and IMR, as amended on July 31, 1992 to transfer the rights and obligations of DLJ to Tenacqco, (the "Option Agreement"), Phemus acquired in consideration for the payment of $1, options to purchase from Tenacqco 231,772 shares of Common Stock and 129,955 shares of Series E Preferred Stock of the Issuer at an exercise price of $1. A copy of the Option Agreement is referenced as Exhibit I attached hereto. On September 9, 1992, Phemus delivered an exercise notice under the Option Agreement pursuant to which Tenacqco has arranged for the transfer to Phemus of 231,772 shares of Common Stock and 129,955 shares of Series E Preferred Stock of the Issuer.

         The foregoing summaries of certain agreements and instruments relating to the transactions described herein are qualified in their entirety by reference to the complete texts thereof, set forth in applicable exhibits hereto.




                             Page 128 of 170 Pages

Item 4.           Purpose of the Transaction.

         Each of Phemus, Harvard and HYI has purchased the shares of Common Stock and Preferred Stock it beneficially owns as of the date of this statement for investment purposes. Each of Phemus, Harvard and HYI disclaims any intention to influence control of management.

         As part of its overall portfolio management as an institutional investor, each of Harvard, Aeneas, Phemus and HYI may from time to time otherwise acquire additional shares of the Issuer and may dispose of shares in the open market, in private transactions, pursuant to underwritings under registration rights granted by the Issuer and otherwise, depending upon various factors including the price level of the Common Stock, conditions in the securities markets, general economic and industry conditions, and the availability of other investment opportunities.

         Phemus entered into the Standby Agreement and the Credit Agreement for the purpose of assisting HEC, the Issuer and Tejas in consummating the Rights Offering.

         On March 25, 1992, Phemus purchased for investment purposes 13,228 shares of Series B Preferred Stock of the Issuer. Also on March 25, 1992, each of Phemus, Harvard and HYI experienced a decline in percentage ownership of Common Stock of the Issuer due to the issuance of 1,600,000 shares of Common Stock to other parties in connection with the Issuer's acquisition of Taylor Petroleum, Inc.

         Phemus entered into the Warrant Purchase Agreement for the purpose of assisting EZPET, a wholly-owned subsidiary of the Issuer, in obtaining certain letters of credit issued by The First National Bank of Boston.

         Phemus entered into the Restructuring Agreement and the Option Agreement for the purpose of facilitating the acquisition of TOC by the Issuer.

         Phemus exercised its option under the Option Agreement to purchase from Tenacqco 231,722 shares of Common Stock and 129,955 shares of Series E Preferred Stock of the Issuer for investment purposes.

         Neither Phemus, Harvard nor HYI has any plans or proposals which relate to or would result in any of the actions set forth in parts (b) through (j) of
Item 4.

Item 5.           Interest in Securities of the Issuer.

         (a), (b). Aeneas is the beneficial owner of no shares of stock of the Issuer.

         Harvard is the beneficial owner of 124,000 shares of Common Stock (approximately 1.3% of the shares of Common Stock based upon the most recently available filing by the Issuer with the Securities and Exchange Commission and including shares of Common Stock which Harvard has the right to acquire the beneficial ownership of within 60 days).




                             Page 129 of 170 Pages

         HYI is the beneficial owner of 62,000 shares of Common Stock (approximately 0.6% of the shares of Common Stock based upon the most recently available filing by the Issuer with the Securities and Exchange Commission and including shares of Common Stock which HYI has the right to acquire beneficial ownership of within 60 days).

         Phemus is the beneficial owner of 3,169,314 shares of Common Stock and, solely for the purpose of Rule 13d-3(d) (1) (i), may be deemed to be the beneficial owner of an additional 2,991,891 shares of Common Stock for a total beneficial ownership of 6,161,205 shares of Common Stock (approximately 42.5% of the shares of Common Stock based on the most recent filing of the Issuer with the Securities and Exchange Commission and including shares of stocks of the Issuer which Phemus has the right to acquire beneficial ownership within 60 days). Such number of shares of Common Stock and percentage ownership assumes full conversion of Phemus's 13,228 shares of Series B Preferred Stock, the exercise of the July Warrants, the exercise of the Warrants received pursuant to the Restructuring Agreement and full conversion of all of Phemus's shares of Series D Preferred Stock acquired upon such exercise (all such exercises and conversions being referred to collectively as the "Phemus Full Exercise"). Of the Common Stock Phemus may be deemed to own beneficially, (i) 696,210 shares (representing approximately 4.8% of the Common Stock outstanding assuming Phemus Full Exercise) may be issued upon conversion of 13,228 shares of the Series B Preferred Stock, (ii) 160,818 shares may be issued upon exercise of the July Warrants (representing approximately 1.1% of the Common Stock outstanding assuming Phemus Full Exercise), (iii) 835,263 shares (representing approximately 5.8% of the Common Stock outstanding assuming Phemus Full Exercise) may be issued following the exercise of the 1,587 Warrants (which accompany the 1,587 shares of TOC Series B Preferred Stock owned by Phemus) to purchase 15,870 shares of Series D Preferred Stock and conversion of such Series D Preferred Stock into Common Stock, and (iv) 1,299,550 shares (representing approximately 8.9% of the Common Stock outstanding assuming Phemus Full Exercise) may be issued upon conversion of shares of the Series E Preferred Stock of the Issuer. The foregoing amounts and percentages do not include the 124,000 shares of Common Stock of the Issuer beneficially owned by Harvard and 62,000 shares of Common Stock of the Issuer beneficially owned by HYI, nor do they give effect to the exercise of any options, warrants and conversion rights held by other holders of the Issuer's securities.

         Tenacqco owns or has the right to acquire and, solely for the purpose of Rule 13d-3(d) (1) (i), may be deemed to beneficially own 11,318,422 shares of Common Stock, representing approximately 53% of the outstanding shares of Common Stock (assuming full conversion of all of Tenacqco's shares of Series E Preferred Stock and Series D Preferred Stock ("Tenacqco Full Exercise")). Of the Common Stock Tenacqco may be deemed to own beneficially, 8,265,370 shares (representing approximately 38.7% of the Common Stock assuming Tenacqco Full Exercise) may be issued upon conversion of 826,537 shares of Series E Preferred Stock and 1,578,947 shares (representing approximately 7.4% of the Common Shares assuming Tenacqco Full Exercise) may be issued following the exercise of the 3,000 Warrants (which accompany the 3,000 shares of TOC Series B Preferred Stock) to purchase 30,000 shares of Series D Preferred Stock of the Issuer and conversion of such Series D Preferred Stock into Common Stock. The foregoing amounts and percentages do not give effect to the exercise of any options, warrants and conversion rights held by other holders of the Issuer's securities.




                             Page 130 of 170 Pages

         IMR and Quadrant which, for purposes of this Item 5 will be referred to jointly as "IMR," unless otherwise indicated, in the aggregate own or have the right to acquire and, solely for the purpose of Rule 13d-3(d) (1) (i), may be deemed to own beneficially 5,587,865 shares of Common Stock, representing approximately 39.4% of the outstanding Common Stock (assuming full conversion of all of IMR's shares of Series B Preferred Stock and Series D Preferred Stock, the exercise of such July Warrants as are held by IMR, and the full conversion of all of IMR's shares of Series E Preferred Stock, all such exercises and conversions being referred to collectively as the "IMR Full Exercise"). Of the Common Stock IMR may be deemed to own beneficially, (i) 619,578 shares (representing approximately 4.4% of the Common Stock outstanding assuming IMR Full Exercise) may be issued upon conversion of 11,772 shares of Series B Preferred Stock, (ii) 143,129 shares (representing approximately 1% of the Common Stock outstanding assuming IMR Full Exercise) may be issued upon exercise of the July Warrants, (iii) 743,684 shares (representing approximately 5.2% of the Common Stock outstanding assuming IMR Full Exercise) may be issued upon the exercise of 1,413 Warrants (which accompany the 1,413 shares of TOC Series B Preferred Stock owned by IMR) to purchase 14,130 shares of Series D Preferred Stock of the Issuer and conversion of such Series D Preferred Stock into Common Stock and (iv) 1,157,070 shares (representing approximately 8.2% of the Common Stock outstanding assuming IMR Full Exercise) may be issued upon the Conversion of the Series E Preferred Stock. The foregoing amounts and percentages do not give effect to the exercise of any options, warrants and conversion rights held by other holders of the Issuer's securities.

         The aggregate number of shares of Common Stock beneficially owned by Phemus, Tenacqco, IMR, and Quadrant as a "group", for purposes of Rule 13d-5, is 23,067,492, representing approximately 85% of the outstanding Common Stock (assuming the full exercise of Phemus's, Tenacqco's, IMR's and Quadrant's warrants and options and full conversion of Phemus's, Tenacqco's, IMR's and Quadrant's shares of Preferred Stock of the Issuer, all such exercises and conversions being referred to collectively as the "Maximum Group Exercise").

         Pursuant to Rule 13d-5(b) (1), to the extent a "group" is deemed to exist by virtue of the Stockholders Agreement, such group would be deemed to have beneficial ownership of all equity securities of the Issuer beneficially owned by hte other parties to the Stockholders Agreement. On that basis, such group would be deemed to beneficially own an aggregate of 23,067,492 shares of Common Stock, assuming Maximum Group Exercise, representing approximately 85% of the outstanding Common Stock of the Issuer, and would be deemed to have the power to vote or to direct the vote and the power to dispose or to direct the disposition of 23,067,492 shares of Common Stock assuming Maximum Group Exercise.

         Each of Phemus, Harvard and HYI is the beneficial owner of all of the shares of Common Stock and Preferred Stock to which this statement relates held in its name, and each has sole power to vote and dispose of all of such shares. As described more fully in Item 6 herein, Phemus, Quadrant and IMR each executed a New Proxy (as defined in Item 6) giving Tenacqco the right to vote all the voting shares owned by Quadrant, Phemus and IMR solely for the purpose of approving the issuance of certain shares of Common Stock of the Issuer. By reason of its ownership and ability to acquire Common Stock, Phemus may be deemed to have the sole power to vote or to direct the vote, and to dispose or direct the disposition of 6,161,205 shares of Common Stock. By reason of its ownership and ability to acquire Common Stock, IMR and




                             Page 131 of 170 Pages

Quadrant may be deemed in the aggregate to have the sole power to vote or to direct the vote, and to dispose or direct the disposition of 5,587,865 shares of Common Stock. By reason of their ownership and ability to acquire Common Stock, Tenacqco may be deemed to have the sole power to vote or to direct the vote, and to dispose or direct the disposition of 11,318,422 shares of Common Stock.

         To the best of Phemus's, Harvard's and HYI's knowledge and belief, none of the other officers or directors of Phemus, HYI or the President or Follows of Harvard beneficially owns any shares of the Common Stock or Preferred Stock of the Issuer.

         (c). Other than the transactions described above, neither Phemus, Harvard nor HYI has engaged in any transactions in the Common Stock or Preferred Stock of the Issuer during the past 60 days. To the best of Phemus's, Harvard's and HYI's knowledge and belief, none of the directors or executive officers of Phemus, or HYI nor any of the President or Fellows or other executive officers of Harvard has engaged in any transactions in the Common Stock or Preferred Stock of the Issuer during the past 60 days.

         (d).  None.

         (e).  Not applicable.




                             Page 132 of 170 Pages

                                    Signature

         After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


Dated:  _______________

AENEAS VENTURE CORPORATION


By:_______________________________
   Name:
   Title:


PHEMUS CORPORATION


By:_______________________________
   Name:
   Title:


PRESIDENT AND FELLOWS OF HARVARD COLLEGE


By:_______________________________
   Name:
   Title:


HARVARD-YENCHING INSTITUTE


By:_______________________________
   Name:
   Title:




                             Page 133 of 170 Pages

                                                                    Schedule VII

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 5)*

                              E-Z Serve Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   269-329-108
--------------------------------------------------------------------------------
                                 (CUSIP Number)

Verne O. Sedlacek               COPY TO:               Christopher A. Klem, Esq.
Harvard Management Company, Inc.                       Ropes & Gray
600 Atlantic Avenue                                    One International Place
Boston, MA  02210                                      Boston, MA  02110
(617) 523-4400                                         (617) 951-7410

--------------------------------------------------------------------------------
Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                Communications)

                                 April 21, 1993
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ]

Check the following box if a fee is being paid with the statement [ ] (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                             Page 134 of 170 Pages

------------------------           13D            -----------------------------
CUSIP No. 269-329-108  |                          |                            |
-----------------------                           ------------------------------


-------------------------------------------------------------------------------|
| 1. |      NAME OF REPORTING PERSONS                                          |
|    |      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS                 |
|    |                                                                         |
|    |               Aeneas Venture Corporation                                |
|----|-------------------------------------------------------------------------|
|    |                                                           (a)     [X]   |
| 2. |       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 |
|    |                                                           (b)     [ ]   |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 3. |       SEC USE ONLY                                                      |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 4. |       SOURCE OF FUNDS*                                                  |
|    |               WC                                                        |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 5. |       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED    [ ]   |
|    |       PURSUANT TO ITEM 2(d) or 2(e)                                     |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 6. |       CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|    |                                                                         |
|    |               Delaware                                                  |
|----|-------------------------------------------------------------------------|
|                   |     |                                                    |
|                   |  7. |      SOLE VOTING POWER                             |
|     NUMBER OF     |     |                                                    |
|      SHARES       |     |       None                                         |
|   BENEFICIALLY    |----------------------------------------------------------|
|     OWNED BY      |     |                                                    |
|       EACH        |  8. |      SHARED VOTING POWER                           |
|     REPORTING     |     |                                                    |
|      PERSON       |     |       --                                           |
|       WITH        |----------------------------------------------------------|
|                   |     |      SOLE DISPOSITIVE POWER                        |
|                   |  9. |                                                    |
|                   |     |       None                                         |
|                   |----------------------------------------------------------|
|                   |     |                                                    |
|                   | 10. |      SHARED DISPOSITIVE POWER                      |
|                   |     |                                                    |
|                   |     |       --                                           |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 11.|       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
|    |                                                                         |
|    |               None                                                      |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 12.|       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES      [ ]   |
|    |       CERTAIN SHARES*                                                   |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 13.|       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                |
|    |                                                                         |
|    |               0%                                                        |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 14.|       TYPE OF REPORTING PERSON*                                         |
|    |                                                                         |
|    |               CO                                                        |
|----|-------------------------------------------------------------------------|




                             Page 135 of 170 Pages

------------------------           13D            -----------------------------
CUSIP No. 269-329-108  |                          |                            |
-----------------------                           ------------------------------


-------------------------------------------------------------------------------|
| 1. |      NAME OF REPORTING PERSONS                                          |
|    |      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS                 |
|    |                                                                         |
|    |               Phemus Corporation                                        |
|----|-------------------------------------------------------------------------|
|    |                                                           (a)     [X]   |
| 2. |       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 |
|    |                                                           (b)     [ ]   |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 3. |       SEC USE ONLY                                                      |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 4. |       SOURCE OF FUNDS*                                                  |
|    |               WC                                                        |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 5. |       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED    [ ]   |
|    |       PURSUANT TO ITEM 2(d) or 2(e)                                     |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 6. |       CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|    |                                                                         |
|    |               Massachusetts                                             |
|----|-------------------------------------------------------------------------|
|                   |     |                                                    |
|                   |  7. |      SOLE VOTING POWER                             |
|     NUMBER OF     |     |                                                    |
|      SHARES       |     |       16,514,547                                   |
|   BENEFICIALLY    |----------------------------------------------------------|
|     OWNED BY      |     |                                                    |
|       EACH        |  8. |      SHARED VOTING POWER                           |
|     REPORTING     |     |                                                    |
|      PERSON       |     |       --                                           |
|       WITH        |----------------------------------------------------------|
|                   |     |      SOLE DISPOSITIVE POWER                        |
|                   |  9. |                                                    |
|                   |     |       16,514,547                                   |
|                   |----------------------------------------------------------|
|                   |     |                                                    |
|                   | 10. |      SHARED DISPOSITIVE POWER                      |
|                   |     |                                                    |
|                   |     |       --                                           |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 11.|       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
|    |                                                                         |
|    |               16,514,547                                                |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 12.|       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES      [ ]   |
|    |       CERTAIN SHARES*                                                   |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 13.|       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                |
|    |                                                                         |
|    |               24.37%                                                    |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 14.|       TYPE OF REPORTING PERSON*                                         |
|    |                                                                         |
|    |               CO                                                        |
|----|-------------------------------------------------------------------------|



                             Page 136 of 170 Pages

------------------------           13D            -----------------------------
CUSIP No. 269-329-108  |                          |                            |
-----------------------                           ------------------------------


-------------------------------------------------------------------------------|
| 1. |      NAME OF REPORTING PERSONS                                          |
|    |      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS                 |
|    |                                                                         |
|    |               The President and Fellows of Harvard College              |
|----|-------------------------------------------------------------------------|
|    |                                                           (a)     [X]   |
| 2. |       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 |
|    |                                                           (b)     [ ]   |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 3. |       SEC USE ONLY                                                      |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 4. |       SOURCE OF FUNDS*                                                  |
|    |               WC                                                        |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 5. |       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED    [ ]   |
|    |       PURSUANT TO ITEM 2(d) or 2(e)                                     |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 6. |       CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|    |                                                                         |
|    |               Massachusetts                                             |
|----|-------------------------------------------------------------------------|
|                   |     |                                                    |
|                   |  7. |      SOLE VOTING POWER                             |
|     NUMBER OF     |     |                                                    |
|      SHARES       |     |       124,000                                      |
|   BENEFICIALLY    |----------------------------------------------------------|
|     OWNED BY      |     |                                                    |
|       EACH        |  8. |      SHARED VOTING POWER                           |
|     REPORTING     |     |                                                    |
|      PERSON       |     |       --                                           |
|       WITH        |----------------------------------------------------------|
|                   |     |      SOLE DISPOSITIVE POWER                        |
|                   |  9. |                                                    |
|                   |     |       124,000                                      |
|                   |----------------------------------------------------------|
|                   |     |                                                    |
|                   | 10. |      SHARED DISPOSITIVE POWER                      |
|                   |     |                                                    |
|                   |     |       --                                           |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 11.|       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
|    |                                                                         |
|    |               124,000                                                   |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 12.|       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES      [ ]   |
|    |       CERTAIN SHARES*                                                   |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 13.|       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                |
|    |                                                                         |
|    |               0.02%                                                     |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 14.|       TYPE OF REPORTING PERSON*                                         |
|    |                                                                         |
|    |               EP                                                        |
|----|-------------------------------------------------------------------------|





                             Page 137 of 170 Pages

------------------------           13D            -----------------------------
CUSIP No. 269-329-108  |                          |                            |
-----------------------                           ------------------------------


-------------------------------------------------------------------------------|
| 1. |      NAME OF REPORTING PERSONS                                          |
|    |      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS                 |
|    |                                                                         |
|    |               Harvard-Yenching Institute                                |
|----|-------------------------------------------------------------------------|
|    |                                                           (a)     [X]   |
| 2. |       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 |
|    |                                                           (b)     [ ]   |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 3. |       SEC USE ONLY                                                      |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 4. |       SOURCE OF FUNDS*                                                  |
|    |               WC                                                        |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 5. |       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED    [ ]   |
|    |       PURSUANT TO ITEM 2(d) or 2(e)                                     |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 6. |       CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|    |                                                                         |
|    |               Massachusetts                                             |
|----|-------------------------------------------------------------------------|
|                   |     |                                                    |
|                   |  7. |      SOLE VOTING POWER                             |
|     NUMBER OF     |     |                                                    |
|      SHARES       |     |       62,000                                       |
|   BENEFICIALLY    |----------------------------------------------------------|
|     OWNED BY      |     |                                                    |
|       EACH        |  8. |      SHARED VOTING POWER                           |
|     REPORTING     |     |                                                    |
|      PERSON       |     |       --                                           |
|       WITH        |----------------------------------------------------------|
|                   |     |      SOLE DISPOSITIVE POWER                        |
|                   |  9. |                                                    |
|                   |     |       62,000                                       |
|                   |----------------------------------------------------------|
|                   |     |                                                    |
|                   | 10. |      SHARED DISPOSITIVE POWER                      |
|                   |     |                                                    |
|                   |     |       --                                           |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 11.|       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
|    |                                                                         |
|    |               62,000                                                    |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 12.|       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES      [ ]   |
|    |       CERTAIN SHARES*                                                   |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 13.|       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                |
|    |                                                                         |
|    |               0.01%                                                     |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 14.|       TYPE OF REPORTING PERSON*                                         |
|    |                                                                         |
|    |               EP                                                        |
|----|-------------------------------------------------------------------------|




                             Page 138 of 170 Pages

                                  SCHEDULE 13D

                              E-Z Serve Corporation

                                 Amendment No. 5

Item 3.  Source and Amount of Funds or Other Consideration.

         Item 3 is amended by adding thereto the following:

         Pursuant to a Series F Subscription Agreement dated April 21, 1993 among Phemus, DLJ Capital Corp. ("DLJ"), Intercontinental Mining & Resources Incorporated ("IMR") and the Issuer, Phemus purchased 105,820 shares of the Issuer's Series F Preferred Stock for an aggregate purchase price of $1,587,300. Pursuant to a Warrant Subscription Agreement dated April 21, 1993 (the "Warrant Subscription Agreement") among Phemus, IMR and the Issuer, Phemus acquired a Warrant to purchase 720,548 shares of Common Stock at an exercise price of $.15 per share ("April Warrant") in consideration for Phemus's agreement to subordinate its or its affiliates' loan to the Issuer in the principal amount of $432,275 to DLJ's loan to the Issuer in the principal amount of $817,000. Further, Phemus exercised its Warrants to purchase 15,870 shares of the Issuer's Series D Preferred Stock. Pursuant to the terms of the Warrants, Phemus used the 1,587 shares of TOC Retail, Inc. Series B Preferred Stock that it held to pay the Warrants exercise price. In connection with the April 21, 1993 transactions, Phemus cancelled its July Warrants to purchase 160,816 shares of Common Stock and its promissory note dated May 3, 1991 from the Issuer in the principal amount of $740,752 plus two years accrued interest.

Item 5.  Interest in Securities of the Issuer.

         Item 5(a), (b) is hereby amended in its entirety to read as follows:

         (a), (b). Aeneas is the beneficial owner of no shares of stock of the Issuer.

         Harvard is the beneficial owner of 124,000 shares of Common Stock (approximately 0.02% of the shares of Common Stock based upon the most recently available filing by the Issuer with the Securities and Exchange Commission and including shares of Common Stock which Harvard has the right to acquire the beneficial ownership of within 60 days).

         HYI is the beneficial owner of 62,000 shares of Common Stock (approximately 0.01% of the shares of Common Stock based upon the most recently available filing by the Issuer with the Securities and Exchange Commission and including shares of Common Stock which HYI has the right to acquire beneficial ownership of within 60 days).

         Phemus is the beneficial owner of 15,793,999 shares of Common Stock and, solely for the purpose of Rule 13d-3(d)(1)(i), may be deemed to be the beneficial owner of an additional 720,548 shares of Common Stock for a total beneficial ownership of 16,514,547 shares of Common Stock (approximately 24.37% of the shares of Common Stock based on the most recent filing of the Issuer with the Securities and Exchange Commission and including shares of stocks of the Issuer which Phemus has the right to acquire beneficial ownership of within 60 days).

         On March 15, 1993, Phemus converted 129,955 shares of Series E Preferred Stock into 1,299,550 shares of Common Stock. On April 21, 1993 Phemus purchased 105,820 shares of Series F Preferred Stock at a purchase price of $15.00 per share. On May 11, 1993 Phemus sold 8,905 shares of Series F Preferred Stock in private transactions at a price of $15.00 per share and simultaneously converted the




                             Page 139 of 170 Pages
remaining 96,915 shares of Series F Preferred Stock into 9,691,500 shares of Common Stock. Phemus also acquired, on April 21, 1993, 15,870 shares of Series D Preferred Stock pursuant to its Warrants at an exercise price of $1.90 per share. Phemus used the 1,587 shares of TOC Series B Preferred Stock it held to pay the Warrants exercise price. Phemus then converted such Series D Preferred Stock into 835,263 shares of Common Stock. Pursuant to the terms of the Warrants, on April 21, 1993, the Issuer issued Phemus 42,297 shares of Common Stock in lieu of payment in cash of accrued dividends on the TOC Series B Preferred Stock of $80,364.30. Phemus also converted 13,228 shares of Series B Preferred Stock (plus accrued dividends of $105,741) into 756,025 shares of Common Stock, on April 21, 1993. Phemus also acquired a warrant ("April Warrant") from the Issuer, pursuant to the Warrant Subscription Agreement, to purchase 720,548 shares of Common Stock. Finally, Phemus cancelled its July Warrant to purchase 160,816 shares of Common Stock.

         The foregoing amounts and percentages do not include the 124,000 shares of Common Stock of the Issuer beneficially owned by Harvard and 62,000 shares of Common Stock of the Issuer beneficially owned by HYI, nor do they give effect to the exercise of any options, warrants and conversion rights held by other holders of the Issuer's securities.

         Tenacqco and DLJ which, for purposes of this Item 5 will be referred to jointly as "Tenacqco," unless otherwise indicated, in the aggregate own or have the right to acquire and, solely for the purpose of Rule 13d-3(d)(1)(i), may be deemed to beneficially own 29,715,364 shares of Common Stock, representing approximately 44.32% of the outstanding shares of Common Stock. The foregoing amounts and percentages do not give effect to the exercise of any options, warrants and conversion rights held by other holders of the Issuer's securities.

         IMR and Quadrant which, for purposes of this Item 5 will be referred to jointly as "IMR," unless otherwise indicated, in the aggregate own or have the right to acquire and, solely for the purpose of Rule 13d-3(d)(1)(i), may be deemed to own beneficially 14,802,235 shares of Common Stock, representing approximately 21.87% of the outstanding Common Stock (assuming full exercise of IMR's warrant to purchase Common Stock it received pursuant to the Warrant Subscription Agreement, such exercise being referred to as the "IMR Full Exercise"). Of the Common Stock IMR may be deemed to own beneficially, 641,209 shares may be issued upon exercise of its warrant. The foregoing amounts and percentages do not give effect to the exercise of any options, warrants and conversion rights held by other holders of the Issuer's securities.

         The aggregate number of shares of Common Stock beneficially owned by Phemus, Tenacqco and IMR as a "group", for purposes of Rule 13d-5, is 61,218,146, representing approximately 89.49% of the outstanding Common Stock (assuming the full exercise of Phemus's and IMR's warrants, all such exercises being referred to collectively as the "Maximum Group Exercise").

         Pursuant to Rule 13d-5(b)(1), to the extent a "group" is deemed to exist by virtue of the Stockholders Agreement, as amended on April 20, 1993 to include DLJ as a party thereto, such group would be deemed to have beneficial ownership of all equity securities of the Issuer beneficially owned by the other parties to the Stockholders Agreement. On that basis, such group would be deemed to beneficially own an aggregate of 61,218,146 shares of Common Stock, assuming Maximum Group Exercise, representing approximately 89.49% of the outstanding Common Stock of the Issuer, and would be deemed to have the power to vote or to direct the vote and the power to dispose or to direct the disposition of 61,218,146 shares of Common Stock assuming Maximum Group Exercise.

         Each of Phemus, Harvard and HYI is the beneficial owner of all of the shares of Common Stock to which this statement relates held in its name, and each has sole power to vote and dispose of all of such shares.





                             Page 140 of 170 Pages

         To the best of Phemus's, Harvard's and HYI's knowledge and belief, none of the other officers or directors of Phemus, HYI, or the President or Fellows of Harvard beneficially owns any shares of the Common Stock or Preferred Stock of the Issuer.

Item 6. Contracts, Arrangements, Undertakings or Relationships with Respect to Securities of the issuer.

         Item 6 is amended by adding thereto the following:

         On April 20, 1993 the Stockholders Agreement, which had been previously filed with the Commission on August 12, 1992 as Exhibit F to this Schedule 13D, was amended to add DLJ as a party thereto.

Item 7.  Material to be Filed as Exhibits.

         Item 7 is amended by adding thereto the following:

         Exhibit J -- Amendment to Stockholders Agreement dated April 20, 1993 among DLJ, Tenacqco, Phemus, IMR, Quadrant and the Issuer.




                             Page 141 of 170 Pages

Exhibit B is hereby amended to read in its entirety as follows:

                                    EXHIBIT B

                        Directors and Executive Officers

         The names of the directors and executive officers and their business addresses and present principal occupation or employment are set forth below. If no business address is given, the director's or officer's business address is c/o Harvard Management Company, Inc., 600 Atlantic Avenue, Boston, Massachusetts 02210


         I.       Directors of Aeneas

                                                 Present Principal
     Name                                           Occupation
     ----                                        -----------------

Jack R. Meyer                        President, Harvard Management Company, Inc.

Michael R. Eisenson                  Managing Partner, Aeneas Group, Inc.

Scott M. Sperling                    Managing Partner, Aeneas  Group, Inc.


         II. Executive Officers of Aeneas (in addition to those listed above under (I))

                                                 Office/Position
     Name                                          with Aeneas
     ----                                        -----------------

Jack R. Meyer                                    President

Verne O. Sedlacek                                Vice President and Treasurer

Michael Thonis                                   Vice President

Scott M. Sperling                                Vice President

Michael R. Eisenson                              Vice President

Tami E. Nason                                    Assistant Secretary




                             Page 142 of 170 Pages

         III.     Trustees of HYI

                                                 Present Principal
     Name                                           Occupation
     ----                                        -----------------

Professor Henry Rosovsky,                 Professor, Harvard University
 Chairman

T. Jefferson Coolidge, Jr.                Private Investor

Professor Daniel Ingalls                  Retired Professor, Harvard University

Ms. Phyllis D. Collins                    Trustee, Dillon Fund and the
                                            Clarence and Anne Dillon
                                            Dunwalke Trust

Dr. James T. Lavey                        President, Emory University

Dr. David W. Vikner                       President, United Board for
                                            Christian Higher Education
                                            in Asia

Dr. Nathan M. Pusey                       Retired President, Harvard University

Mr. Galen L. Stone                        Private Investor


         IV. Executive Officers of HYI (in addition to those listed under (III))

                                                 Office/Position
     Name                                            with HYI
     ----                                        -----------------

Professor Patrick Hannan                         Director

Edward J. Baker                                  Assistant Director




                             Page 143 of 170 Pages

         V.       President and Fellows of Harvard and
                  Other Executive Officers of Harvard

                                                 Office/Position
     Name                                         with Harvard
     ----                                        -----------------

Neil Rudenstine                                  President

Robert Shenton                                   Secretary

D. Ronald Daniel                                 Treasurer

Charles P. Slichter                              Fellow

Robert G. Stone, Jr.                             Fellow

Judith Richards Hope                             Fellow

Richard A. Smith                                 Fellow

Henry Rosovsky                                   Fellow

Margaret H. Marshall                             Vice President and
                                                   General Counsel

Sally Zeckhauser                                 Vice President

Fred L. Glimp                                    Vice President of
                                                   Alumni Affairs

Robert Scott                                     Vice President of
                                                   Financial Affairs




                             Page 144 of 170 Pages

         VI.      Directors of Phemus

                                                 Present Principal
     Name                                           Occupation
     ----                                        -----------------

Jack R. Meyer                                    President, Harvard Management
                                                   Company

Verne O. Sedlacek                                Treasurer, Harvard Management
                                                   Company

Michael R. Eisenson                              Managing Partner, Aeneas
                                                   Group, Inc.



         VII. Executive Officers of Phemus (in addition to those listed above under (VI))


                                                 Office/Position
     Name                                          with Phemus
     ----                                        -----------------

Jack R. Meyer                                    President

Verne O. Sedlacek                                Treasurer

Michael R. Eisenson                              Vice President

Scott M. Sperling                                Vice President

Michael Thonis                                   Vice President

Tami E. Nason                                    Assistant Clerk




                             Page 145 of 170 Pages

                                    Signature

         After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  May 24, 1993


AENEAS VENTURE CORPORATION


By: /s/ Verne O. Sedlacek
    ------------------------------
    Name:  Verne O. Sedlacek
    Title: Vice President/Treasurer


PHEMUS CORPORATION


By: /s/ Verne O. Sedlacek
    ------------------------------
    Name:  Verne O. Sedlacek
    Title: Treasurer


PRESIDENT AND FELLOWS OF HARVARD COLLEGE


By: /s/ Verne O. Sedlacek
    ------------------------------
    Name:  Verne O. Sedlacek
    Title: Authorized Signatory


HARVARD-YENCHING INSTITUTE


By: /s/ Verne O. Sedlacek
    ------------------------------
    Name:  Verne O. Sedlacek
    Title: Authorized Signatory




                             Page 146 of 170 Pages

                                INDEX OF EXHIBITS


Exhibit
  No.                      Description                                      Page
-------                    -----------                                      ----
   J              Amendment to Stockholders Agreement                       16
                  dated April 20, 1993 among DLJ,
                  Tenacqco, Phemus, IMR, Quadrant
                  and the Issuer.




                             Page 147 of 170 Pages

                                                                    Schedule VII

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13D-A

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 6)*

                              E-Z Serve Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   269-329-108
--------------------------------------------------------------------------------
                                 (CUSIP Number)

Verne O. Sedlacek               COPY TO:               Christopher A. Klem, Esq.
Harvard Management Company, Inc.                       Ropes & Gray
600 Atlantic Avenue                                    One International Place
Boston, MA  02210                                      Boston, MA  02110
(617) 523-4400                                         (617) 951-7410
--------------------------------------------------------------------------------
       (Name, Address and Telephone Number of Person Authorized to Receive
                           Notices and Communications)

                                November 29, 1993
             ------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ]

Check the following box if a fee is being paid with the statement [ ] (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                             Page 148 of 170 Pages

------------------------           13D            -----------------------------
CUSIP No. 269-329-108  |                          |                            |
-----------------------                           ------------------------------


-------------------------------------------------------------------------------|
| 1. |      NAME OF REPORTING PERSONS                                          |
|    |      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS                 |
|    |                                                                         |
|    |               Aeneas Venture Corporation                                |
|----|-------------------------------------------------------------------------|
|    |                                                           (a)     [X]   |
| 2. |       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 |
|    |                                                           (b)     [ ]   |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 3. |       SEC USE ONLY                                                      |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 4. |       SOURCE OF FUNDS*                                                  |
|    |               WC                                                        |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 5. |       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED    [ ]   |
|    |       PURSUANT TO ITEM 2(d) or 2(e)                                     |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 6. |       CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|    |                                                                         |
|    |               Delaware                                                  |
|----|-------------------------------------------------------------------------|
|                   |     |                                                    |
|                   |  7. |      SOLE VOTING POWER                             |
|     NUMBER OF     |     |                                                    |
|      SHARES       |     |       None                                         |
|   BENEFICIALLY    |----------------------------------------------------------|
|     OWNED BY      |     |                                                    |
|       EACH        |  8. |      SHARED VOTING POWER                           |
|     REPORTING     |     |                                                    |
|      PERSON       |     |       --                                           |
|       WITH        |----------------------------------------------------------|
|                   |     |      SOLE DISPOSITIVE POWER                        |
|                   |  9. |                                                    |
|                   |     |       None                                         |
|                   |----------------------------------------------------------|
|                   |     |                                                    |
|                   | 10. |      SHARED DISPOSITIVE POWER                      |
|                   |     |                                                    |
|                   |     |       --                                           |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 11.|       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
|    |                                                                         |
|    |               None                                                      |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 12.|       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES      [ ]   |
|    |       CERTAIN SHARES*                                                   |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 13.|       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                |
|    |                                                                         |
|    |               0%                                                        |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 14.|       TYPE OF REPORTING PERSON*                                         |
|    |                                                                         |
|    |               CO                                                        |
|----|-------------------------------------------------------------------------|




                             Page 149 of 170 Pages

------------------------           13D            -----------------------------
CUSIP No. 269-329-108  |                          |                            |
-----------------------                           ------------------------------


-------------------------------------------------------------------------------|
| 1. |      NAME OF REPORTING PERSONS                                          |
|    |      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS                 |
|    |                                                                         |
|    |               Phemus Corporation                                        |
|----|-------------------------------------------------------------------------|
|    |                                                           (a)     [X]   |
| 2. |       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 |
|    |                                                           (b)     [ ]   |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 3. |       SEC USE ONLY                                                      |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 4. |       SOURCE OF FUNDS*                                                  |
|    |               WC                                                        |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 5. |       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED    [ ]   |
|    |       PURSUANT TO ITEM 2(d) or 2(e)                                     |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 6. |       CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|    |                                                                         |
|    |               Massachusetts                                             |
|----|-------------------------------------------------------------------------|
|                   |     |                                                    |
|                   |  7. |      SOLE VOTING POWER                             |
|     NUMBER OF     |     |                                                    |
|      SHARES       |     |       16,514,457                                   |
|   BENEFICIALLY    |----------------------------------------------------------|
|     OWNED BY      |     |                                                    |
|       EACH        |  8. |      SHARED VOTING POWER                           |
|     REPORTING     |     |                                                    |
|      PERSON       |     |       --                                           |
|       WITH        |----------------------------------------------------------|
|                   |     |      SOLE DISPOSITIVE POWER                        |
|                   |  9. |                                                    |
|                   |     |       16,514,457                                   |
|                   |----------------------------------------------------------|
|                   |     |                                                    |
|                   | 10. |      SHARED DISPOSITIVE POWER                      |
|                   |     |                                                    |
|                   |     |       --                                           |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 11.|       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
|    |                                                                         |
|    |               16,514,457                                                |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 12.|       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES      [ ]   |
|    |       CERTAIN SHARES*                                                   |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 13.|       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                |
|    |                                                                         |
|    |               24.4%                                                     |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 14.|       TYPE OF REPORTING PERSON*                                         |
|    |                                                                         |
|    |               CO                                                        |
|----|-------------------------------------------------------------------------|




                             Page 150 of 170 Pages

------------------------           13D            -----------------------------
CUSIP No. 269-329-108  |                          |                            |
-----------------------                           ------------------------------


-------------------------------------------------------------------------------|
| 1. |      NAME OF REPORTING PERSONS                                          |
|    |      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS                 |
|    |                                                                         |
|    |              The President and Fellows of Harvard College               |
|----|-------------------------------------------------------------------------|
|    |                                                           (a)     [X]   |
| 2. |       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 |
|    |                                                           (b)     [ ]   |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 3. |       SEC USE ONLY                                                      |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 4. |       SOURCE OF FUNDS*                                                  |
|    |               WC                                                        |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 5. |       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED    [ ]   |
|    |       PURSUANT TO ITEM 2(d) or 2(e)                                     |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 6. |       CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|    |           Massachusetts                                                 |
|----|-------------------------------------------------------------------------|
|                   |     |                                                    |
|                   |  7. |      SOLE VOTING POWER                             |
|     NUMBER OF     |     |                                                    |
|      SHARES       |     |       124,000                                      |
|   BENEFICIALLY    |----------------------------------------------------------|
|     OWNED BY      |     |                                                    |
|       EACH        |  8. |      SHARED VOTING POWER                           |
|     REPORTING     |     |                                                    |
|      PERSON       |     |       --                                           |
|       WITH        |----------------------------------------------------------|
|                   |     |      SOLE DISPOSITIVE POWER                        |
|                   |  9. |                                                    |
|                   |     |       124,000                                      |
|                   |----------------------------------------------------------|
|                   |     |                                                    |
|                   | 10. |      SHARED DISPOSITIVE POWER                      |
|                   |     |                                                    |
|                   |     |       --                                           |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 11.|       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
|    |                                                                         |
|    |               124,000                                                   |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 12.|       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES      [ ]   |
|    |       CERTAIN SHARES*                                                   |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 13.|       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                |
|    |                                                                         |
|    |               0.2%                                                      |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 14.|       TYPE OF REPORTING PERSON*                                         |
|    |                                                                         |
|    |               EP                                                        |
|----|-------------------------------------------------------------------------|




                             Page 151 of 170 Pages

------------------------           13D            -----------------------------
CUSIP No. 269-329-108  |                          |                            |
-----------------------                           ------------------------------


-------------------------------------------------------------------------------|
| 1. |      NAME OF REPORTING PERSONS                                          |
|    |      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS                 |
|    |                                                                         |
|    |              Harvard Yenching Institute                                 |
|----|-------------------------------------------------------------------------|
|    |                                                           (a)     [X]   |
| 2. |       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 |
|    |                                                           (b)     [ ]   |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 3. |       SEC USE ONLY                                                      |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 4. |       SOURCE OF FUNDS*                                                  |
|    |               WC                                                        |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 5. |       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED    [ ]   |
|    |       PURSUANT TO ITEM 2(d) or 2(e)                                     |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 6. |       CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|    |                                                                         |
|    |               Massachusetts                                             |
|----|-------------------------------------------------------------------------|
|                   |     |                                                    |
|                   |  7. |      SOLE VOTING POWER                             |
|     NUMBER OF     |     |                                                    |
|      SHARES       |     |       62,000                                       |
|   BENEFICIALLY    |----------------------------------------------------------|
|     OWNED BY      |     |                                                    |
|       EACH        |  8. |      SHARED VOTING POWER                           |
|     REPORTING     |     |                                                    |
|      PERSON       |     |       --                                           |
|       WITH        |----------------------------------------------------------|
|                   |     |      SOLE DISPOSITIVE POWER                        |
|                   |  9. |                                                    |
|                   |     |       62,000                                       |
|                   |----------------------------------------------------------|
|                   |     |                                                    |
|                   | 10. |      SHARED DISPOSITIVE POWER                      |
|                   |     |                                                    |
|                   |     |       --                                           |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 11.|       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
|    |                                                                         |
|    |               62,000                                                    |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 12.|       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES      [ ]   |
|    |       CERTAIN SHARES*                                                   |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 13.|       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                |
|    |                                                                         |
|    |               0.1%                                                      |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 14.|       TYPE OF REPORTING PERSON*                                         |
|    |                                                                         |
|    |               EP                                                        |
|----|-------------------------------------------------------------------------|




                             Page 152 of 170 Pages

                                  SCHEDULE 13D

                              E-Z Serve Corporation

                                 Amendment No. 6


         Item 5 is hereby amended in its entirety to read as follows:

         (a), (b). Aeneas is the beneficial owner of no shares of stock of the Issuer.

         Harvard is the beneficial owner of 124,000 shares of Common Stock (approximately 0.2% of the shares of Common Stock based upon the most recently available filing by the Issuer with the Securities and Exchange Commission and including shares of Common Stock which Harvard has the right to acquire the beneficial ownership of within 60 days).

         HYI is the beneficial owner of 62,000 shares of Common Stock (approximately 0.1% of the shares of Common Stock based upon the most recently available filing by the Issuer with the Securities and Exchange Commission and including shares of Common Stock which HYI has the right to acquire beneficial ownership of within 60 days).

         Phemus is the beneficial owner of 15,793,999 shares of Common Stock and, solely for the purpose of Rule 13d-3(d)(1)(i), may be deemed to be the beneficial owner of an additional 720,458 shares of Common Stock for a total beneficial ownership of 16,514,457 shares of Common Stock (approximately 24.4% of the shares of Common Stock based on the most recent filing of the Issuer with the Securities and Exchange Commission and including shares of stocks of the Issuer which Phemus has the right to acquire beneficial ownership of within 60 days).

         The foregoing amounts and percentages do not include the 124,000 shares of Common Stock of the Issuer beneficially owned by Harvard and 62,000 shares of Common Stock of the Issuer beneficially owned by HYI, nor do they give effect to the exercise of any options, warrants and conversion rights held by other holders of the Issuer's securities.

         Tenacqco and DLJ which, for purposes of this Item 5 will be referred to jointly as "Tenacqco," unless otherwise indicated, in the aggregate own or have the right to acquire and, solely for the purpose of Rule 13d-3(d)(1)(i), may be deemed to beneficially own 29,715,364 shares of Common Stock, representing approximately 44.3% of the outstanding shares of Common Stock. The foregoing amounts and percentages do not give effect to the exercise of any options, warrants and conversion rights held by other holders of the Issuer's securities.

         IMR and Quadrant which, for purposes of this Item 5 will be referred to jointly as "IMR," unless otherwise indicated, in the aggregate own or have the right to acquire and, solely for the purpose of Rule 13d-3(d)(1)(i), may be deemed to own beneficially 14,802,325 shares of Common Stock, representing approximately 21.6% of the outstanding Common Stock (assuming full exercise of IMR's warrant to purchase Common Stock it received pursuant to the Warrant Subscription Agreement, such exercise being referred to as the "IMR Full Exercise"). Of the Common Stock IMR may be deemed to own beneficially, 641,209 shares may be issued upon exercise of its warrant. The foregoing amounts and percentages do not give effect to the exercise of any options, warrants and conversion rights held by other holders of the Issuer's securities.




                             Page 153 of 170 Pages

         The aggregate number of shares of Common Stock beneficially owned by Phemus, Tenacqco and IMR as a "group", for purposes of Rule 13d-5, is 61,218,146, representing approximately 89.5% of the outstanding Common Stock (assuming the full exercise of Phemus's and IMR's warrants, all such exercises being referred to collectively as the "Maximum Group Exercise").

         Pursuant to Rule 13d-5(b)(1), to the extent a "group" is deemed to exist by virtue of the Stockholders Agreement, as amended on April 20, 1993 to include DLJ as a party thereto, such group would be deemed to have beneficial ownership of all equity securities of the Issuer beneficially owned by the other parties to the Stockholders Agreement. On that basis, such group would be deemed to beneficially own an aggregate of 61,218,146 shares of Common Stock, assuming Maximum Group Exercise, representing approximately 89.5% of the outstanding Common Stock of the Issuer, and would be deemed to have the power to vote or to direct the vote and the power to dispose or to direct the disposition of 61,218,146 shares of Common Stock assuming Maximum Group Exercise.

         Each of Phemus, Harvard and HYI is the beneficial owner of all of the shares of Common Stock to which this statement relates held in its name, and each has sole power to vote and dispose of all of such shares.

         To the best of Aeneas's, Phemus's, Harvard's and HYI's knowledge and belief, none of the other officers or directors of Aeneas, Phemus, HYI, or the President or Fellows of Harvard beneficially owns any shares of the Common Stock or Preferred Stock of the Issuer.

         (c) On November 29, 1993 Phemus converted its 96,915 shares of Series F Preferred Stock into 9,691,500 shares of Common Stock and not on May 11, 1993 as previously reported.

         Other than the transactions described in the immediately preceding paragraph, neither Aeneas, Phemus, Harvard nor HYI has engaged in any transactions in the Common Stock or Preferred Stock of the Issuer during the past 60 days. To the best of Aeneas's, Phemus's, Harvard's and HYI's knowledge and belief, none of the directors or executive officers of Aeneas, Phemus, or HYI nor any of the President or Fellows or other executive officers of Harvard has engaged in any transactions in the Common Stock or Preferred stock of the Issuer during the past 60 days.

         (d).  None.

         (e).  Not applicable.




                             Page 154 of 170 Pages

Exhibit B is hereby amended to read in its entirety as follows:

                                    EXHIBIT B

                        Directors and Executive Officers

         The names of the directors and executive officers and their business addresses and present principal occupation or employment are set forth below. If no business address is given, the director's or officer's business address is c/o Harvard Management Company, Inc., 600 Atlantic Avenue, Boston, Massachusetts 02210


         VIII.             Directors of Aeneas

                                           Present Principal
     Name                                     Occupation
     ----                                  -----------------

Jack R. Meyer                              President, Harvard
                                             Management Company, Inc.

Michael R. Eisenson                        President and Senior Partner,
                                             Aeneas Group, Inc.

Scott M. Sperling                          Vice Chairman and Senior Partner,
                                             Aeneas Group, Inc.


         IX. Executive Officers of Aeneas (in addition to those listed above under (I))

                                           Office/Position
     Name                                    with Aeneas
     ----                                  -----------------

Jack R. Meyer                              President

Verne O. Sedlacek                          Treasurer

Michael Thonis                             Vice President

Scott M. Sperling                          Vice President

Michael R. Eisenson                        Vice President

John M. Sallay                             Vice President

Tim R. Palmer                              Vice President

Tami E. Nason                              Secretary




                             Page 155 of 170 Pages

         X.       Trustees of HYI

                                           Present Principal
     Name                                     Occupation
     ----                                  -----------------

Professor Henry Rosovsky,                  Professor, Harvard University
 Chairman

T. Jefferson Coolidge, Jr.                 Private Investor

Professor Daniel Ingalls                   Retired Professor, Harvard University

Ms. Phyllis D. Collins                     Trustee, Dillon Fund and the
                                             Clarence and Anne Dillon
                                             Dunwalke Trust

Dr. James T. Lavey                         President, Emory University

Dr. David W. Vikner                        President, United Board for
                                             Christian Higher Education
                                             in Asia

Dr. Nathan M. Pusey                        Retired President, Harvard
                                             University

Mr. Galen L. Stone                         Private Investor


         XI. Executive Officers of HYI (in addition to those listed under (III))

                                           Office/Position
     Name                                     with HYI
     ----                                  -----------------

Professor Patrick Hannan                   Director

Edward J. Baker                            Assistant Director




                             Page 156 of 170 Pages

         XII.     President and Fellows of Harvard and
                  Other Executive Officers of Harvard

                                           Office/Position
     Name                                   with Harvard
     ----                                  -----------------

Neil Rudenstine                            President

Robert Shenton                             Secretary

D. Ronald Daniel                           Treasurer

Charles P. Slichter                        Fellow

Robert G. Stone, Jr.                       Fellow

Judith Richards Hope                       Fellow

Richard A. Smith                           Fellow

Henry Rosovsky                             Fellow

Margaret H. Marshall                       Vice President and
                                             General Counsel

Sally Zeckhauser                           Vice President for Administration

Fred L. Glimp                              Vice President of
                                             Alumni Affairs

Robert Scott                               Vice President of
                                             Financial Affairs

Jane Corlette                              Acting Vice President of
                                             Government, Community and
                                             Public Affairs


         XIII.             Directors of Phemus

                                           Present Principal
     Name                                     Occupation
     ----                                  -----------------

Jack R. Meyer                              President, Harvard Management
                                             Company, Inc.

Verne O. Sedlacek                          Treasurer, Harvard Management
                                             Company, Inc.

Michael R. Eisenson                        President and Senior Partner,
                                             Aeneas Group, Inc.





                             Page 157 of 170 Pages

         XIV. Executive Officers of Phemus (in addition to those listed above under (VI))


                                           Office/Position
     Name                                    with Phemus
     ----                                  -----------------

Jack R. Meyer                              President

Verne O. Sedlacek                          Treasurer

Michael R. Eisenson                        Vice President

Scott M. Sperling                          Vice President

Michael Thonis                             Vice President

Tami E. Nason                              Clerk




                             Page 158 of 170 Pages

                                    Signature

         After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  December 30, 1993


AENEAS VENTURE CORPORATION


     /s/ Verne O. Sedlacek
By:  _____________________
     Name:  Verne O. Sedlacek
     Title: Treasurer


PHEMUS CORPORATION


     /s/ Verne O. Sedlacek
By: _____________________
     Name:  Verne O. Sedlacek
     Title: Treasurer


PRESIDENT AND FELLOWS OF HARVARD COLLEGE


     /s/ Verne O. Sedlacek
By:  _____________________
     Name:  Verne O. Sedlacek
     Title: Authorized Signatory


HARVARD YENCHING INSTITUTE


     /s/ Verne O. Sedlacek
By:  _____________________
     Name:  Verne O. Sedlacek
     Title: Authorized Signatory





                             Page 159 of 170 Pages

                                                                   Schedule VIII
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13D-A

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 7)*
                             E-Z Serve Corporation
--------------------------------------------------------------------------------

                                (Name of Issuer)
                          Common Stock, $.01 per value
--------------------------------------------------------------------------------

                         (Title of Class of Securities)

                                   269-329-108
                                   -----------
                                 (CUSIP Number)

Verne O. Sedlacek               COPY TO:               Christopher A. Klem, Esq.
Harvard Management Company, Inc.                       Ropes & Gray
600 Atlantic Avenue                                    One International Place
Boston, MA  02210                                      Boston, MA  02110
--------------------------------------------------------------------------------

            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                  June 13, 1995
             -------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ]

Check the following box if a fee is being paid with the statement [ ] (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




                             Page 160 of 170 Pages

------------------------           13D            -----------------------------
CUSIP No. 269-329-108  |                          |                            |
-----------------------                           ------------------------------


-------------------------------------------------------------------------------|
| 1. |      NAME OF REPORTING PERSONS                                          |
|    |      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS                 |
|    |                                                                         |
|    |              Phemus Corporation                                         |
|----|-------------------------------------------------------------------------|
|    |                                                           (a)     [X]   |
| 2. |       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 |
|    |                                                           (b)     [ ]   |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 3. |       SEC USE ONLY                                                      |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 4. |       SOURCE OF FUNDS*                                                  |
|    |               WC                                                        |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 5. |       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED    [ ]   |
|    |       PURSUANT TO ITEM 2(d) or 2(e)                                     |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 6. |       CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|    |                                                                         |
|    |       Massachusetts                                                     |
|----|-------------------------------------------------------------------------|
|                   |     |                                                    |
|                   |  7. |      SOLE VOTING POWER                             |
|     NUMBER OF     |     |                                                    |
|      SHARES       |     |       20,446,023.20                                |
|   BENEFICIALLY    |----------------------------------------------------------|
|     OWNED BY      |     |                                                    |
|       EACH        |  8. |      SHARED VOTING POWER                           |
|     REPORTING     |     |                                                    |
|      PERSON       |     |       --                                           |
|       WITH        |----------------------------------------------------------|
|                   |     |      SOLE DISPOSITIVE POWER                        |
|                   |  9. |                                                    |
|                   |     |       20,446,023.20                                |
|                   |----------------------------------------------------------|
|                   |     |                                                    |
|                   | 10. |      SHARED DISPOSITIVE POWER                      |
|                   |     |                                                    |
|                   |     |       --                                           |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 11.|       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
|    |                                                                         |
|    |               20,446,023.20                                             |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 12.|       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES      [ ]   |
|    |       CERTAIN SHARES*                                                   |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 13.|       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                |
|    |                                                                         |
|    |               30.1%                                                     |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 14.|       TYPE OF REPORTING PERSON*                                         |
|    |                                                                         |
|    |               CO                                                        |
|----|-------------------------------------------------------------------------|




                             Page 161 of 170 Pages

------------------------           13D            -----------------------------
CUSIP No. 269-329-108  |                          |                            |
-----------------------                           ------------------------------


-------------------------------------------------------------------------------|
| 1. |      NAME OF REPORTING PERSONS                                          |
|    |      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS                 |
|    |                                                                         |
|    |              The President and Fellows of Harvard College               |
|----|-------------------------------------------------------------------------|
|    |                                                           (a)     [X]   |
| 2. |       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 |
|    |                                                           (b)     [ ]   |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 3. |       SEC USE ONLY                                                      |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 4. |       SOURCE OF FUNDS*                                                  |
|    |               WC                                                        |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 5. |       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED    [ ]   |
|    |       PURSUANT TO ITEM 2(d) or 2(e)                                     |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 6. |       CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|    |                                                                         |
|    |       Massachusetts                                                     |
|----|-------------------------------------------------------------------------|
|                   |     |                                                    |
|                   |  7. |      SOLE VOTING POWER                             |
|     NUMBER OF     |     |                                                    |
|      SHARES       |     |       124,000                                      |
|   BENEFICIALLY    |----------------------------------------------------------|
|     OWNED BY      |     |                                                    |
|       EACH        |  8. |      SHARED VOTING POWER                           |
|     REPORTING     |     |                                                    |
|      PERSON       |     |       --                                           |
|       WITH        |----------------------------------------------------------|
|                   |     |      SOLE DISPOSITIVE POWER                        |
|                   |  9. |                                                    |
|                   |     |       124,000                                      |
|                   |     |----------------------------------------------------|
|                   |     |                                                    |
|                   | 10. |      SHARED DISPOSITIVE POWER                      |
|                   |     |                                                    |
|                   |     |       --                                           |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 11.|       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
|    |                                                                         |
|    |               124,000                                                   |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 12.|       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES      [ ]   |
|    |       CERTAIN SHARES*                                                   |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 13.|       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                |
|    |                                                                         |
|    |               0.2%                                                      |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 14.|       TYPE OF REPORTING PERSON*                                         |
|    |                                                                         |
|    |               EP                                                        |
|----|-------------------------------------------------------------------------|




                             Page 162 of 170 Pages

------------------------           13D            -----------------------------
CUSIP No. 269-329-108  |                          |                            |
-----------------------                           ------------------------------


-------------------------------------------------------------------------------|
| 1. |      NAME OF REPORTING PERSONS                                          |
|    |      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS                 |
|    |                                                                         |
|    |              Harvard Yenching Institute                                 |
|----|-------------------------------------------------------------------------|
|    |                                                           (a)     [X]   |
| 2. |       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 |
|    |                                                           (b)     [ ]   |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 3. |       SEC USE ONLY                                                      |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 4. |       SOURCE OF FUNDS*                                                  |
|    |               WC                                                        |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 5. |       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED    [ ]   |
|    |       PURSUANT TO ITEM 2(d) or 2(e)                                     |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 6. |       CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|    |                                                                         |
|    |       Massachusetts                                                     |
|----|-------------------------------------------------------------------------|
|                   |     |                                                    |
|                   |  7. |      SOLE VOTING POWER                             |
|     NUMBER OF     |     |                                                    |
|      SHARES       |     |       62,000                                       |
|   BENEFICIALLY    |----------------------------------------------------------|
|     OWNED BY      |     |                                                    |
|       EACH        |  8. |      SHARED VOTING POWER                           |
|     REPORTING     |     |                                                    |
|      PERSON       |     |       --                                           |
|       WITH        |----------------------------------------------------------|
|                   |     |      SOLE DISPOSITIVE POWER                        |
|                   |  9. |                                                    |
|                   |     |       62,000                                       |
|                   |----------------------------------------------------------|
|                   |     |                                                    |
|                   | 10. |      SHARED DISPOSITIVE POWER                      |
|                   |     |                                                    |
|                   |     |       --                                           |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 11.|       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON      |
|    |                                                                         |
|    |               62,000                                                    |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 12.|       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES      [ ]   |
|    |       CERTAIN SHARES*                                                   |
|    |                                                                         |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 13.|       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                |
|    |                                                                         |
|    |                0.1%                                                     |
|----|-------------------------------------------------------------------------|
|    |                                                                         |
| 14.|       TYPE OF REPORTING PERSON*                                         |
|    |                                                                         |
|    |               EP                                                        |
|----|-------------------------------------------------------------------------|




                             Page 163 of 170 Pages

                                  SCHEDULE 13D

                              E-Z Serve Corporation

                                 Amendment No. 7


Item 3.  Source and Amount of Funds or Other Consideration.

         Item 3 is hereby amended by adding thereto the following:

         Pursuant to a Stock Purchase Agreement dated as of February 27, 1995 between Phemus and Harken Energy Corporation, Phemus purchased 74,702 shares of Series C Preferred Stock of the Issuer for an aggregate purchase price of $2,744,728. The Series C Preferred Stock is convertible into Common Stock of the Issuer at a rate of 52.63 shares of Common Stock for each share of Series C Preferred Stock.

Item 4.  Purpose of the Transaction.

         Item 4 is amended in its entirety to read as follows:

         On June 13, 1995, the Issuer, Phemus and Intercontinental Mining & Resources Incorporated ("IMR") entered into a Subscription Agreement (the "Subscription Agreement"). Subject to certain conditions set forth in the Subscription Agreement, Phemus has agreed to purchase 90,000 shares of the Issuer's Series G Convertible Redeemable Preferred Stock (the "Series G Preferred Stock") for an aggregate purchase price of $9,000,000. One year after the filing of the certificate of designations and the issuance of the Series G Preferred Stock, such preferred stock would be convertible, at the option of the holder, into Common Stock at a rate of 100 shares of Common Stock for each share of Series G Preferred Stock. The Subscription Agreement was entered into in connection with a tender offer made by EZS Acquisition Corporation, a wholly owned subsidiary of the Issuer, to acquire all of the capital stock of Sunshine-Jr. Stores, Inc. This summary of the Subscription Agreement is qualified in its entirety by reference to the Subscription Agreement which is attached hereto as Exhibit M.

         In connection with the execution of the Subscription Agreement, Phemus, Quadrant Capital Corp., IMR, Tenacqco Bridge Partnership ("Tenacqco") and DLJ Capital Corp. ("DLJ") entered into a Consent (the "Consent") with respect to the Amended and Restated Stockholders Agreement dated June 1, 1994. The Consent authorizes, among other things, the filing of the certificate of designations with respect to the Series G Preferred Stock and an increase in the number of members of the Board of Directors of the Issuer to allow for two directors to be nominated by the holders of the Series G Preferred Stock. This summary of the Consent is qualified in its entirety by reference to the Consent which is attached hereto as Exhibit N.

         Each of Phemus, Harvard and HYI has purchased the shares of Common Stock and Preferred Stock it beneficially owns as of the date of this statement for investment purposes. Each of Phemus, Harvard and HYI disclaims any intention to influence control of management.

         As part of its overall portfolio management as an institutional investor, each of Phemus, Harvard and HYI may from time to time otherwise acquire additional shares of the Issuer and may dispose of shares in the open market, in private transactions, pursuant to underwritings under registration rights granted by the Issuer and otherwise, depending upon various factors including the price level of the Common Stock, conditions in the securities markets, general economic and industry conditions, and the availability of other investment opportunities.




                             Page 164 of 170 Pages

         Other than as described above in this Item 4, neither Phemus, Harvard nor HYI has any plans or proposals which relate to or would result in any of the actions set forth in parts (b) through (j) of Item 4.

Item 5.  Interest in Securities of the Issuer.

         The fourth paragraph of Item 5 (a), (b) is amended in its entirety to read as follows:

         (a), (b). Phemus is the beneficial owner of 15,793,999 shares of Common Stock and, solely for the purpose of Rule 13d-3(d)(1)(i), may be deemed to be the beneficial owner of an additional 4,652,024.20 shares of Common Stock for a total beneficial ownership of 20,446,023.20 shares of Common Stock (approximately 30.1% of the shares of Common Stock based on the most recent filing of the Issuer with the Securities and Exchange Commission and including shares of stocks of the Issuer which Phemus has the right to acquire beneficial ownership of within 60 days).


Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of Issuer

         Item 6 is hereby amended by adding thereto the following:

         Pursuant to the Amended and Restated Stockholders Agreement dated as of June 1, 1994 among DLJ, Tenacqco, Phemus, IMR, Quadrant Capital Corp. (collectively, the "Holders"), certain employees of the Issuer and the Issuer, which is attached as Exhibit L hereto, the Holders have certain agreements relating to the voting, holding and disposition of shares of Common Stock and other convertible securities of the Issuer. In addition, Phemus has entered into the Subscription Agreement and the Consent, each of which is more fully described in Item 4 above.

Item 7.  Materials to be Filed as Exhibits.

         Item 7 is hereby amended in its entirety to read as follows:


           *Exhibit A:  Information concerning Reporting Persons.

           Exhibit B: Information concerning Reporting Persons' officers, directors and others.

           *Exhibit C: Registration Statement (Registration No. 33-37141) on Form S-1 under the Securities Act of 1933 dated March 22, 1991 (the "Registration Statement") filed by the Issuer and Tejas Power Corporation with the Securities and Exchange Commission (incorporated by reference to such filing).

           *Exhibit D: Standby Purchase Agreement dated September 18, 1990 and subsequently amended, among, inter alia, the Issuer and Phemus (incorporated by reference to Exhibit 10.2 to the Registration Statement).

           *Exhibit E: Credit Agreement dated May 25, 1990 and subsequently amended, among, inter alia, the Issuer and Phemus (incorporated by reference to Exhibit 10.1 to the Registration Statement).

           *Exhibit F: Stockholders Agreement dated July 31, 1992 among, inter alia, the Issuer and Phemus.




                             Page 165 of 170 Pages

           *Exhibit G: Warrant Purchase Agreement dated July 15, 1992 among, inter alia, the Issuer and Phemus, and form of Warrant.

           *Exhibit H: Restructuring Agreement dated July 189, 1992 and subsequently amended, among, inter alia, the Issuer and Phemus, and form of Warrant.

           *Exhibit I: Option Agreement dated July 18, 1992 and subsequently amended, among Phemus, DLJ Bridge Finance, L.P. and IMR.

           *Exhibit J: New Proxy dated July 31, 1992 executed by Phemus in favor of Tenacqco Bridge Partnership replacing Proxy dated July 18, 1992 executed by Phemus in favor of DLJ Bridge Finance, L.P.

           **Exhibit K: Amendment to Stockholders Agreement dated April 20, 1993 among DLJ, Tenacqco, Phemus, IMR, Quadrant and the Issuer.

           Exhibit L: Amended and Restated Stockholders Agreement dated as of June 1, 1994 among DLJ Capital Corp., Tenacqco Bridge Partnership, Phemus, IMR, Quadrant Capital Corp., the Issuer and certain key employees of the Issuer.

           Exhibit M: Subscription Agreement dated June 13, 1995 by and among the Issuer, Phemus and IMR.

           Exhibit N: Consent of Holders dated June 13, 1995 executed by Phemus, Quadrant Capital Corp., IMR, Tenacqco Bridge Partnership and DLJ Capital Corp.
--------
**Previously filed as exhibits to this Schedule 13D.




                             Page 166 of 170 Pages

Exhibit B is hereby amended to read in its entirety as follows:

                                    EXHIBIT B

                        Directors and Executive Officers

           The names of the directors and executive officers and their business addresses and present principal occupation or employment are set forth below. If no business address is given, the director's or officer's business address is c/o Harvard Management Company, Inc., 600 Atlantic Avenue, Boston, Massachusetts 02210


I.         Trustees of HYI

                                           Present Principal
     Name                                     Occupation
     ----                                  -----------------

Professor Henry Rosovsky, Chairman     Professor, Harvard University

Linda Chisolm                          Associate of Episcopal Colleges

T. Jefferson Coolidge, Jr.             Private Investor

Professor Daniel Ingalls               Retired Professor, Harvard University

Ms. Phyllis D. Collins                 Trustee, Dillon Fund and the Clarence and
                                         Anne Dillon Dunwalke Trust

Jeremy Knowles                         Dean of Arts and Sciences,
                                         Harvard University

Dr. David W. Vikner                    President, United Board for Christian
                                         Higher Education in Asia

Dr. Nathan M. Pusey                    Retired President, Harvard University

Mr. Galen L. Stone                     Private Investor


II.       Executive Officers of HYI (in addition to
              those listed under (I.))

                                           Office/Position
     Name                                      with HYI
     ----                                  ---------------

Professor Patrick Hannan               Director

Edward J. Baker                        Assistant Director




                             Page 167 of 170 Pages

III.     President and Fellows of Harvard and
         Other Executive Officers of Harvard

                                           Office/Position
     Name                                    with Harvard
     ----                                  ---------------

Neil Rudenstine                      President

Michael Roberts                      Secretary

D. Ronald Daniel                     Treasurer

Albert Carnesale                     Fellow

Charles P. Slichter                  Fellow

Robert G. Stone, Jr.                 Fellow

Judith Richards Hope                 Fellow

Richard A. Smith                     Fellow

Henry Rosovsky                       Fellow

Margaret H. Marshall                 Vice President and General Counsel

Sally Zeckhauser                     Vice President for Administration

Fred L. Glimp                        Vice President of Alumni Affairs and
                                       Development

Allen J. Proctor                     Vice President for Finance

James H. Rowe                        Vice President of Government,
                                       Community and Public Affairs


IV.          Directors of Phemus

                                           Present Principal
     Name                                     Occupation
     ----                                  -----------------

Jack R. Meyer                        President, Harvard Management Company, Inc.

Verne O. Sedlacek                    Chief Financial Officer, Harvard Management
                                       Company, Inc.

Michael R. Eisenson                  President and Chief Executive Officer,
                                       Harvard Private Capital Group, Inc.





                             Page 168 of 170 Pages

MAXXV.         Executive Officers of Phemus


                                           Office/Position
     Name                                    with Harvard
     ----                                  ---------------

Michael R. Eisenson                  President

Verne O. Sedlacek                    Treasurer

Jack R. Meyer                        Vice President

John M. Sallay                       Vice President

Michael Thonis                       Vice President

Tami E. Nason                        Clerk

Kathryn S. Rowe                      Assistant Clerk



                             Page 169 of 170 Pages

                                    Signature


         After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  June __, 1995


PHEMUS CORPORATION


     /s/ Verne O. Sedlacek
By:  ---------------------------
     Name:  Verne O. Sedlacek
     Title: Treasurer


PRESIDENT AND FELLOWS OF HARVARD COLLEGE


     /s/ Verne O. Sedlacek
By:  ---------------------------
     Name:  Verne O. Sedlacek
     Title: Authorized Signatory


HARVARD YENCHING INSTITUTE


     /s/ Verne O. Sedlacek
By:  ---------------------------
     Name:  Verne O. Sedlacek
     Title: Authorized Signatory







                             Page 170 of 170 Pages